Filed Pursuant to Rule 424(b)(3)

PROSPECTUS Registration No. 333-260530

VINTAGE WINE ESTATES, INC.

5,977,957 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (each a “Selling Stockholder” and collectively, the “Selling Stockholders”), or their permitted transferees, of up to 5,977,957 shares of common stock.

The Selling Stockholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of our common stock. We will bear all costs, expenses and fees in connection with the registration of our common stock. The Selling Stockholders will bear all commissions, discounts and certain other limited expenses, if any, attributable to their respective sales of our common stock.

Our registration of the securities covered by this prospectus does not necessarily mean that the Selling Stockholders will offer or sell any of the securities. The Selling Stockholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell the shares in the section entitled “Plan of Distribution.”

Our common stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “VWE.” On November 21, 2023, the last reported sales price of our common stock on Nasdaq was $0.55 per share.

We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 4 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 21, 2023

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. The Selling Stockholders may use the shelf registration statement to sell up to an aggregate of 5,977,957 shares of common stock from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Stockholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the shares of common stock being offered and the terms of the offering.

We will not receive any proceeds from the sale by the Selling Stockholders of the securities offered by them described in this prospectus. A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

We and the Selling Stockholders have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectus we have prepared. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

References to a fiscal year refer to our fiscal year ended June 30 of the specified year.

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SELECTED DEFINED TERMS

As used in this prospectus, unless otherwise noted or the context otherwise requires:

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“2021 Plan” means the Company’s 2021 Omnibus Incentive Plan, as amended;
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“BCAC” means Bespoke Capital Acquisition Corp., a British Columbia corporation and predecessor to VWE;
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“common stock” means the common stock, no par value per share, of Vintage Wine Estates, Inc., a Nevada corporation;
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“domestication” means the change of jurisdiction of incorporation of BCAC from the Province of British Columbia to the State of Nevada under Section 92A.270 of the NRS;
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“effective time” means the time at which the merger became effective;
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“Exchange Act” means the Securities Exchange Act of 1934, as amended;
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“GAAP” means accounting principles generally accepted in the United States of America;
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“Legacy VWE” means Vintage Wine Estates, Inc., a California corporation;
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“Major Investors” means the Sponsor, the Roney Investors, the Rudd Investors and the Sebastiani Investors;
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“Nasdaq” means The Nasdaq Stock Market LLC;
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“NRS” means the Nevada Revised Statutes;
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“Roney Investors” means the Roney Trust and Sean Roney;
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“Roney Trust” means the Patrick A. Roney and Laura G. Roney Trust;
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“Rudd Investors” means the Rudd Trust and the SLR Trust;
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“Rudd Trust” means Marital Trust D under the Leslie G. Rudd Living Trust U/A/D 3/31/1999, as amended (as successor to the Leslie G. Rudd Living Trust U/A/D 3/31/1999, as amended);
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“Sebastiani Investors” means Sonoma Brands II, L.P., Sonoma Brands II Select, L.P., and Sonoma Brands VWE Co-Invest, L.P.;
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“SEC” means the United States Securities and Exchange Commission;
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“Securities Act” means the Securities Act of 1933;
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“SLR Trust” means the SLR Non-Exempt Trust U/A/D 4/21/2018 (as successor to the SLR 2012 Gift Trust U/A/D 12/31/2012);
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“Specified Investors” means the Sponsor and all holders of VWE capital stock, excluding Wasatch;
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“Sponsor” means Bespoke Sponsor Capital LP;
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“Sunset Date” means the date of the first annual meeting of shareholders of VWE that is held after the fifth anniversary of the effective date of the VWE articles of incorporation;
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“transactions” means the domestication, the merger and the other transactions contemplated by the transaction agreement;
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“transaction agreement” means the transaction agreement dated February 3, 2021, among BCAC, merger sub, Legacy VWE, the Sponsor, and Darrell D. Swank as the Seller Representative, as amended;
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“TSX” means the Toronto Stock Exchange;
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“VWE” means Vintage Wine Estates, Inc., a Nevada corporation (f/k/a Bespoke Capital Acquisition Corp.), and its consolidated subsidiaries; and
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“Wasatch” refers to any or all of Wasatch Microcap Fund, Wasatch Ultra Growth Fund and Wasatch Small Cap Growth Fund, as the context may require; as disclosed elsewhere herein, the first such fund owns common stock and is a party to the investor rights agreement for registration rights purposes, and the last two such funds purchased shares of common stock pursuant to the PIPE Investment.

Defined terms in the financial statements contained in this prospectus have the meanings given to them in the financial statements, unless otherwise defined therein.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements that are not strictly statements of historical fact constitute forward-looking statements, including, without limitation, statements under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business” and are often identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” “anticipate,” or “could” and similar expressions.

Forward-looking statements are not assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those expressed or implied by forward-looking statements include those under the heading “Risk Factors” of this prospectus, any applicable prospectus supplement and in subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q or other reports filed with the SEC.

Any forward-looking statement made by us in this prospectus is based only on information currently available to us and speaks only as of the date on which such statement is made. We undertake no obligation to publicly revise or update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

MARKET, RANKING AND OTHER INDUSTRY DATA

Market, ranking and other industry data used throughout this prospectus are based on reports of government agencies, published industry sources, and the good faith estimates of our management, which in turn are based on their knowledge and experience in the markets in which we operate. Data regarding the industry in which we compete and our market position and market share within our industry are inherently imprecise and subject to significant business, economic and competitive uncertainties beyond our control, but we believe they generally indicate size, position and market share within our industry. These estimates are based on information obtained from our customers, suppliers, trade and business organizations and other contacts in the markets in which we operate. While we are not aware of any misstatements regarding the data presented herein, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.” As a result, you should be aware that market, ranking and other similar industry data included in this prospectus, as well as estimates and beliefs based on that data, may not be reliable, and you are cautioned not to give undue weight to such data, estimates and beliefs. We cannot guarantee the accuracy or completeness of any such information contained in this prospectus.

NON-GAAP FINANCIAL MEASURES

In addition to our results determined in accordance with GAAP, we use Adjusted EBITDA and Adjusted EBITDA margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies. These metrics are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures.

Adjusted EBITDA is defined as earnings (loss) before interest, income taxes, depreciation and amortization, stock-based compensation expense, casualty losses or gains, impairment losses, changes in the fair value of derivatives, restructuring related income or expenses, and certain non-cash, non-recurring, or other items included in net income (loss) that we do not consider indicative of our ongoing operating performance. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenue.

For more information about how we use these non-GAAP financial measures in our business and the limitations of these measures, as well as a reconciliation of each of Adjusted EBITDA and Adjusted EBITDA margin as presented in this prospectus to the most directly comparable GAAP measure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Key Measures to Assess the Performance of Our Business - Non-GAAP Financial Measures.”

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This prospectus contains references to certain of our trademarks and service marks. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus may appear without the ®, SM or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names. It is not intended that any use or display of other companies’ trade names, trademarks or service marks implies a relationship with, or endorsement or sponsorship by, any other company.

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SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 3 and the financial statements and related notes included in this prospectus.

Unless the context otherwise requires, references in this prospectus to the “Company,” “VWE,” “Vintage Wine Estates” “we,” “us,” “our” and similar terms refer to Vintage Wine Estates, Inc., a Nevada corporation, and its consolidated subsidiaries.

The Company

Vintage Wine Estates, Inc. is a leading vintner in the United States (“U.S.”), offering luxury wines produced by our award-winning, heritage wineries, as well as several popular lifestyle wines. While we have approximately 40 brands, our key focus brands include Bar Dog, B.R. Cohn, Cameron Hughes, Cherry Pie, Firesteed and Kunde, many of which have achieved critical acclaim. VWE also produces hard cider, another form of wine, under the ACE Cider brand. Since our founding over 20 years ago, we have grown organically through brand creation as well as through acquisitions. This growth has enabled us to become the 14th largest wine producer based on cases of wine shipped. We sell over 2.2 million cases of wine annually through our Direct-to-Consumer and Wholesale segments, primarily in the U.S.

Our mission is to produce consistent quality in our luxury and lifestyle wines that are expressive and complex while offering a breadth of portfolio to a large base of consumers. Of note, we respect the ways people buy wine whether at our estate wineries, at retail, in restaurants, on the telephone, on the internet, on television or by mail.

Our Background

We were formed in 2019 as Bespoke Capital Acquisition Corp. (“BCAC”), a special purpose acquisition company incorporated under the laws of the Province of British Columbia. BCAC was organized for the purpose of effecting an acquisition of one or more businesses or assets by way of a merger, asset acquisition, share purchase, reorganization or other similar business combination involving BCAC.

On February 3, 2021, BCAC, VWE Acquisition Sub Inc., a wholly owned subsidiary of BCAC (“merger sub”), Vintage Wine Estates, Inc., a California corporation (“Legacy VWE”), Bespoke Sponsor Capital LP (the “Sponsor”), and Darrell D. Swank as the Seller Representative, entered into a transaction agreement (as amended, the “transaction agreement”). Following approval by the shareholders of BCAC and VWE and the satisfaction or waiver of other closing conditions, the transactions contemplated by the transaction agreement were consummated and closed on June 7, 2021 (the “Closing Date”).

Pursuant to the transaction agreement, on or prior to the Closing Date: (1) BCAC changed its jurisdiction of incorporation from the Province of British Columbia to the State of Nevada (the “domestication”); (2) merger sub merged with and into Legacy VWE (the “merger”) with Legacy VWE surviving the merger as a wholly owned subsidiary of BCAC; and (3) BCAC changed its name to Vintage Wine Estates, Inc. The domestication, the merger and the other transactions contemplated by the transaction agreement are collectively referred to herein as the “transactions.”

On February 3, 2021, prior to the execution of the transaction agreement, Wasatch (as defined below) acquired 956,618 shares of Legacy VWE Series A stock from former Legacy VWE) stockholders for an aggregate price of $28 million, which converted into shares of common stock upon closing of the transactions. In addition, in connection with the transactions, BCAC and the Selling Stockholders entered into subscription agreements for the sale and purchase, respectively, of 10.0 million shares of the Company’s common stock at $10.00 per share at the closing of the transactions for an aggregate amount of $100 million (the “PIPE Investment”). Such PIPE Investment shares were issued and sold to the Selling Stockholders on the Closing Date.

This prospectus relates to the offer and sale from time to time by the Selling Stockholders of up to 5,977,957 shares of common stock issued in the PIPE Investment.

Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, and have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. We expect to continue to take advantage of the benefits of the extended transition period, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. We expect to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and non-public companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the Jumpstart Our Business Startups Act (the “JOBS Act”). This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act and compliance with applicable laws, if, as an emerging growth company, we rely on such exemptions, we are not required to, among other things: (a) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"); (b) provide all of the compensation disclosures that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2026, (b) the last day of our fiscal year in which we had total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors,” which represent challenges that we face in connection with the successful implementation of our strategy and growth of our business.

Corporate Information

The mailing address of VWE’s principal executive office is 937 Tahoe Boulevard, Suite 210 Incline Village, Nevada 89451, and its telephone number is (877) 289-9463.

THE OFFERING

Issuer	Vintage Wine Estates, Inc.
Shares of common stock that may be offered and sold from time to time by the Selling Stockholders named herein or their permitted transferees	5,977,957
Shares of common stock outstanding	59,626,423 (as of November 7, 2023)
Use of Proceeds	We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders in this offering. See “Use of Proceeds.”
NASDAQ Global Market symbol	VWE’s common stock is listed on Nasdaq under the symbol “VWE.”
Risk factors

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 and the other information in this prospectus for a discussion of the factors you should consider carefully before you decide to invest in our common stock.

RISK FACTORS

In addition to the other information in this prospectus and our other filings with the SEC, you should carefully consider the risks and uncertainties described below, which could materially and adversely affect our business, financial condition and results of operations. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that affect us.

Risks Related to Our Operations

The strength of our reputation is critical to our success and may be adversely affected by contamination or other quality control issues or other factors outside of our control.

Our reputation as a premier producer of wine and spirits among our customers and the wine industry is critical to the success of our business and our growth strategy. The wine market is driven by a relatively small number of active and well-regarded wine critics within the industry who have disproportionate influence over the perceived quality and value of wines. If we are unable to maintain the actual or perceived quality of our wines and other alcoholic beverage products, or if our wines otherwise do not meet the subjective expectations or tastes of one or more of a relatively small number of wine critics, the actual or perceived quality and value of one or more of our wines could be harmed, which could negatively impact not only the value of that wine, but also the value of the vintage, the particular brand or our broader portfolio. The winemaking process is a long and labor-intensive process that is built around yearly vintages, which means that once a vintage has been released we are not able to make further adjustments to satisfy wine critics or consumers. As a result, we are dependent on our winemakers and tasting panels to ensure that our wine products meet our exacting quality standards.

Any contamination or other quality control issue could have an adverse effect on sales of the impacted wine or our broader portfolio of winery brands. If any of our wines become unsafe or unfit for consumption, cause injury or are otherwise improperly packaged or labeled, we may have to engage in a product recall and/or be subject to liability and incur additional costs. A widespread recall, multiple recalls, or a significant product liability judgment against us could cause our wines to be unavailable for a period of time, depressing demand and our brand reputation. Even if a product liability claim is unsuccessful or is not fully pursued, any related negative publicity could harm our reputation with existing and potential customers and accounts, as well as our corporate and individual winery brands image in such a way that current and future sales could be diminished. In addition, should a competitor experience a recall or contamination event, we could face decreased consumer confidence by association as a producer of similar products.

Additionally, third parties may sell wines or inferior brands that imitate our winery brands or that are counterfeit versions of our labels, and customers could confuse these imitation labels with our authentic wines. A negative consumer experience with an imitation or counterfeit wine could cause consumers to refrain from purchasing our brands in the future and damage our brand integrity. Any failure to maintain the actual or perceived quality of our wines could materially and adversely affect our business, results of operations and financial results.

Damage to our reputation or loss of consumer confidence in our wines for any of these or other reasons could result in decreased demand for our wines and could have a material adverse effect on our business, operational results and financial results, as well as require additional resources to rebuild our reputation, competitive position and winery brand strength.

The impact of U.S. and worldwide economic trends and financial market conditions could materially and adversely affect our business, liquidity, financial condition and results of operations.

We are subject to risks associated with adverse economic conditions in the U.S. and globally, including economic slowdown or recession, inflation, and the disruption, volatility and tightening of credit and capital markets. Unfavorable global or regional economic conditions could materially and adversely impact our business, liquidity, financial condition and results of operations. Recent events, including the COVID-19 pandemic, the military incursion by Russia into Ukraine, inflationary conditions and rising interest rates, have caused disruptions in the U.S. and global economy, and uncertainty regarding general economic conditions, including concerns about a potential U.S. or global recession may lead to decreased consumer spending on discretionary items, including wine. In general, positive conditions in the broader economy promote customer spending, while economic weakness generally results in a reduction of customer spending. Unemployment, tax increases, governmental spending cuts or a return to high levels of inflation could affect consumer spending patterns and purchases of our wines and other alcoholic beverage products. These conditions could also create or worsen credit issues, cash flow issues, access to credit facilities and other financial hardships for us and our suppliers, distributors, accounts and consumers. An inability of our suppliers, distributors and retailers to access liquidity could impact our ability to produce and distribute our wines. An inflationary environment can also increase our cost of labor, shipping, energy and other operating costs, which may have a material adverse impact on our financial results. Although interest rates have increased and are expected to increase further, inflation may continue. Further, increased interest rates could have a negative effect on the securities markets generally, which may, in turn, have a material adverse effect on the market price of our common stock.

We may not achieve some or all of the expected benefits of our cost reduction and revenue enhancing initiatives, and any future restructuring plans or changes in management may adversely affect our business.

We are implementing our Five-Point Plan which we believe will enable us to drive stronger earnings power, provide a sustainable foundation for future growth and allow us to continue as a leading vintner with a strong portfolio of affordable luxury brands by focusing on the plan's five priorities: (1) margin expansion, (2) cost reduction, (3) cash management, (4) monetizing assets, and (5) revenue growth. In 2024, our priorities under our Five-Point Plan are to deliver profitability, generate cash, and reduce debt. In order to meet these objectives our near-term goals are to simplify the business, reduce costs, improve production throughout our operations, focus on key brands, and pay down debt through the monetization of assets and reducing costs, among other things. We may not be able to obtain the benefits that we anticipate in connection with our Five-Point Plan, if at all, or any future restructuring plans. Furthermore, even if we are successful with our Five-Point Plan, we may not see the benefits of such efforts on our financial condition, results of operations and cash flows. Additionally, as a result of any future restructuring or changes in our management, we may experience a loss of continuity, loss of accumulated knowledge and/or inefficiency during transitional periods. Reorganization and restructuring can require a significant amount of management and other employees' time and focus, which may divert attention from operating and growing our business. There are also significant costs associated with restructuring or changes in management which can have a significant impact on our earnings and cash flow. If we implement a restructuring plan or have significant changes in management and fail to achieve some or all of the expected benefits from such plan or changes, it could have a material adverse effect on our competitive position, business, financial condition, results of operations and cash flows.

Consumer demand for wine and alcoholic beverages could decline, which could adversely affect our results of operations.

We rely on consumers’ demand for our wine and other products. Consumer demand may decline due to a variety of factors, including a general decline in economic conditions, changes in the spending habits of consumers generally, a generational or demographic shift in consumer preferences, increased activity of anti-alcohol groups, increased state or federal taxes on alcoholic beverage products and concerns about the health consequences of consuming alcoholic beverage products. Furthermore, our ability to effectively manage production and inventory is inherently linked to actual and expected consumer demand for our products, particularly given the long product lead time and agricultural nature of the wine business. Unanticipated changes in consumer demand or preferences could have adverse effects on our ability to manage supply and capture growth opportunities, and substantial declines in the demand for one or more of our product categories could harm our results of operations, financial condition and prospects.

We are subject to significant competition, which could adversely affect our profitability.

VWE’s wines compete for sales with thousands of other domestic and foreign wines. VWE’s wines also compete with other alcoholic beverages and, to a lesser degree, non-alcoholic beverages. As a result of this intense competition, we have been subject to, and may continue to be subject to, upward pressure on selling and promotional expenses. In addition, some of our competitors have greater access to financial, technical, marketing and public relations resources than we do. These circumstances could adversely impact our revenues, margins, market share and profitability.

Our wholesale operations and wholesale revenues largely depend on independent distributors whose performance and continuity is not assured.

Our wholesale operations and wholesale revenues depend largely on independent distributors whose performance and continuity is not assured. Our wholesale operations generate revenue from products sold to distributors, who then sell them to off-premise retail locations such as grocery stores, specialty and multi-national retail chains, as well as on-premise locations such as restaurants and bars. Sales to distributors are expected to continue to represent a substantial portion of our revenues in the future. A change in relationships with one or more significant distributors could harm our business and reduce sales. The laws and regulations of several states prohibit changes of distributors except under certain limited circumstances, which makes it difficult to terminate a distributor for poor performance without reasonable cause as defined by applicable statutes. Difficulty or inability with respect to replacing distributors, poor performance of major distributors or inability to collect accounts receivable from major distributors could harm our business. There can be no assurance that existing distributors and retailers will continue to purchase our products or provide our products with adequate levels of promotional support. Consolidation at the retail tier, among club and chain grocery stores can be expected to heighten competitive pressure to increase marketing and sales spending or constrain or reduce prices.

Direct-to-Consumer segment results of operations and revenues, which largely depend on wine club memberships, tasting rooms, and sales through televised programming and through the internet, could be adversely affected by a shift in consumer sentiment to purchase less wine through these channels.

We sell our wine and other merchandise in our Direct-to-Consumer Segment to consumers through wine club memberships, at wineries’ tasting rooms, through televised programming, and through the Internet. A shift in consumer sentiment to purchase less wine through these channels, or a significant decline in the volume of sales made to consumers through these channels, could have adverse effects on our results of operations and revenues for our Direct-To-Consumer Segment.

The loss or significant decline of sales to one or more of our more important distributors, marketing companies or retailers could have adverse effects on our results of operations, financial condition and prospects.

We derive significant revenue from distributors and marketing companies such as Deutsch Family Wine and Spirits, Republic National Distributing Company and Southern Glazer’s Wine & Spirits, and from retail business customers such as Costco, Albertson’s and Target. The loss of one or more of these customers, or significant decline in the volume of sales made to them, could have adverse effects on our results of operations, financial condition and prospects.

Decreases in brand quality ratings by important rating organizations could adversely affect our business.

Many of VWE’s brands are issued ratings by local or national wine rating organizations. In the wine industry, higher product ratings usually translate into greater demand and higher pricing. Although some VWE brands have been rated highly in the past, and VWE believes its farming and winemaking activities are of a quality to generate good ratings in the future, VWE has no control over ratings issued by third parties, which may or may not be favorable in the future. Significant or persistent declines in the ratings issued to VWE wines could have adverse effects on its business.

We may not be fully insured against catastrophic events and losses, which may adversely affect our financial condition.

A significant portion of our activities are in California and the Pacific Northwest, which regions are increasingly prone to seismic activity, landslides, wildfires, droughts, flooding and other natural disasters (collectively, “catastrophes”). Although VWE insures against catastrophes, including through our use of a wholly-owned captive insurance company and by carrying insurance to cover our own property damage, business interruption and certain production assets, we may not be fully insured against all catastrophes, the occurrence of which may (i) disrupt our operations, (ii) delay production, shipments and revenue and (iii) result in significant expenses to repair or replace damaged vineyards or facilities. Any disruption caused by a catastrophe could adversely affect our business, results of operations or financial condition.

If we are unable to protect our intellectual property rights, our ability to compete effectively in the market for our products could be negatively impacted.

The market for our products depends to a significant extent upon the goodwill associated with our trademarks and trade names. Our trademarks and trade names convey that the products we sell are "brand name" products. We believe consumers ascribe value to our brands. We own or license the material trademarks and trade names used in connection with the manufacturing, packaging, marketing and sale of our products. These rights prevent our competitors or new entrants to the market from using our valuable brand names. Therefore, trademark and trade name protection is critical to our business. Although most of our material intellectual property is registered in the United States, we may not be successful in asserting protection. In addition, third parties may assert claims against our intellectual property rights or claim that we have infringed on their intellectual property rights, and we may not be able to successfully resolve those claims. If we were to lose the exclusive right to use one or more of our intellectual property rights, the loss of such exclusive right could have a material adverse effect on our financial condition and results of operations.

In addition, other parties may infringe on our intellectual property rights and may thereby dilute the value of our brands in the marketplace. Brand dilution could cause confusion in the marketplace and adversely affect the value that consumers associate with our brands, which could negatively impact our business and sales. Furthermore, from time to time, we may be involved in litigation in which we are enforcing or defending our intellectual property rights, which could require us to incur substantial fees and expenses and have a material adverse effect on our financial condition and results of operations.

Health pandemics, epidemics or contagious diseases have disrupted, and could continue to disrupt, our operations, which could adversely affect our business and results of operations.

Our business could be adversely affected by a widespread outbreak of contagious disease, such as the global pandemic related to COVID-19 and its variants. The effects of the COVID-19 pandemic or other outbreaks, pandemics, epidemics or other contagious disease on our business could include disruptions to our operations and restrictions on our employees’ ability to travel in affected regions, as well as temporary closures of our tasting rooms and facilities of our suppliers, customers, or other vendors in our supply chain, which could impact our business, interactions and relationships with our customers, third-party suppliers and contractors, and results of operations. In addition, a significant outbreak of contagious disease in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could reduce the demand for our products and likely impact our results of operations.

New lines of business or new products and services could subject us to additional risks.

VWE may invest in new lines of business or may offer new products. There are risks and uncertainties associated with such efforts, particularly in instances where the markets are not fully developed or are evolving. In developing and marketing new lines of business and new products and services, VWE may invest significant time and resources. External factors, such as regulatory compliance obligations, competitive alternatives, lack of market acceptance and shifting consumer preferences, may also affect the successful implementation of a new line of business or a new product or service. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have adverse effects on VWE’s business, results of operations and financial condition.

We compete for skilled management and labor and our future success depends in large part on key personnel.

Our future success depends in large part on our ability to retain and motivate to a high degree our senior management team. Our ability to deliver high-quality products also depends on retaining and motivating proficient winemakers, grape growers and other skilled management and operations personnel. The loss of such personnel or a labor shortage could adversely affect our business and our ability to implement our strategy.

Risks Related to Litigation and Regulatory Proceedings

Litigation relating to alcohol abuse or the misuse of alcohol could adversely affect our business.

Increased public attention has been directed at the alcohol beverage industry, which we believe is due to concern over problems related to alcohol abuse, including drinking and driving, underage drinking and health consequences from the misuse of alcohol. Adverse developments in these or similar lawsuits or a significant decline in the social acceptability of alcohol beverage products that could result from such lawsuits could materially adversely affect our business.

We have been and may be named in litigation or regulatory proceedings, which could require significant management time and attention and result in significant liability and expenses, which could have an adverse impact on our financial condition.

We are and may in the future be, subject to various legal and regulatory proceedings, including class action litigation. It is inherently difficult to predict the outcome of these matters, and there can be no assurance that we will prevail in any proceeding or litigation. Legal and regulatory matters of any degree of significance could result in substantial cost and diversion of our efforts, which by itself could have a material adverse effect on our financial condition and operating results.

As disclosed in “Description of Business - Legal Proceedings,” purported securities class action lawsuits have been filed against the Company and certain current and former members of its management team, alleging that the defendants made material misstatements or omissions in certain of the Company's periodic reports filed with the SEC relating to, among other things, the Company’s business, operations, and prospects, including with respect to the Company’s inventory metrics and overhead burden. The lawsuits, which were consolidated into a single action, seek an unspecified amount of damages and an award of attorney’s fees, in addition to other relief. Additionally, the Company is involved in two disputes relating to an Asset Purchase Agreement (“APA”) and a related Non-Compete Agreement/Non-Solicitation Agreement (the “Non-Compete Agreement”) from a 2018 acquisition. Claimants collectively allege potential damages of approximately $3.0 million. The Company intends to vigorously defend itself against the claims. Failure to obtain a favorable resolution of the lawsuits could have a material adverse effect on our business, results of operations and financial condition. Currently, the amount of any such material adverse effect cannot be reasonably estimated. In addition, the ultimate costs associated with defending and resolving the lawsuits and the ultimate outcome cannot be predicted. These matters are subject to inherent uncertainties and the actual cost will depend upon many unknown factors and management’s view of these factors may change in the future. Defending against these and any future lawsuits and legal proceedings, regardless of their merit, may involve significant expense, be disruptive to our business operations and divert our management’s attention and resources. Negative publicity surrounding the legal proceedings may also harm our reputation, our stock price, and adversely impact our business and financial condition.

Risks Related to Our Production Activities

Increases in the cost, disruption of supply or shortage of energy could adversely affect our business.

Our production facilities use a significant amount of energy in their operations, including electricity, propane and natural gas. Increases in the price, disruption of supply or shortage of energy sources, which may result from increased demand, natural disasters, power outages or other causes could increase our operating costs and negatively impact our profitability. VWE has experienced increases in energy costs in the past, and energy costs could rise in the future. In addition, we incur costs in connection with the transportation and distribution of our materials and products. Higher fuel costs will result in higher transportation, freight, and other operating costs, which could significantly increase our production costs and, correlatively, decrease our operating margins and profit.

Various diseases, pests and certain weather conditions could affect quality and quantity of grapes.

Various diseases, pests, fungi, viruses, drought, floods, frosts and certain other weather conditions could affect the quality and quantity of grapes, decreasing the supply of our products and negatively impacting our operating results. Future government restrictions regarding the use of certain materials used in grape growing may increase vineyard costs and/or reduce production. We cannot guarantee that our grape suppliers will succeed in preventing disease in their existing vineyards or that we will succeed in preventing disease in our existing vineyards or future vineyards we may acquire. For example, Pierce’s disease is a vine bacterial disease spread by insects which kills grapevines for which there is no known cure. If our vineyards become contaminated with this or other diseases, operating results would decline, perhaps significantly.

If we are unable to obtain adequate supplies of grapes or other raw materials, or if there is an increase in the cost of such materials, or contamination to ingredients or products, our profitability and production of wine could be negatively impacted, which could materially and adversely affect our business, results of operations and financial condition.

We source our grapes from the vineyards that we own and control and from independent growers. Our production activities also require adequate supplies of other quality agricultural, raw and processed materials, including corks, glass bottles, barrels, winemaking additives and agents, water and other supplies. A shortage of, or contamination to grapes of the required variety and quality, or an inability to obtain a significant increase in the price of other requisite raw materials, could impair our ability to produce wines in the quantity and quality demanded by our customers and reduce our profitability. Our primary packaging materials include glass, aluminum, cardboard and corks. A shortage, inability to obtain or significant price increase would affect our distribution capabilities. Any such occurrences could adversely affect our business, results of operations and financial condition.

Drought, inclement weather or water right restrictions could reduce the amount of water available for use in our growing and production activities, which could materially and adversely affect our business, results of operations and financial condition.

Water supply and adequate rainfall are critical to the supply of grapes, other agricultural raw materials and generally our ability to operate our business. If climate patterns change or droughts occur, there may be a scarcity of water or poor water quality, and in some cases governmental authorities may have to divert water to other uses, which could affect production costs, consistency of yields or impose capacity constraints. VWE depends on enough quality water for operation of its wineries, as well as to irrigate its vineyards and conduct other operations. The suppliers of the grapes and other agricultural raw materials purchased by VWE also depend upon sufficient supplies of quality water for their vineyards and fields. Prolonged or severe drought conditions or restrictions imposed on irrigation options by governmental authorities could have an adverse effect on our business, results of operations and financial condition.

A decrease in the water supply or any water restrictions imposed on the Hopland facility could reduce the amount of water available for us in our production activities, which could decrease the ability of the Hopland facility to produce our products efficiently, and which could materially and adversely affect our business, results of operations and financial condition.

Water supply is critical to the operation of the Hopland facility. There may be a scarcity of available groundwater or poor water quality at the Hopland facility, and in some cases governmental authorities may have to divert water to other uses, which could affect the amount of water available for use at the Hopland facility. While we have improved the efficiency of our water usage and wastewater treatment at the Hopland facility in anticipation of the increased output from the new high-speed bottling line, any decrease in the supply of water available to the Hopland facility could lead to increased production costs, decreased efficiency and lower margins. Prolonged or severe drought conditions or restrictions imposed on water usage by governmental authorities could have an adverse effect on the expected benefits from the Hopland facility, our business, results of operations and financial condition.

Impacts from climate change and related government regulations may adversely affect our financial condition.

Our business depends upon agricultural activity and natural resources. There has been much public discussion related to concerns that carbon dioxide and other greenhouse gases in the atmosphere may have an adverse impact on global temperatures, weather patterns, and the frequency and severity of extreme weather and natural disasters. Severe weather events and natural disasters, such as our experiences with drought, flooding, and/or wildfires in California, Oregon, or Washington, and climate change may negatively affect agricultural productivity in the regions from which we presently source our various agricultural raw materials or the energy supply powering our production facilities. Decreased availability of our raw materials may increase our cost of product sold. Severe weather events and natural disasters or changes in the frequency or intensity of weather events or natural disasters can also impact product quality and disrupt our supply chains, which may affect production operations, insurance cost and coverage, as well as delivery of our products to wholesalers, retailers, and consumers. Natural disasters such as severe storms, floods, and earthquakes may also negatively impact the ability of consumers to purchase our products.

We may experience significant future increases in the costs associated with environmental regulatory compliance, including fees, licenses, and the cost of capital improvements for our operating facilities to meet environmental regulatory requirements. In addition, we may be party to various environmental remediation obligations arising in the normal course of our business or relating to historical activities of businesses we acquire. Due to regulatory complexities, governmental or contractual requirements, uncertainties inherent in litigation, and the risk of unidentified contaminants in our current and former properties, the potential exists for remediation, liability, indemnification, and other costs to differ materially from the costs that we have estimated. We may incur costs associated with environmental compliance arising from events we cannot control, such as unusually severe droughts, floods, hurricanes, earthquakes, or fires, which could have a material adverse effect upon our business, liquidity, financial condition, and/or results of operations.

Risks Related to Information Technology ("IT") and Cybersecurity

A failure or cybersecurity breach of one or more of our key IT systems, networks, processes, associated sites or service providers could have a material adverse impact on business operations, and if the failure is prolonged, our financial condition.

We rely on IT systems, networks, and services, including internet sites, data hosting and processing facilities and tools, hardware (including laptops and mobile devices), software and technical applications and platforms, some of which are managed, hosted, provided and used by third parties or their vendors, to assist us in the operation of our business. The various uses of these IT systems, networks and services include, but are not limited to: hosting our internal network and communication systems; tracking bulk wine; supply and demand; planning; production; shipping wines to customers; hosting our winery websites and marketing products to consumers; collecting and storing customer, consumer, employee, stockholder, and other data; processing transactions; summarizing and reporting results of operations; hosting, processing and sharing confidential and proprietary research, business plans and financial information; complying with regulatory, legal or tax requirements; providing data security; and handling other processes necessary to manage our business.

Increased IT security threats and more sophisticated cybercrimes and cyberattacks, including computer viruses and other malicious codes, ransomware, unauthorized access attempts, denial of service attacks, phishing, social engineering, hacking and other types of attacks pose a potential risk to the security of our IT systems, networks and services, as well as the confidentiality, availability, and integrity of our data, and we have in the past, and may in the future, experience cyberattacks and other unauthorized access attempts to our IT systems. Because the techniques used to obtain unauthorized access are constantly changing and often are not recognized until launched against a target, we or our vendors may be unable to anticipate these techniques or implement sufficient preventative or remedial measures.

If we are unable to maintain and upgrade our system safeguards, we may incur unexpected costs and certain of our systems may become more vulnerable to unauthorized access. In the event of a ransomware or other cyberattack, the integrity and safety of our data could be at risk or we may incur unforeseen costs impacting our financial position. If the IT systems, networks or service providers we rely upon fail to function properly, or if we suffer a loss or disclosure of business or other sensitive information due to any number of causes ranging from catastrophic events, power outages, security breaches, unauthorized use or usage errors by employees, vendors or other third parties and other security issues, we may be subject to legal claims and proceedings, liability under laws that protect the privacy and security of personal information (also known as personal data), litigation, governmental investigations and proceedings and regulatory penalties, and we may suffer interruptions in our ability to manage our operations and reputation, competitive or business harm, which may adversely affect our business, results of operations and financial results. In addition, such events could result in unauthorized disclosure of material confidential information, and we may suffer financial and reputational damage because of lost or misappropriated confidential information belonging to us or to our employees, stockholders, customers, suppliers, consumers or others. In any of these events, we could also be required to spend significant financial and other resources to remedy the damage caused by a security breach or technological failure and the reputational damage resulting therefrom, to pay for investigations, forensic analyses, legal advice, public relations advice or other services, or to repair or replace networks and IT systems.

As a result of the growing normalization of hybrid and remote work, a greater number of our employees are working remotely and accessing our IT systems and networks remotely, which may further increase our vulnerability to cybercrimes and cyberattacks and increase the stress on our technology infrastructure and systems. Although we maintain cyber risk insurance, this insurance may not be sufficient to cover all of our losses from any future breaches or failures of our IT systems, networks and services.

Our failure to adequately maintain and protect personal information of our customers or our employees in compliance with evolving legal requirements could have a material adverse effect on our business.

We collect, use, store, disclose or transfer (collectively, “process”) personal information, including from employees and customers, in connection with the operation of our business. A wide variety of local and international laws as well as regulations and industry guidelines apply to the privacy and collecting, storing, use, processing, disclosure and protection of personal information and may be inconsistent among countries or conflict with other rules. Data protection and privacy laws and regulations are changing, subject to differing interpretations and being tested in courts and may result in increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions.

Compliance with applicable privacy and data protection laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms ensuring compliance. Our actual or alleged failure to comply with any applicable privacy and data protection laws and regulations, industry standards or contractual obligations, or to protect such information and data that we process, could result in litigation, regulatory investigations, and enforcement actions against us, including fines, orders, public censure, claims for damages by employees, customers and other affected individuals, public statements against us by consumer advocacy groups, damage to our reputation and competitive position and loss of goodwill (both in relation to existing customers and prospective customers) any of which could have a material adverse effect on our business, financial condition, results of operations, and cash flows. Additionally, if third parties that we work with, such as vendors or developers, violate applicable laws or our policies, such violations may also place personal information at risk and have an adverse effect on our business. Even the perception of privacy concerns, whether valid, may harm our reputation, subject us to regulatory scrutiny and investigations, and inhibit adoption of our wines by existing and potential customers.

Risks Related to Our Common Stock

We are currently not in compliance with the Nasdaq continued listing requirements. If we are unable to regain compliance with Nasdaq’s listing requirements, our securities could be delisted, which could affect our common stock’s market price and liquidity and reduce our ability to raise capital.

On September 13, 2023, VWE received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the closing bid price of our common stock for the last 30 consecutive business days, we no longer meet Nasdaq Listing Rule 5450(a)(1), which requires listed companies to maintain a minimum bid price of at least $1 per share.

Nasdaq Listing Rule 5810(c)(3)(A) provides a compliance period of 180 calendar days, or until March 11, 2024, in which to regain compliance with the minimum bid price requirement. If we evidence a closing bid price of at least $1 per share for a minimum of 10 consecutive business days during the 180-day compliance period, we will automatically regain compliance. In the event we do not regain compliance with the $1 bid price requirement by March 11, 2024, we may be eligible for consideration of a second 180-day compliance period. To qualify for this additional compliance period, the Company would be required to transfer the listing of the common stock to the Nasdaq Capital Market. To qualify, the Company must meet the continued listing requirement for the applicable market value of publicly held shares requirement and all other applicable initial listing standards for the Nasdaq Capital Market, with the exception of the minimum bid price requirement. In addition, the Company would also be required to notify Nasdaq of its intent to cure the minimum bid price deficiency.

If VWE fails to regain compliance with the Nasdaq continued listing standards, Nasdaq will provide notice that our common stock will be subject to delisting. We would then be entitled to appeal that determination to a Nasdaq hearings panel.

The notification letter has no immediate effect on the listing of our common stock on Nasdaq. We intend to continue monitoring the closing bid price of our common stock and consider our available options to regain compliance with Nasdaq Listing Rule 5450(a)(1) in the event the closing bid price of our common stock remains below $1 per share, including effecting a reverse stock split of our outstanding shares of common stock, subject to stockholder approval as described in the Company's definitive proxy statement filed with the SEC on October 30, 2023.

We cannot assure you that we will be able to regain compliance with Nasdaq listing standards. Our failure to continue to meet the minimum bid requirement would result in our common stock being delisted from Nasdaq. We and holders of our securities could be materially adversely impacted if our securities are delisted from Nasdaq. In particular:

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we may be unable to raise equity capital on acceptable terms or at all;
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we may lose the confidence of our customers, which would jeopardize our ability to continue our business as currently conducted;
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the price of our common stock will likely decrease as a result of the loss of market efficiencies associated with Nasdaq and the loss of federal preemption of state securities laws;
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holders may be unable to sell or purchase our securities when they wish to do so;
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we may become subject to stockholder litigation;
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we may lose the interest of institutional investors in our common stock;
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we may lose media and analyst coverage;
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our common stock could be considered a “penny stock,” which would likely limit the level of trading activity in the secondary market for our common stock; and
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we would likely lose any active trading market for our common stock, as it may only be traded on one of the over-the-counter markets, if at all.

Risks Related to Regulation of Our Business

VWE’s failure to obtain or maintain necessary licenses or otherwise comply with applicable laws and regulations could have adverse effects on its results of operations, financial condition and business.

A complex multi-jurisdictional regime governs alcoholic beverage manufacturing, distribution, sales, and marketing in the United States. The alcoholic beverages industry in which VWE operates is subject to extensive regulation by the Alcohol and Tobacco Tax and Trade Bureau (and other federal agencies), each state’s liquor authority, and potentially local authorities depending on location. These regulations and laws dictate such matters as licensing requirements, production, importation, ownership restrictions, trade, and pricing practices, permitted distribution channels, delivery, and prohibitions on sales to minors, permitted, and required labeling, and advertising and relations with wholesalers and retailers. These laws, regulations and licensing requirements may, and sometimes are, interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other legal mandates or with VWE’s business practices. Further, these laws, rules, regulations, and interpretations are constantly changing because of litigation, legislation, and agency priorities, and could result in increased regulation. VWE’s actual or asserted non-compliance with any such law, regulation or requirement could expose VWE to investigations, claims, litigation, injunctive proceedings and other criminal or civil proceedings by private parties and regulatory authorities, as well as license suspension, license revocation, substantial fines, and negative publicity, any of which could adversely affect VWE’s results of operations, financial condition, and business.

Failure to comply with environmental, health and safety laws and regulations would expose us to civil and criminal liability.

The laws and regulations concerning the environment, health and safety may subject us to civil liability for non-compliance or environmental pollution. Such laws may include criminal sanctions (including substantial penalties) for violations. Some environmental laws also include provisions imposing strict liability for the release of hazardous substances into the environment, which could result in VWE becoming liable for clean-up efforts without any negligence or fault on our part. Other environmental laws impose liability jointly and severally, which could expose us to responsibility for cleaning up environmental pollution caused by others.

In addition, some environmental, health and safety laws are applied retroactively such that they could impose liability for acts done in the past even if such acts were carried out in accordance with the law in force at the time. Civil or criminal liability under such laws could have adverse effects on our business, results of operations and financial condition.

We may also become subject to claims for personal injury or property damage arising from exposure to hazardous substances if personal injury or environmental contamination was ostensibly caused by activity at one of its production sites. Such legal proceedings could be instituted by private individuals or non-governmental organizations.

In addition, any expansion of our existing facilities or development of new vineyards or wineries, or any expansion of our business into new product lines or new geographic markets, may be limited by present and future environmental restrictions, zoning ordinances and other legal requirements.

New and changing environmental requirements, and new market pressures related to climate change, could materially and adversely affect our business, results of operations and financial results.

There has been significant public discussion related to concerns that carbon dioxide and other greenhouse gases in the atmosphere have an adverse impact on global temperatures, weather patterns and the frequency and severity of extreme weather and natural disasters. Federal regulations govern, among other things, air emissions, wastewater and stormwater discharges, and the treatment, handling and storage and disposal of materials and wastes. State environmental regulations and authorities intended to address and oversee environmental issues are largely state-level analogs to federal regulations and authorities intended to perform the similar purposes. We are subject to state and local environmental regulations that address a number of elements of our wine production process, including air quality, the handing of hazardous waste, recycling, water use and discharge, emissions and traffic impacts. Compliance with these and other environmental regulation requires significant resources. Continued regulatory and market trends towards sustainability may require or incentivize us to make changes to our current business operations. We may experience future increases in the costs associated with environmental regulatory compliance, including fees, licenses and the cost of capital improvements to meet environmental regulatory requirements. In addition, we may be party to various environmental remediation obligations arising in the normal course of our business or relating to historical activities of businesses we acquire. We cannot assure that our costs in relation to these matters will not have a material adverse effect on our business, results of operations and financial results.

A failure to comply with anti-corruption laws, trade sanctions and restrictions, or similar laws or regulations may have a material adverse effect on our business and financial results.

Some of the countries where we do business have a higher risk of corruption than others. While we are committed to doing business in accordance with all applicable laws, including anti-corruption laws and global trade restrictions, we remain subject to the risk that an employee, or one of our many direct or indirect business partners, may take action determined to be in violation of international trade, money laundering, anti-corruption, or other laws, sanctions, or regulations, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, or equivalent local laws. Because COVID-19 has negatively impacted numerous local economies, government intervention in local economies and businesses has increased, which has elevated the risk of and opportunity for corruption. Any determination that our operations or activities are not in compliance with applicable laws or regulations, particularly those related to anti-corruption and international economic or trade sanctions, could result in investigations, interruption of business, loss of business partner relationships, suspension or termination of licenses and permits (our own or those of our partners), imposition of fines, legal or equitable sanctions, negative publicity, and management distraction or departure. Further, our continued compliance with applicable anti-corruption, economic and trade sanctions, or other laws or regulations, and our other policies could result in higher operating costs, delays, or even competitive disadvantages.

Risks Related to Our Financial Condition

We have identified material weaknesses in our internal control over financial reporting, and if our remediation of such material weaknesses is not effective, or if we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.

In the course of our financial close process audits for the years ended June 30, 2023 and 2022 and 2021, we identified material weaknesses in our internal control over financial reporting. The Company also identified a material weakness during our quarter ending December 31, 2022 related to timely processes and controls as they relate to performing and concluding on impairment and other judgmental assessments related to certain contingencies. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified relate to our control environment based on the criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The material weakness related to control environment consists of an overall lack of a sufficient control environment to produce materially correct financial statements, including a lack of U.S. GAAP expertise for the types of transactions we have been involved in which resulted in the restatement of the Company’s condensed consolidated financial statements as of and for the interim periods ended September 30, 2022, December 31, 2022, and March 31, 2023. In addition, the material weakness in the control environment contributed to the following material weaknesses:

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Insufficient resources and expertise within the accounting and financial reporting department to review the accounting of complex financial reporting transactions and accounts and the implementation of new accounting pronouncements.
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We did not have effective business processes and controls to perform reconciliations and cut off procedures of balance sheet accounts on a timely basis, and we did not maintain proper documentation and supporting schedules over significant accounts.
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Ineffective controls over updating and distributing accounting policies and procedures such as those related to employee reimbursements across the organization.
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We recognized revenue incorrectly due to a lack of sufficient controls to identify and resolve errors if and when they occur, and a lack of sufficient documentation over the review of underlying data and reports used in the revenue accounting process.

If we are unable to remediate the identified material weaknesses or further implement and maintain effective internal control over financial reporting or disclosure controls and procedures, our ability to record, process and report financial information accurately, and to prepare financial statements within required time periods could be adversely affected. Further, if we are unable to conclude that our internal control over financial reporting is effective, or, if and when required, our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial statements, the market price of our common stock could be adversely affected, our common stock could become subject to delisting and we could become subject to litigation or investigations by the stock exchange or exchanges on which our securities are listed, the SEC or other regulatory authorities, any of which could require additional financial and management resources.

Furthermore, we cannot assure you that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to our material weaknesses in our internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of financial statements for prior periods.

Matters relating to or arising from the restatements and the associated material weaknesses identified in our internal control over financial reporting, including adverse publicity, have caused us to incur significant legal, accounting and other professional fees and other costs, have exposed us to greater risks associated with other civil litigation, regulatory proceedings and government enforcement actions, have diverted resources and attention that would otherwise be directed toward our operations and implementation of our business strategy and may impact our ability to attract and retain customers, employees and vendors, any of which could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to obtain additional financing to fund the operations and growth of our business on terms favorable to us, or at all.

We may require additional financing to fund our operations or growth. The failure to secure additional financing could have a material adverse effect on our continued development or growth. Such financing may result in dilution to stockholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than our common stock, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect our business. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe that we have sufficient funds for current or future operating plans. There can be no assurance that financing will be available to us on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for us to operate its business or implement its growth plans.

The terms of the VWE credit facility may restrict our flexibility, and failure to comply with such terms would have a variety of adverse effects.

The VWE credit facility contains various covenants and restrictions that may, in certain circumstances and subject to carve-outs and exceptions, limit VWE’s ability to, among other things:

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create liens;

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make loans to third parties;
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incur additional indebtedness;
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make capital expenditures in excess of agreed upon amounts;
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merge or consolidate with another entity;
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dispose of its assets;
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make dividends or distributions to its shareholders;
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change the nature of its business;
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amend its organizational documents;
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make accounting changes; and
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conduct transactions with affiliates.

Under the VWE credit facility, VWE also is required to maintain compliance with a minimum fixed charge coverage ratio covenant (not less than 1.00:1.00) beginning with the fiscal quarter ending September 30, 2024.

As a result of the covenants and other restrictions contained in its credit facility, VWE is limited in how it may choose to conduct its business. VWE cannot guarantee that it will be able to remain in compliance with these covenants and other restrictions or be able to obtain waivers for noncompliance in the future. Failure to comply with the covenants and other restrictions contained in its debt instruments would likely have adverse effects on its financial condition and business by impairing its ability to continue financing its business.

Of particular significance, VWE could have repayments accelerated or be forced to repay immediately and in full any outstanding borrowings under its credit facility if it were to breach its covenants and not cure the breach, even if it could otherwise satisfy its debt service obligations. Also, if VWE were to experience a change of control, as defined in its credit facilities, it could be required to repay in full all loans outstanding thereunder, plus accrued interest and fees. For more information on the credit facilities of VWE, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Debt - Credit Facility.”

An aspect of VWE’s strategy may include acquisitions. If the liabilities VWE assumes as part of making any such acquisitions are greater than anticipated, VWE’s financial results could be adversely affected.

When VWE acquires the equity, i.e., the stock of a corporation or the membership interests in a limited liability company, rather than the assets, of a target company, it also generally assumes the liabilities of the target company, which often include known, unknown, and contingent liabilities. VWE’s ability to accurately identify and assess the magnitude of these assumed liabilities may be limited by, among other things, the information available to VWE and the limited operating experience VWE has with these acquired businesses. If VWE is unable to accurately assess the scope of these liabilities or if these liabilities are neither probable nor estimable at the time of the acquisition, VWE’s projected financial results for the acquired company could be adversely affected. To the extent that VWE’s overall results of operations are affected by any of these events, the price of VWE common stock could decrease.

General Risk Factors

We may not successfully integrate business acquisitions.

Since inception, we have completed more than 30 acquisitions, and we have completed 8 acquisitions in the past 5 years. If we fail to accurately assess and successfully integrate any recent or future business acquisitions, we may not achieve the anticipated benefits, which could result in lower revenues, unanticipated operating expenses, reduced profitability and dilution of our book value per share. Successful integration of acquisitions involves many challenges, including:

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The difficulty of integrating acquired operations and personnel with our existing operations;
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Implementation or remediation of controls, procedures, and policies at the acquired company;
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Integration of the acquired company’s accounting and other administrative systems;
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The difficulty of developing and marketing new products and services;
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The diversion of our management’s attention as a result of evaluating, negotiating and integrating acquisitions;
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Our exposure to unforeseen liabilities of acquired companies; and
•
The loss of key employees of an acquired operation.

In addition, an acquisition could adversely impact cash flows and/or operating results, and dilute shareholder interests, for many reasons, including:

•
Charges to our income to reflect the impairment of acquired intangible assets, including goodwill;
•
Contingent consideration payments;
•
Agreements to provide indemnification for certain potential liabilities;
•
Interest costs and debt service requirements for any debt incurred in connection with an acquisition or new business venture; and
•
Any issuance of securities in connection with an acquisition or new business venture that dilutes or lessens the rights of our current shareholders.

If the integration of any or all of our acquisitions or future acquisitions is not successful, it could have a material adverse impact on our operating results and stock price.

Our future business acquisition efforts may not be successful, which may limit our growth or adversely affect our results of operations, and financing of any future acquisitions could result in shareholder dilution and/or increase our leverage.

There can be no assurance that VWE will be able to identify, consummate and successfully integrate business combinations. If we identify an appropriate acquisition candidate, we may not be able to successfully negotiate terms or finance the acquisition. If economic downturns or other matters of national or global concern continue for an extensive period of time or recur, our ability to pursue and consummate potential acquisitions could be materially adversely affected. In addition, to successfully complete targeted acquisitions, we may issue additional equity securities that could dilute our stockholders’ ownership, or we may incur additional debt, which could increase our leverage and our risk of default under our existing Credit Facility. If we fail to successfully acquire businesses, our growth and results of operations could be materially and adversely affected.

VWE is an emerging growth company and can offer no assurance that the reduced reporting requirements applicable to emerging growth companies will not make its shares less attractive to investors.

VWE is an emerging growth company as defined in the JOBS Act. For as long as VWE continues to be an emerging growth company, it may take advantage of exemptions from various reporting requirements that apply to public companies other than emerging growth companies, including exemption from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. VWE will remain an emerging growth company until the earlier of (1) the date (a) December 31, 2026, (b) on which VWE has total annual gross revenue of at least $1.235 billion, or (c) on which VWE is deemed to be a large accelerated filer, which means the market value of shares of VWE’s common stock that are held by non-affiliates exceeds $700 million as of the prior December 31st, and (2) the date on which VWE has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

VWE can offer no assurance that investors will not find its common stock less attractive because VWE may rely on these exemptions. If some investors find such less attractive as a result, then there may be a less active trading market for such stock and its market price may be more volatile.

VWE will continue to incur significant expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

VWE, as a public company, faces significant legal, accounting, administrative and other costs and expenses. VWE also is a reporting issuer in all of the provinces and territories of Canada, other than Quebec. The Sarbanes-Oxley Act, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board (United States), and Nasdaq impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. In addition, expenses associated with public company reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or a significant deficiency in the internal control over financial reporting), then VWE could incur additional costs rectifying those issues, and the existence of those issues could adversely affect VWE’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance in such a situation. Risks associated with VWE’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require VWE to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

VWE is subject to financial reporting and other requirements that place increased demands on its accounting and other management systems and resources and for which VWE may not be adequately prepared.

VWE is subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404(a) of the Sarbanes-Oxley Act and similar legislation imposed on reporting issuers under Canadian law, as applicable. Section 404 requires annual management assessments of the effectiveness of VWE’s internal controls over financial reporting and, after VWE is no longer an “emerging growth company,” its independent registered public accounting firm may be required to express an opinion on the effectiveness of VWE’s internal controls over financial reporting. To the extent applicable, these reporting and other obligations will place significant demands on VWE’s management, administrative, operational, and accounting resources and will cause VWE to incur significant expenses. VWE is in the process of creating systems, implementing financial and management controls, reporting systems and procedures, and hiring additional accounting and finance staff. If VWE is unable to accomplish these objectives in a timely and effective manner, then its ability to comply with the financial reporting requirements and other rules that apply to public reporting companies could be impaired. Any failure to maintain effective internal controls could have adverse effects on our business, results of operations and stock price.

VWE’s management has limited experience operating a public company. This could lead to diversion of time otherwise spent on business operations and could necessitate the incurrence of additional costs to staff for regulatory expertise.

Although several of the directors of the Company have substantial public market experience, including our Chief Financial Officer whose appointment was effective in March 2022 and the interim Chief Executive Officer whose appointment was effective in February 2023, VWE’s other executive officers have limited experience in the management of a publicly traded company subject to significant regulatory oversight and reporting obligations under federal securities laws. VWE’s management team may struggle to manage VWE successfully or effectively as a public company. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of VWE. It is possible that VWE will be required to expand its employee base and hire additional qualified personnel, or engage additional outside consultants and professionals, to support its operations as a public company, increasing its operating costs in future periods.

The terms of the investor rights agreement, VWE’s organizational documents and Nevada law could inhibit a takeover that VWE shareholders might consider favorable.

Features of the investor rights agreement, the VWE articles of incorporation and bylaws and Nevada law will make it difficult for any party to acquire control of VWE in a transaction not approved by the VWE board of directors. These features include:

•
until the 2028 annual meeting of shareholders of VWE, the Roney Representative (which will be Patrick Roney, so long as he is alive) may designate five individuals (the “Roney Nominees”), the former Bespoke shareholders may designate two individuals (the “Bespoke Nominees”) and the VWE nominating committee may designate two individuals ("the Nominating Committee Nominees") in the slate of nominees recommended to VWE shareholders for election as directors at any annual or special meeting of the shareholders at which directors are to be elected, subject to certain terms and conditions;
•
the affirmative vote of shareholders holding at least 66-2/3% of the voting power of the issued and outstanding shares of capital stock of VWE will be required to amend or repeal certain provisions of the articles of incorporation and bylaws of VWE, including those relating to election, removal and replacement of directors, for five years following the closing of the transactions;
•
the ability of the board of directors to issue and determine the terms of preferred stock;
•
advance notice for shareholder proposals and nominations of directors by shareholders to be considered at VWE’s annual meetings of shareholders;
•
certain limitations on convening shareholder special meetings;
•
limiting the ability of shareholders to act by written consent; and
•
anti-takeover provisions of Nevada law.

These features may have an anti-takeover effect and could delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a VWE shareholder might consider in its best interest, including those attempts that might result in a premium over the market price of their common stock.

The VWE articles of incorporation provide that the Second Judicial District Court in the State of Nevada, located in Washoe County, Nevada will be the sole and exclusive forum for substantially all disputes between VWE and its shareholders, which could limit VWE shareholders’ ability to obtain a favorable judicial forum for disputes with VWE or its directors, officers or employees.

The VWE articles of incorporation provide that, unless VWE consents in writing to the selection of an alternative forum, the Second Judicial District Court, in and for the State of Nevada, located in Washoe County, Nevada, will, to the fullest extent permitted by law, be the exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of VWE, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of VWE to VWE or to its stockholders, or (iii) any action, suit or proceeding arising pursuant to any provision of the NRS or the VWE articles of incorporation or bylaws (as either may be amended and/or restated from time to time). Subject to the foregoing, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Such exclusive forum provision will not relieve VWE of its duties to comply with the federal securities laws and the rules and regulations thereunder, and its shareholders will not be deemed to have waived VWE’s compliance with such laws, rules and regulations.

The VWE articles of incorporation further provide that any person or entity purchasing or otherwise acquiring any interest in any VWE securities will be deemed to have notice of and consented to these provisions. Such articles provide that if any action whose subject matter is within the scope of clause (i), (ii) or (iii) above is filed in a court other than the courts in the State of Nevada (a “foreign action”) in the name of any stockholder, such stockholder will be deemed to have consented to (1) the personal jurisdiction of the state and federal courts in Nevada in connection with any action brought in any such court to enforce the provisions of such clause and (2) having service of process made upon any such stockholder’s counsel in the foreign action as agent for such stockholder. These exclusive forum provisions may limit a shareholder’s ability to bring an action, suit or proceeding in a judicial forum of its choosing for disputes with VWE or its directors, officers, employees or stockholders, which may discourage such actions, suits and proceedings. None of the aforementioned provisions of the VWE articles of incorporation will apply to suits to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

If a court were to find the exclusive forum provision contained in the VWE articles of incorporation to be inapplicable or unenforceable in an action, suit or proceeding, then VWE may incur additional costs associated with resolving such action, suit or proceeding in other jurisdictions, which could harm its business, results of operations, and financial condition. Even if VWE is successful in defending against such actions, suits and proceedings, litigation could result in substantial costs and be a distraction to management and other employee.

USE OF PROCEEDS

All of the shares of our common stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations together with our audited consolidated financial statements and our unaudited condensed consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “us,” “our” and the "Company” are intended to mean the business and operations of Vintage Wine Estates, Inc. ("VWE") and its consolidated subsidiaries.

This prospectus includes discussion of our results of operations and financial condition for fiscal year 2023 and fiscal year 2022 and year-over-year comparisons between fiscal year 2023 and fiscal year 2022, as well as our results of operations and financial condition for the three months ended September 30, 2023 and 2022 and related period-over-period comparisons. For discussion of our results of operations and financial condition pertaining to fiscal years 2022 and 2021 and year-over-year comparisons between fiscal year 2022 and fiscal year 2021, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2022.

The Company restated its unaudited quarterly financial data on October 13, 2023 for the periods ended September 30, 2022, December 31, 2022 and March 31, 2023. The following discussion gives effect to the restatement of our unaudited interim consolidated financial statements for the three months ended September 30, 2022.

Business Overview

Vintage Wine Estates, Inc. is a leading vintner in the United States ("U.S."), offering a collection of wines including luxury wines produced by award-winning, heritage wineries, as well as popular lifestyle wines. Our brands include Bar Dog, B.R.Cohn, Cherry Pie, Firesteed, Kunde, Cameron Hughes and many others. We also produce cider, under the ACE Cider brand. Since our founding over 20 years ago, we have grown organically through brand creation and acquisitions to become the 14th largest wine producer based on cases of wine shipped. We sell over 2.2 million cases annually, primarily in the U.S, to our Wholesale and DTC customers.

Our mission is to produce consistent quality in our luxury and lifestyle wines that are expressive and complex and provide a breadth of portfolio to impress a large base of consumers. Our team of experienced winemakers are driven to perfection and employ winemaking practices that reflect both our heritage and cutting-edge technology. Of note, we respect the ways people buy wine whether at our estate wineries, at retail, in restaurants, on the telephone, through eCommerce, on television or by mail. Our portfolio ranges in retail price from $10 to $150 per product. The majority of our wine portfolio is in the super premium to luxury segments which serve the largest numbers of wine consumers. We believe that sales of our wines are benefiting from the premiumization trend to upgrade into luxury, but still reasonably priced, wines.

Our strategy is focused on driving growth with our wine brands. In addition to marketing our own brands, we provide production and bottling services, producing proprietary brands for major retail clients.

We have a large asset base of 2,400 owned and leased acres located in the premier wine growing regions of the U.S. These properties extend from the Central Coast of California to storied appellations in Napa Valley and Sonoma County, and north to Oregon and Washington. We obtain approximately half of the fruit for our wines from owned and leased vineyards, and use other sources, including independent growers and the spot wine market, for the remaining supply. Our facilities have the capacity to store over 10 million gallons of bulk product. In addition, we have a high-speed bottling facility which has the capacity to bottle over 13.5 million cases annually. Our excess bottling capacity is used primarily for bottling and fulfillment services offered to third parties on a contract basis. We operate 12 wineries that support 11 tasting rooms.

We have an omni-channel sales strategy, as of June 30, 2023, balanced between Direct-to-Consumer ("DTC"), 29.4% of sales, Wholesale, 30.6% of sales and Business-to-Business ("B2B") at 40.0% of sales. For the three months ended September 30, 2023, DTC, Wholesale and B2B sales were 24.6%, 26.1% and 49.3%, respectively. Our DTC segment was an early stage-setter in the wine industry and includes tasting rooms, wine clubs and ecommerce, including our digitally-native brand Cameron Hughes.

Since inception, we have completed more than 30 acquisitions. We generally acquire the brands and inventories of a targeted business, eliminating redundant corporate overhead. We then integrate the acquired assets into our highly efficient production, distribution and omni-channel selling networks, increasing the sales and margins of the acquired business.

Our priorities under our Five-Point Plan in 2024 are to deliver profitability, generate cash, and reduce debt. In order to meet these objectives our near-term goals are to simplify the business, reduce costs, improve production throughout our operations, focus on key brands, and pay down debt through the monetization of assets and reducing costs, among other things.

Key Measures to Assess the Performance of our Business

We consider a variety of financial and operating measures in assessing the performance of our business, formulating goals and objectives and making strategic decisions. The key GAAP measures we consider are net revenues; gross profit; selling, general and administrative expenses; income from operations and cash flow from operations. The key non-GAAP measures we consider are Adjusted EBITDA and Adjusted EBITDA margin. We also monitor our case volume sold to help us forecast and identify trends affecting our growth.

Net Revenues

We generate revenue from our segments: Wholesale, B2B, and DTC. We recognize revenue from sales when obligations under the terms of a contract with our customer are satisfied. Generally, this occurs when the product is shipped and title passes to the customer and when control of the promised product or service is transferred to the customer. Our standard terms are free on board, or FOB, shipping point, with no customer acceptance provisions. Revenue is measured as the amount of consideration expected to be received in exchange for transferring products. We recognize revenue net of any taxes collected from customers, which are subsequently remitted to governmental authorities. We account for shipping and handling as activities to fulfill our promise to transfer the associated products. Accordingly, we record amounts billed for shipping and handling costs as a component of net sales and classify such costs as a component of costs of sales. Our products are generally not sold with a right of return unless the product is spoiled or damaged. Historically, returns have not been significant to us.

Gross Profit

Gross profit is equal to net revenues less cost of sales. Cost of sales includes the direct cost of manufacturing, including direct materials, labor and related overhead, inventory reserves, and physical inventory adjustments, as well as inbound and outbound freight and import duties.

Selling, General and Administrative Expenses

Selling, general and administrative expenses include expenses arising from activities in selling, marketing, warehousing, and administrative expenses. Other than variable compensation, selling, general and administrative expenses are generally not directly proportional to net revenues.

Income from Operations

Income from operations is primarily gross profit less selling, general and administrative expenses, impairment losses, gain or loss on sale of assets and amortization of intangible assets. Income from operations excludes interest expense, income tax expense, gains and losses related to interest rate swap agreements, gains and losses related to extinguishment of debt and other expenses, net. We use income from operations as well as other indicators as a measure of the profitability of our business.

Case Volumes

In addition to acquisitions, the primary drivers of net revenue growth in any period are attributable to changes in case volumes and changes in product mix and sales price. Case volumes represents the number of 9-liter equivalent cases of wine that we sell during a particular period. Case volumes are an important indicator of what is driving gross margin. This metric also allows us to develop our supply and production targets for future periods. B2B segment sales are not primarily related to case volumes, therefore the Company has elected to not report case volumes for this segment as it would not be indicative of the underlying performance of the business.

The following table summarizes 9-liter equivalent cases sold by the DTC and Wholesale segments:

	Three months ended September 30,
(in thousands)	2023	2022
DTC	76	99
Wholesale	449	539
Total case volume	525	638

DTC case volumes declined 23.2% primarily due to weakness in digital marketing sales. Wholesale case volumes declined 16.7% primarily due to timing of programming, lower sales of an externally managed brand, lower international sales and lower sales related to discontinued stock keeping units.

The following table summarizes 9-liter equivalent cases sold by the DTC and Wholesale segments for the years ended:

	June 30,
(in thousands)	2023	2022
DTC	361	408
Wholesale	1,897	1561
Total case volume	2,258	1,969

Case volumes were up 14.7% for the year ended June 30, 2023 driven by volume increases in the Wholesale segment, which was partially offset by a decrease in the DTC segment. Wholesale volumes grew 76.9% for the year ended June 30, 2023 due to increased volumes of core brands as well as volumes associated with the acquisition of ACE Cider. DTC volumes were down 365.0% primarily driven by a decrease in volume from television sales.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we use Adjusted EBITDA and Adjusted EBITDA margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies. These metrics are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures. For a reconciliation of Adjusted EBITDA and Adjusted EBITDA margin to net income (loss) and net income (loss) margin, see "Non-GAAP Financial Measures" below.

Trends and Other Factors Affecting Our Business

Events, including, but not limited to, the military incursion by Russia into Ukraine, the Israel-Hamas war, inflationary conditions and rising interest rates have caused disruptions in the U.S. and global economy, and uncertainty regarding general economic conditions, including concerns about a potential U.S. or global recession may affect consumer spending on discretionary items, including wine. This uncertainty could affect our operating results.

There is a degree of seasonality in the growing cycles, procurement and transportation of grapes. The wine industry in general tends to experience seasonal fluctuations in revenues and net income. Typically, we have higher sales and net income during our second fiscal quarter (October through December) due to usual timing of holiday buying and lower sales and net income during our third quarter (January through March). We expect these trends to continue.

Our ability to fulfill the demand for wine is impacted by the availability of grapes. Climate change, agricultural and other factors, such as wildfires, disease, pests, extreme weather conditions, water scarcity, biodiversity loss and competing land use, impact the quality and quantity of grapes available to us for the production of wine from year to year. Our vineyards and properties, as well as other sources from which we purchase grapes, are affected by these factors. For example, the effects of abnormally high rainfall or drought in a given year may impact production of grapes, which can impact both our revenues and costs from year to year.

In addition, extreme weather events, such as wildfires can result in potentially significant expenses to repair or replace a vineyard or facility as well as impact the ability of grape suppliers to fulfill their obligations to us. Significant wildfires in California, Oregon and Washington, have historically engulfed the affected regions in smoke and flames. The long-term trend is that wildfires are increasing resulting from drought conditions. Drought conditions due to global climate change have increased the severity of destructive wildfires which have affected the U.S. grape harvest. When vineyards and grapes are exposed to smoke, it can result in an ashy, burnt, or smoky aroma, described as "smoke taint.” Industry grape suppliers have also experienced smoke and fire damage from the wildfires. Damage to our grape harvest and vineyards caused by the wildfires has impacted our revenues, costs of revenues and winery overhead for the years presented.

In relation to various events related to weather and wildfires, the Company received insurance and litigation proceeds of $2.3 million and $3.0 million in 2023 and 2022, respectively.

Results of Operations for the Three Months Ended September 30, 2023 and the Three Months Ended September 30, 2022

Total net revenue decreased $4.8 million to $73.3 million and gross profit decreased $4.8 million to $25.0 million for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. The decrease in nonwine net revenue is primarily related to the decrease in sales of bulk spirits. For the three months ended September 30, 2023, the unrealized gain on interest rate swap agreements is $9.4 million less than the prior period. In addition, the Company incurred expenses of approximately $1.0 million in professional fees during the three months ended September 30, 2023 for the restatements of the 2023 interim financial statements. These expenses were partially offset by the $0.8 million gain from the $1.3 million sale of the Tamarack building in July 2023. These factors resulted in a net loss of $15.1 million for the three months ended September 30, 2023 compared to net income of $1.5 million for the three months ended September 30, 2022.

Results of Operations for the Year Ended June 30, 2023 and the Year Ended June 30, 2022

Comparison of the years ended June 30, 2023 and 2022

	Year Ended June 30,		Dollar Change	Percent Change
	2023	2022
Net revenue
Wine, spirits and cider	$189,361	$208,019	$(18,658)	-9.0%
Nonwine	93,867	84,816	9,051	10.7%
	283,228	292,835	(9,607)	-3.3%
Cost of revenue
Wine, spirits and cider	138,043	150,834	(12,791)	-8.5%
Nonwine	60,009	53,088	6,921	13.0%
	198,052	203,922	(5,870)	-2.9%
Gross profit	85,176	88,913	(3,737)	-4.2%
Selling, general, and administrative expenses	118,431	96,978	21,453	22.1%
Amortization expense	7,257	5,948	1,309	22.0%
Goodwill impairment losses	145,958	-	145,958	nm
Intangible impairment losses	16,196	1,281	14,915	*
Loss (gain) on remeasurement of contingent liability	141	(3,415)	3,556	*
Gain on insurance and litigation proceeds	(2,290)	(3,000)	710	-23.7%
Gain on sale leaseback	-	(1,334)	1,334	nm
Loss on sale of assets	8,300	366	7,934	*
Loss from operations	(208,817)	(7,911)	(200,906)	*
Other income (expense)
Interest expense	(18,407)	(13,910)	(4,497)	32.3%
Net gain on interest rate swap agreements	6,343	22,578	(16,235)	-71.9%
Loss on modification or extinguishment of debt	(479)	-	(479)	nm
Other, net	(229)	(736)	507	-68.9%
Total other income (expense), net	(12,772)	7,932	(20,704)	*
Income (loss) before provision for income taxes	(221,589)	21	(221,610)	*
Income tax (benefit) provision	(31,360)	723	(32,083)	*
Net loss	(190,229)	(702)	(189,527)	*
Net loss attributable to the noncontrolling interests	(1,262)	(277)	(985)	*
Net loss allocable to common stockholders	(188,967)	(425)	(188,542)	*

nm indicates a percentage change that is not meaningful.

* Indicates an absolute value percentage change greater than 100.

Net Revenues

Net revenues for the year ended June 30, 2023 decreased $9.6 million, or 3.3%, to $283.2 million from $292.8 million for the year ended June 30, 2022. Wine, spirits and cider revenues for the year ended June 30, 2023 decreased $18.7 million, or 9.0%, to $189.4 million from $208.0 million for the year ended June 30, 2022. The decrease is primarily attributable to the discontinuation of a bottled spirits program that did not qualify as discontinued operations resulting in a $13.8 million decrease in sales, a decrease in bulk whiskey sales of $4.2 million, a decrease in wholesale revenues of $2.8 million and e-commerce revenues by $3.6 million primarily due to slower consumer discretionary spending. This was partially offset by an increase of $8.3 million related to the ACE Cider acquisition. Nonwine revenues for the year ended June 30, 2023 increased $9.1 million, or 10.7%, to $93.9 million from $84.8 million for the year ended June 30, 2022 as a result of custom production.

Gross Profit

Gross profit for the year ended June 30, 2023 decreased $3.7 million, or 4.2%, to $85.2 million, from $88.9 million for the year ended June 30, 2022. The decrease in gross profit was primarily attributable to an increase in cider costs and freight costs, which was partially offset by a decrease in wine and spirits costs.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses for the year ended June 30, 2023 increased $21.5 million, or 22.1%, to $118.4 million, from $97.0 million for the year ended June 30, 2022. The increase is primarily related to an increase in non-recurring expenses related to historic and unconsummated acquisitions of $5.3 million, an increase in payroll-related costs of $3.8 million, an increase in legal and audit fees of $3.6 million, and a $2.1 million increase from cost-cutting initiatives.

Goodwill and Intangible Impairment Losses

The Company recognized a non-cash impairment of goodwill of $146.0 million and intangible asset impairment of $16.2 million for the year ended June 30, 2023. See Note 6 of the Notes to Consolidated Financial Statements contained elsewhere in this prospectus for further discussion.

Loss on Sale of Assets

Loss on sale of assets for the year ended June 30, 2023 increased $7.9 million to $8.3 million from $0.4 million for the year ended June 30, 2022. As part of our simplification efforts, on June 29, 2023, the Company completed its sale of the assets of The Sommelier Company for a negligible amount of proceeds and an estimated earnout of $0.3 million. As a result of the sale, the Company recognized a loss on sale of assets of $9.7 million, of which $9 million was goodwill. The Company also sold Laetitia assets and incurred a loss of $4.5 million. These were partially offset by the Tenma Vineyard sale, in the quarter ended March 31, 2023, where we recognized a gain on the sale of assets of $6.1 million.

Loss from Operations

Loss from operations for the year ended June 30, 2023 was $208.8 million, an increase in loss of $200.9 million from a loss of $7.9 million for the year ended June 30, 2022. Along with the changes in selling, general, and administrative expenses, the increase was primarily driven by $146.0 million goodwill impairment charge, $16.2 million intangible impairment charge and $8.3 million loss from the sale of assets.

Other Income (Expense), Net

Total other expense, net, for the year ended June 30, 2023 was $12.8 million, an increase of $20.7 million from income of $7.9 million for the year ended June 30, 2022. Interest expense for 2023 was $18.4 million, an increase of $4.5 million reflecting increased rates resulting from debt refinancing that occurred in December 2022 and from the sale of interest rate swaps in March 2022. The increase is primarily attributable to a decrease in the net gain on interest rate swap agreements of $16.2 million compared to the prior year. See Note 10 and Note 11 of the Notes to Consolidated Financial Statements contained elsewhere in this prospectus for further discussion.

Income Tax Provision

Income tax benefit was $31.4 million for the year ended June 30, 2023 compared to income tax expense of $0.7 million for the year ended June 30, 2022. The income tax benefit in 2023 was primarily due to goodwill and intangibles impairment in pre-tax income. The income tax expense for the year ended June 30, 2022 was primarily due to changes in pre-tax income and non-deductible stock based compensation.

Segment Results

Our financial performance is classified into the following segments: Wholesale, B2B, and DTC. Our corporate operations, including centralized selling, general and administrative expenses are not allocated to the segments, as management does not believe such items directly reflect our core operations. However, we allocate re-measurements of contingent consideration and impairment of goodwill and intangible assets to our segments. Other than our long-term property, plant and equipment for wine tasting facilities, and customer lists, trademarks and trade names specific to acquired brands, our revenue-generating assets are utilized across segments. Accordingly, the foregoing items are not allocated to the segments and are not discussed separately as the results of any such measures that had a significant impact on operating results are already included in the consolidated results discussion above.

We evaluate the performance of our segments on income from operations, which management believes is indicative of operational performance and ongoing profitability. Management monitors income from operations to evaluate past performance and identify actions required to improve profitability. Income from operations assists management in comparing the segment performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect the core operations and, therefore, are not included in measuring segment performance. We define income from operations as gross margin less operating expenses that are directly attributable to the segment. Selling expenses that can be directly attributable to the segment are allocated accordingly.

Segment Results for the Three Months Ended September 30, 2023 and 2022

DTC Segment Results

	Three Months Ended September 30,		Dollar	Percent
(in thousands, except %)	2023	2022	Change	Change
Net revenues	$17,983	$19,992	$(2,009)	(10.0%)
Restructuring expenses	$63	$-	$63	n/m
(Loss) income from operations	$2,214	$1,969	$245	12.4%

(n/m) not meaningful

DTC net revenue for the three months ended September 30, 2023 decreased $2.0 million, or 10.0%, from the three months ended September 30, 2022. The decrease was primarily attributable to weakness in digital marketing sales and the impact of the sale of The Sommelier Company, offset by improvements in tasting rooms and wine clubs as well as the positive impact of price increases.

DTC income from operations for the three months ended September 30, 2023 increased $0.2 million, or 12.4%, from the three months ended September 30, 2022.

Wholesale Segment Results

	Three Months Ended September 30,		Dollar	Percent
(in thousands, except %)	2023	2022	Change	Change
Net revenue	$19,144	$23,987	$(4,843)	(20.2%)
Restructuring expenses	$2,289	$-	$2,289	n/m
(Loss) income from operations	$(1,293)	$2,288	$(3,581)	n/m

(n/m) not meaningful

Wholesale net revenue for the three months ended September 30, 2023 decreased $4.8 million, or 20.2%, from the three months ended September 30, 2022. Double-digit growth in core focus brands of Bar Dog, Cherry Pie and Firesteed, as well as low single-digit growth of Kunde, helped to offset the decrease that was primarily attributable to a decrease in revenues due to timing of programming, lower sales of an externally managed brand, lower international sales and lower sales related to discontinued stock keeping units. ACE cider sales were relatively unchanged while case volume was down 9%, reflecting the impact of pricing.

Wholesale income from operations for the three months ended September 30, 2023 decreased $3.6 million, or 156.5%, from the three months ended September 30, 2022. The increase in loss from operations was primarily attributable to costs related to restructuring expenses that totaled $2.3 million as well as declines in net sales.

B2B Segment Results

	Three Months Ended September 30,		Dollar	Percent
(in thousands, except %)	2023	2022	Change	Change
Net revenues	$36,148	$34,180	$1,968	5.8%
Income from operations	$4,898	$10,533	$(5,635)	(53.5%)

B2B net revenue for the three months ended September 30, 2023 increased $2.0 million, or 5.8%, from the three months ended September 30, 2022. The increase in net revenues was attributable primarily to increased private label sales of $7.2 million, which was partially offset by a decrease in sales of bulk distilled spirits of $4.4 million.

B2B income from operations for the three months ended September 30, 2023 decreased $5.6 million, or 53.5%, from the three months ended September 30, 2022. The decrease is primarily related to a decrease in operating income for bulk distilled spirits of $4.0 million.

Segment Results for the Years Ended June 30, 2023 and 2022

Wholesale Segment Results

	Year Ended June 30,		Dollar	Percent
(in thousands, except %)	2023	2022	Change	Change
Net revenue	$86,718	$83,913	$2,805	3.3%
(Loss) income from operations	$(130,475)	$3,031	$(133,506)	(4,404.7%)

Wholesale net revenues for the year ended June 30, 2023 increased by $2.8 million, or 3.3%, from the year ended June 30, 2022. The increase was attributable to $8.3 million in net revenues related to the ACE Cider acquisition which was mostly offset by slowing consumer discretionary spending trends at retail.

Wholesale income from operations for the year ended June 30, 2023 decreased by $133.5 million from the year ended June 30, 2022. The decrease was attributable primarily to goodwill and intangible assets impairments of $116.3 million and $12.6 million, respectively.

B2B Segment Results

	Year Ended June 30,		Dollar	Percent
(in thousands, except %)	2023	2022	Change	Change
Net revenue	$113,183	$113,835	$(652)	(0.6%)
Income from operations	$12,284	$17,751	$(5,467)	(30.8%)

B2B net revenues for the year ended June 30, 2023 decreased by $0.7 million, or 0.6% from the year ended June 30, 2022. Improved throughput in custom production and the contribution of Meier's for the full year helped to offset a $13.9 million decline related to a discontinued, less profitable bottled distilled spirits program and a $4.2 million reduction in bulk distilled spirits sales.

B2B income from operations for the year ended June 30, 2023 decreased by $5.5 million, or 30.8%, from the year ended June 30, 2022. The decrease was attributable primarily to goodwill and intangible assets impairments of $9.0 million and $0.3 million, respectively, which was partially offset by the benefit of a full year of Meiers revenue.

DTC Segment Results

	Year Ended June 30,		Dollar	Percent
(in thousands, except %)	2023	2022	Change	Change
Net revenue	$83,369	$92,201	$(8,832)	(9.6%)
(Loss) income from operations	$(18,286)	$15,995	$(34,281)	(214.3%)

DTC net revenues for the year ended June 30, 2023 decreased by $8.8 million, or 9.6%, from the year ended June 30, 2022. The decrease was primarily attributable to a decrease in sales in e-commerce, including telesales, and home shopping of approximately $7.0 million as well as a decrease in sales from tasting rooms & wine clubs of approximately $2.3 million.

DTC income from operations for the year ended June 30, 2023 decreased by $34.3 million, or 214.3%, from the year ended June 30, 2022. The decrease in income was primarily due to goodwill and intangible asset impairments of $20.7 million and $3.2 million, respectively, and a loss on sale of assets of $9.7 million.

Liquidity and Capital Resources

We are implementing our Five-Point Plan which we believe will enable us to drive stronger earnings power, provide a sustainable foundation for future growth and allow us to continue as a leading vintner with a strong portfolio of affordable luxury brands by focusing on the plan's five priorities: (1) margin expansion, (2) cost reduction, (3) cash management, (4) monetizing assets, and (5) revenue growth. In 2024, our priorities under our Five-Point Plan are to deliver profitability, generate cash, and reduce debt. In order to meet these objectives our near-term goals are to simplify the business, reduce costs, improve production throughout our operations, focus on key brands, and pay down debt through the monetization of assets and reducing costs, among other things.

We believe our existing balances of cash and cash equivalents, along with our cash flows from operations and credit facilities described below, provide sufficient funds for our business operations as well as capital expenditures and other capital requirements associated with our business operations over the next 12 months and thereafter for the foreseeable future.

Our ongoing operations have, to date, been funded by a combination of cash flow from operations, the Merger with BCAC, borrowings under our Credit Facility and other debt financing. As of June 30, 2023, we had cash and cash equivalents on hand of $18.2 million and borrowing capacity available under our Credit Facility. We had $303.3 million in total debt as of June 30, 2023, and the Company expects to repay $14.4 million in 2024. In addition, the Company has operating and finance lease liabilities of $38.8 million, including interest. Annual lease-related payments are estimated to be between $6 million and $7 million, including interest.

Our principal uses of cash have been to provide working capital, meet debt service requirements, fund capital expenditures and finance strategic plans, including acquisitions. We continuously reinvest in our properties and production assets. Our capital expenditures are expected to be $8 million - $10 million in 2024.

During 2022, the Company monetized certain assets, including existing hedging agreements, to generate cash. Under the terms of the Credit Facility, it is restricted from entering into certain investment agreements, including hedges. During 2023, the Company monetized assets, including property, plant and equipment, to decrease debt, and we expect to continue this in 2024.

We are implementing our Five-Point Plan which we believe will enable us to drive stronger earnings power, provide a sustainable foundation for future growth and allow us to continue as a leading vintner with a strong portfolio of affordable luxury brands by focusing on the plan's five priorities: (1) margin expansion, (2) cost reduction, (3) cash management, (4) monetizing assets, and (5) revenue growth. In 2024, our priorities under our Five-Point Plan are to deliver profitability, generate cash, and reduce debt. In order to meet these objectives our near-term goals are to simplify the business, reduce costs, improve production throughout our operations, focus on key brands, and pay down debt through the monetization of assets and reducing costs, among other things.

Indebtedness

Credit Facility

On December 13, 2022, we entered into a Second Amended and Restated Loan and Security Agreement (the “Second A&R Loan and Security Agreement”), which provides credit facilities totaling up to $458.4 million. These credit facilities consist of: (i) a term loan facility of $156.5 million maturing on December 13, 2027,(the “Term Loan Facility”), (ii) an accounts receivable and inventory revolving facility of $229.7 million (with a letter of credit sub-facility in the aggregate availability amount of $20.0 million maturing on December 13, 2027,(the “Revolving Facility”), (iii) an equipment loan facility of $4.2 million maturing on December 31, 2026, (the “Equipment Loan”), (iv) a capital expenditure facility of $15.2 million maturing on June 30, 2027 (the “Capex Facility”) and (v) a delayed draw term loan facility of $52.9 million maturing on December 13, 2027, (the “DDTL Facility”, and, together with the Term Loan Facility, the Revolving Facility, the Equipment Loan and the Capex Facility, the “Credit Facilities”). Outstanding balances under the Credit Facilities will bear interest at the rates specified in the Second A&R Loan and Security Agreement, which vary based on the type of Credit Facility and certain other conditions. Interest payments on the outstanding balances under any of the Credit Facilities will be due monthly, quarterly or bi-annually depending on the interest period selected by the Company. Principal payments, as specified in the Second A&R Loan and Security Agreement, will be due quarterly on all the Credit Facilities except for the Revolving Facility which is due at maturity.

The Second A&R Loan and Security Agreement contains customary representations and warranties, affirmative and negative covenants, including, amongst others, (i) a financial covenant with respect to a maximum debt to capitalization ratio of 0.60:1.00 through December 31, 2023, and stepping down to 0.575:1.00 for each quarter until March 31, 2024 and 0.55:1.00 for each quarter until December 31, 2024 and thereafter and (ii) a minimum fixed charge coverage ratio (based on trailing twelve-month EBITDA adjusted for capital expenditures, taxes and certain other items) of 1.10:1.00 measured on a rolling four quarter basis, provided that the minimum capital expenditure amount for purposes of calculating the fixed charge coverage ratio will increase by $175,000 per quarter until it reaches $1.5 million.

On May 9, 2023, we entered into an amendment to its Second A&R Loan and Security Agreement (described further in Note 12 of the Notes to Consolidated Financial Statements contained elsewhere in this prospectus) that adjusted the definition of certain financial covenants for the third quarter ended March 31, 2023 and the year ended June 30, 2023. As a result, the definition of Adjusted EBITDA (as defined in the Second A&R Loan and Security Agreement) as utilized in the fixed charge coverage ratio was modified to allow certain addbacks to Adjusted EBITDA.

On October 12, 2023, the Company entered into a fourth amendment to the Second Amended and Restated Loan and Security Agreement (the “Fourth Amendment”) by and among the Company, the Borrowers, the Lenders party thereto, and Agent. The Fourth Amendment, among other things: (i) waives certain existing events of default relating to the Company’s failure to comply with the financial covenants and financial reporting requirements set forth in the Credit Agreement for prior fiscal periods; (ii) reduces the aggregate revolving commitment and the aggregate delayed draw term loan commitment to $200,000,000 and $38,100,000, respectively; (iii) replaces the maximum debt to capitalization financial covenant with a minimum adjusted EBITDA financial covenant of not less than (1) $4,000,000 for the fiscal quarter ending September 30, 2023, (2) $17,000,000 for the two fiscal quarter period ending December 31, 2023, (3) $27,000,000 for the three fiscal quarter period ending March 31, 2024, (4) $34,000,000 for the four fiscal quarter period ending June 30, 2024, and (5) $35,000,000 for each four fiscal quarter period ending thereafter; (iv) adds a minimum liquidity covenant of $25,000,000 (or, for fiscal quarters ending in December, $15,000,000), which applies only for the fiscal quarters ending September 30, 2023 through and including December 31, 2024 (the “Covenant Modification Period”); (v) suspends the minimum fixed charge coverage ratio covenant for the fiscal quarters ending September 30, 2023 through and including June 30, 2024 and provides for a step-down of the minimum fixed charge coverage ratio to 1.00:1.00 for the remainder of the Covenant Modification Period; (vi) adds an equity cure right for the Company in the event of future breaches of the financial covenants; (vii) reduces revolver availability by (1) $15,000,000 during the months of February through September of each year and (2) $10,000,000 during the months of October through January of each year; (viii) suspends the exercise of incremental facilities during the Covenant Modification Period; (ix) restricts all permitted acquisitions during the term of the credit facilities, unless previously approved by the required Lenders; (x) increases in the applicable margin for all credit facilities to 3.00% for SOFR Loans and 2.00% for ABR Loans, which margins will step-up further if certain prepayments of the Term Loans are not made by certain dates prescribed in the Amendment; (xi) adds additional mandatory prepayments of (1) $10,000,000 by no later than March 31, 2024, (2) an additional $10,000,000 by no later than June 30, 2024 and (3) an additional $25,000,000 by no later than December 31, 2024; (xii) adds additional mandatory prepayments in the event that the Borrowers maintain a cash balance in excess of $20,000,000; (xiii) permits additional sales of certain real property with an aggregate appraised value of approximately $60,000,000, in addition to related personal property assets; and (xiv) adds certain additional reporting requirements to Agent and the Lenders.

As a result, as of the date hereof, the Company has received a waiver for certain events of default and is in compliance with its covenants contained in the Second A&R Loan and Security Agreement. Refer to Note 11 of the Notes to Consolidated Financial Statements contained elsewhere in this prospectus.

The Company anticipates using any of the proceeds of the credit facilities for working capital and general corporate purposes, purchases of real estate (including vineyards) and equipment and paying down outstanding balances on the credit facilities.

Cash Flows

Information about our cash flows, by category, is presented in our consolidated statements of cash flows and is summarized below:

	Year Ended June 30,
(in thousands)	2023	2022	Change
Operating activities	$(8,411)	$15,839	$(24,250)
Investing activities	$5,874	$(98,362)	$104,236
Financing activities	$(28,788)	$8,402	$(37,190)

Cash Flows Used in or Provided by Operating Activities

Net cash used in operating activities was $8.4 million for the year ended June 30, 2023 compared to net cash provided by operating activities of $15.8 million for the year ended June 30, 2022, representing a decrease of net cash provided of $24.3 million. The decrease in net cash provided was primarily attributable to the increase in net loss when compared to the prior year after a change in non-cash adjustments of $19.9 million, which was partially offset by a decrease in accounts receivable of $25.5 million compared to the prior year.

Cash Flows Provided by or Used in Investing Activities

Net cash provided by investing activities was $5.9 million for the year ended June 30, 2023, compared to net cash used in investing activities of $98.4 million for the year ended June 30, 2022, representing a decrease in net cash used of $104.2 million. Cash flows from investing activities are utilized primarily to fund acquisitions, capital expenditures for improvements to existing assets and other corporate assets. The decrease in net cash used was primarily attributable to a decrease in business acquisitions of $73.7 million, a decrease in capital expenditures of $10.6 million and proceeds from the sale of assets, which increased by $19.9 million.

Cash Flows Used in or Provided by Financing Activities

Net cash used in financing activities was $28.8 million for the year ended June 30, 2023 compared to net cash provided by financing activities of $8.4 million for the year ended June 30, 2022, representing a decrease of net cash provided of $37.2 million. The increase in cash used was primarily related to a $45.8 million increase in principal payments on debt and lines of credit and a decrease in proceeds from debt lines of credit of $14.1 million. This was partially offset by an increase in cash used to repurchase shares of the Company's common stock of $26.0 million.

The table below presents a summary of our sources and uses of cash for the three months ending:

	September 30,
(in thousands)	2023	2022	Change
Operating activities	$(4,451)	$1,988	$(6,439)
Investing activities	$(2,098)	$(3,454)	$1,356
Financing activities	$6,940	$(2,172)	$9,112

Cash Flows Used in or Provided by Operating Activities

Net cash used by operating activities was $4.5 million for the three months ended September 30, 2023 compared to net cash provided by operating activities of $2.0 million for the three months ended September 30, 2022, representing an increase in net cash used of $6.4 million, primarily related to the decrease in net income.

Cash Flows Provided by or Used in Investing Activities

Net cash used in investing activities was $2.1 million for the three months ended September 30, 2023, compared to net cash used in investing activities of $3.5 million for the three months ended September 30, 2022, representing a decrease in net cash used of $1.4 million. Cash flows from investing activities are utilized primarily to fund capital expenditures for new and improvements to existing assets and other corporate assets. The decrease in net cash used for the three months ended September 30, 2023, was attributable to an increase in proceeds from the sale of assets of $1.4 million in the current period.

Cash Flows Used in or Provided by Financing Activities

Net cash provided by financing activities was $6.9 million for the three months ended September 30, 2023 compared to net cash used of $2.2 million by financing activities for the three months ended September 30, 2022, representing an increase in net cash provided of $9.1 million, primarily due to an increase in net borrowings on the line of credit.

Non-GAAP Financial Measures

Adjusted EBITDA is defined as earnings (loss) before interest, income taxes, depreciation and amortization, casualty losses or gains, stock-based compensation expense, impairment losses, changes in the fair value of derivatives, and certain non-cash, non-recurring, or other items included in net income (loss) that we do not consider indicative of our ongoing operating performance. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by net revenues.

The following is a reconciliation of net loss to Adjusted EBITDA for the years presented:

	Year Ended June 30, 2023	Year Ended June 30, 2022
Net loss (GAAP Measure)	$(190,229)	$(702)
Interest expense	18,407	13,910
Income tax (benefit) provision	(31,360)	723
Depreciation expense	15,926	15,248
Amortization expense	7,257	5,948
Gain on insurance and litigation proceeds	(2,290)	(3,000)
Stock-based compensation expense	6,737	5,116
Goodwill and intangibles impairment	162,154	1,281
Net gain on interest rate swap agreements	(6,343)	(22,578)
Loss on sale of assets	8,300	366
Adjusted EBITDA (Non-GAAP Measure)	$(11,441)	$16,312
Net revenue	$283,228	$292,835
Net loss margin	-67.2%	-0.2%
Adjusted EBITDA margin (Non-GAAP Measure)	-4.0%	5.6%

The following is a reconciliation of net (loss) income attributable common stockholders to Adjusted EBITDA and net (loss) income attributable to common stockholders margin to Adjusted EBITDA margin for the periods presented:

	Three months ended
(in thousands)	September 30, 2023	September 30, 2022
Net (loss) income attributable to common stockholders (GAAP Measure)	$(15,058)	$1,532
Interest expense	$4,925	$3,381
Depreciation Expense	$4,131	$3,996
Restructuring expenses*	4,002	-
Amortization expense	1,636	1,811
Stock-based compensation expense	1,269	3,440
Income tax provision	244	1,474
Net loss (gain) on interest rate swap agreements	95	(9,327)
Gain on insurance and litigation proceeds	-	(530)
Gain on sale of assets	(797)	-
Adjusted EBITDA (Non-GAAP Measure)	$447	$5,777
Net revenues	$73,274	$78,080
Net Income (loss) attributable to common stockholders margin (GAAP Measure)	n/m	2.0%
Adjusted EBITDA margin (Non-GAAP Measure)	0.6%	7.4%

n/m - not meaningful

* Restructuring expenses are primarily comprised of employee severance and related benefit costs.

Adjusted EBITDA and Adjusted EBITDA margin are not recognized measures of financial performance under GAAP. We believe these non-GAAP measures provide analysts, investors and other interested parties with additional insight into the underlying trends of our business and assists these parties in analyzing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, which allows for a better comparison against historical results and expectations for future performance.

Management uses these non-GAAP measures to understand and compare operating results across reporting periods for various purposes including internal budgeting and forecasting, short and long-term operating planning, employee incentive compensation, and debt compliance. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms Adjusted EBITDA and Adjusted EBITDA margin are not calculated in the same manner by all companies, and accordingly, are not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA and Adjusted EBITDA margin should not be construed as an indicator of our operating performance in isolation from, or as a substitute for, net income (loss) and net income (loss) margin, which is defined as net income (loss) divided by net revenues, which are prepared in accordance with GAAP. We have presented Adjusted EBITDA and Adjusted EBITDA margin solely as supplemental disclosure because we believe it allows for a more complete analysis of our results of operations. In the future, we may incur expenses such as those added back to calculate Adjusted EBITDA. Our presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed as an inference that our future results will be unaffected by these items.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our consolidated financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and the disclosure of contingent assets and liabilities in our consolidated financial statements. We base our estimates on historical experience, known trends and events, and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates. As a result of adopting Accounting Standards Codification ("ASC") 842 effective July 1, 2022, there have been material changes to our lease accounting policies during the year ended June 30, 2023, which are described in Note 1 of the Notes to Consolidated Financial Statements included elsewhere in this prospectus.

While our significant accounting policies are described in more detail in Note 1 to our audited consolidated financial statements for the fiscal year ended June 30, 2023 and Note 1 to our unaudited condensed consolidated financial statements for the three months ended September 30, 2023, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

We recognize revenue from the sale of wine, spirits and cider, including private label wines, to wholesale distributors and to consumers. We also recognize revenue from custom winemaking and production services, grape and bulk sales, private events held at our winery estates and storage services, as well as the sale of other merchandise and services.

We recognize revenue when control of promised goods or services is transferred to a customer in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To determine revenue recognition for our arrangements, we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. We recognize revenue when obligations under the terms of a contract with our customer are satisfied. Generally, this occurs when the product is shipped, and title passes to the customer, and when control of the promised product or service is transferred to the customer. Our standard terms are free on board (“FOB”) shipping point, with no customer acceptance provisions. Revenue is measured as the amount of consideration expected to be received in exchange for transferring products. Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities. We account for shipping and handling as activities to fulfill our promise to transfer the associated products. Accordingly, we record amounts billed for shipping and handling costs as a component of net sales and classify such costs as a component of costs of sales. Our products are generally not sold with a right of return unless the product is spoiled or damaged. Historically, returns have not been significant to us.

Income Taxes

Deferred income taxes are determined using the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded when the expected recognition of a deferred income tax asset is considered to be unlikely.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. We recognize interest and penalties related to income tax matters as a component of income tax expense.

Inventories

Inventories of bulk and bottled wines and spirits and inventories of non-wine products and bottling and packaging supplies are valued at the lower of cost using the FIFO method or net realizable value. Costs associated with winemaking, and other costs associated with the manufacturing of products for resale, are recorded as inventory. Net realizable value is the value of an asset that can be realized upon the sale of the asset, less a reasonable estimate of the costs associated with either the eventual sale or the disposal of the asset in question. Inventories are classified as current assets in accordance with recognized industry practice, although most wines and spirits are aged for periods longer than one year.

Goodwill and Intangible Assets

The aggregate carrying amount of goodwill is zero as of June 30, 2023. Our intangible assets had an aggregate carrying amount of $39.0 million as of June 30, 2023.

We test our goodwill and indefinite-life intangible assets for impairment annually, or more frequently if events or circumstances indicate it is more likely than not that the fair value of a reporting unit or indefinite-life intangible asset is less than its carrying amount. Such events and circumstances could include a sustained decrease in our market capitalization, increased competition or unexpected loss of market share, increased input costs beyond projections (for example due to regulatory or industry changes), disposals of significant brands or components of our business, unexpected business disruptions (for example due to a natural disaster or loss of a customer, supplier, or other significant business relationship), unexpected significant declines in operating results, or significant adverse changes in the markets in which we operate. We test our reporting units for impairment by comparing the estimated fair value of each reporting unit to its carrying amount. We test indefinite-life intangible assets for impairment by comparing the estimated fair value of each indefinite-life intangible asset to its carrying amount. If the carrying amount of a reporting unit or indefinite-life intangible asset exceeds its estimated fair value, we record an impairment loss based on the difference between fair value and carrying amount, in the case of reporting units, not to exceed the associated carrying amount.

The Company has three operating segments: Wholesale, Direct-to-Consumer and Business-to-Business. We determined these three operating segments do not have components for which discrete financial information is available. The lowest level at which discrete financial information is available is at the operating segment level. Additionally, the components within each of the operating segments have similar long-term average gross margins, similar products, similar (shared) production processes, similar types of customers and similar (shared) distribution methods. Therefore, we concluded that our reporting units used for purposes of the goodwill impairment analysis are the same as our reportable segments.

Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions, estimates, and market factors. Estimating the fair value of individual reporting units and trademarks requires us to make assumptions and estimates regarding our future plans, as well as industry, economic, and regulatory conditions. These assumptions and estimates include estimated future annual net cash flows, income tax considerations, discount rates, growth rates, royalty rates, contributory asset charges, and other market factors. If current expectations of future growth rates and margins are not met, if market factors outside of our control, such as discount rates, change, or if management’s expectations or plans otherwise change, then one or more of our reporting units or intangible assets might become impaired in the future.

We generally utilize the discounted cash flow method under the income approach and the Guideline Public Company Method (“GPCM”) under the market approach to estimate the fair value of our reporting units. Some of the more significant assumptions used in estimating the fair values of the individual reporting units under both approaches include the estimated future annual net cash flows for each reporting unit (including net sales, cost of revenue, selling, general and administrative expenses, depreciation and amortization, working capital, and capital expenditures), income tax rates, long-term growth rates, and a discount rate that appropriately reflects the risks inherent in each future cash flow stream. We selected the assumptions used in the financial forecasts using historical data, supplemented by current and anticipated market conditions, estimated growth rates, management’s plans, and guideline companies.

During the second quarter of 2023, we identified a number of goodwill impairment indicators that led us to conclude that an impairment test on goodwill was required to determine if the fair values of certain reporting units were below their carrying values. The indicators included: revenue and earnings before income tax, depreciation and amortization ("EBITDA") falling short of projections, increases in certain operating costs including wine, freight and other supply chain items and the continued decline of the Company's stock price. As a result of the impairment testing, the Company determined that the goodwill in two of our reporting units - Wholesale and Business-to-Business, was impaired. The goodwill impairment charge reduced the carrying value and fully impaired goodwill in the Company's Wholesale and Business-to-Business reporting units by $116.3 million and $9.0 million, respectively.

During the fourth quarter of 2023, the Company performed its annual impairment assessment. Due to the continued decline of the Company's stock price, we elected to perform a quantitative assessment of goodwill for the Direct-to-Consumer reporting unit. Based on the quantitative assessment, the estimated carrying value of the Direct-to-Consumer reporting unit exceeded its fair value. As a result, we recognized a goodwill impairment of $20.7 million and fully impaired the goodwill of the reporting unit.

During 2022, we performed our annual goodwill impairment testing for all three reporting units. The estimated fair value of each reporting unit tested exceeded its carrying value.

We generally utilize the relief from royalty method under the income approach to estimate the fair value of our indefinite-lived intangible assets associated with trade names and trademarks. Some of the more significant assumptions used in estimating the fair values of the individual reporting units under both approaches include the estimated future annual net sales for each trademark, royalty rates (as a percentage of net sales that would hypothetically be charged by a licensor of the brand to an unrelated licensee), income tax considerations, long-term growth rates, and a discount rate that reflects the level of risk associated with the future cost savings attributable to the indefinite-life intangible asset. We selected the assumptions used in the financial forecasts using historical data, supplemented by current and anticipated market conditions, estimated product category growth rates, management’s plans, and guideline companies.

As noted above, the Company identified impairment indicators in the second quarter of 2023. As such, we performed a quantitative impairment test of our indefinite-lived intangibles. The Company evaluated its' winery use permits and determined that there was no evidence of impairment. Trade names and trademarks were also tested for impairment. Based on the analysis performed, the Company recorded an intangible asset impairment charge of $12.6 million, which consisted of $10.3 million related to Wholesale, $2.2 million related to Direct-to-Consumer and $0.1 million related to Business-to Business reporting units. The impairment was primarily related to Layer Cake trademarks ($4.1 million) and ACE trademarks ($3.7 million). The impairment loss arose due to a continued decline in Layer Cake volume and a lower royalty rate for assessing the ACE trademark given management's expectations.

The Company performed its annual impairment assessment in the fourth quarter of 2023, which included a quantitative impairment test of the our indefinite-lived intangibles. There was no evidence of impairment of the Company's winery use permits. Based on the analysis performed, the Company recorded an intangible asset impairment charge related to trade names and trademarks of $3.6 million, which consisted of $2.3 million related to Wholesale, $1.0 million related to Direct-to-Consumer and $0.3 million related to Business-to Business reporting units.

Assumptions used in impairment testing are made at a point in time and require significant judgment; therefore, they are subject to change based on the facts and circumstances present at each annual and interim impairment test date. Additionally, these assumptions are generally interdependent and do not change in isolation.

Definite-lived intangible assets, which consist primarily of customer relationships, are amortized on a straight-line basis over the estimated periods benefited. We review definite-lived intangible assets for impairment when conditions exist that indicate the carrying amount of the assets may not be recoverable. Such conditions could include significant adverse changes in the business climate, current-period operating or cash flow losses, significant declines in forecasted operations, or a current expectation that an asset group will be disposed of before the end of its useful life. We perform undiscounted operating cash flow analyses to determine if an impairment exists. When testing for impairment of definite-lived intangible assets held for use, we group assets at the asset group level which is lowest level for which cash flows are separately identifiable. Our asset groups are the same as our reporting units. If an impairment is determined to exist, the impairment loss is calculated as the amount by which the carrying amount of the asset group exceeds its fair value.

Refer to Note 6 of the Notes to Consolidated Financial Statements included elsewhere in this prospectus.

Business Combinations

We account for business combinations using the acquisition method, which requires that the total consideration for each of the acquired businesses be allocated to the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The excess of the purchase price over the fair values of these identifiable assets and liabilities is recorded as goodwill.

In determining the fair value of assets acquired and liabilities assumed in a business combination, we use the income approach to value our most significant acquired assets. Significant assumptions relating to our estimates in the income approach include base revenue, revenue growth rate net of client attrition, projected gross margin, discount rates, projected operating expenses and the future effective income tax rates. The valuations of our acquired businesses have been performed by a third-party valuation specialist under our management’s supervision. We believe that the estimated fair value assigned to the assets acquired and liabilities assumed are based on reasonable assumptions and estimates that marketplace participants would use. However, such assumptions are inherently uncertain and actual results could differ from those estimates. Future changes in our assumptions or the interrelationship of those assumptions may negatively impact future valuations. In future measurements of fair value, adverse changes in discounted cash flow assumptions could result in an impairment of goodwill or intangible assets that would require a non-cash charge to the consolidated statements of operations and may have a material effect on our financial condition and operating results.

Acquisition-related costs are not considered part of the consideration and are expensed as operating expenses as incurred. Contingent consideration, if any, is measured at fair value initially on the acquisition date as well as subsequently at the end of each reporting period until settlement at the end of the assessment period.

Stock-Based Compensation

Stock-based compensation provided to employees is recognized in the consolidated statement of operations and comprehensive income (loss) based on the grant date fair value of the awards. The fair value of restricted stock units is determined by the grant date market price of our common shares. The fair value of stock options is determined as of the grant date using the Black Scholes Model or the Monte Carlo simulation model. The determination of the grant date fair value of stock option awards granted is affected by a number of variables, including the fair value of the Company's common stock, the expected common stock price volatility over the life of the awards, the expected term of the stock option, risk-free interest rates and the expected dividend yield of the Company's common stock. Due to the Company's limited trading history since becoming a public company on June 7, 2021, the Company derived its volatility from the average historical stock volatilities of several peer public companies over a period equivalent to the expected term of the awards.

The compensation expense recognized for stock-based awards is net of estimated forfeitures and is recognized ratably over the service period of the awards. All income tax effects of stock-based awards are recognized in the consolidated statements of operations as awards vest or are settled. We classify stock-based compensation expense in selling, general and administrative ("SG&A") expenses in the consolidated statement of operations and comprehensive income (loss).

Emerging Growth Company Election

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, and have elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. We expect to continue to take advantage of the benefits of the extended transition period, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. We expect to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and non-public companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act and compliance with applicable laws, if, as an emerging growth company, we rely on such exemptions, we are not required to, among other things: (a) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002; (b) provide all of the compensation disclosures that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2026, (b) the last date of our fiscal year in which we had total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Recent Accounting Pronouncements

See Note 1 to the consolidated financial statements for the fiscal year ended June 30, 2023 included elsewhere in this prospectus for a discussion of recent accounting standards and pronouncements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

DESCRIPTION OF BUSINESS

Our Company

Vintage Wine Estates, Inc. (“VWE”, “we”, “us”, "our" or the "Company”) is a leading vintner in the United States ("U.S."), offering luxury wines produced by our award-winning, heritage wineries, as well as several popular lifestyle wines. While we have approximately 40 brands, our key focus brands include Bar Dog, B.R. Cohn, Cameron Hughes, Cherry Pie, Firesteed and Kunde, many of which have achieved critical acclaim. VWE also produces hard cider, another form of wine, under the ACE Cider brand. Since our founding over 20 years ago, we have grown organically through brand creation as well as through acquisitions. This growth has enabled us to become the 14th largest wine producer based on cases of wine shipped. We sell over 2.2 million cases of wine annually through our Direct-to-Consumer and Wholesale segments, primarily in the U.S.

Our mission is to produce consistent quality in our luxury and lifestyle wines that are expressive and complex while offering a breadth of portfolio to a large base of consumers. Our team of experienced winemakers are driven to perfection and employ winemaking practices that reflect both our heritage and cutting-edge technology. Of note, we respect the ways people buy wine whether at our estate wineries, at retail, in restaurants, on the telephone, on the internet, on television or by mail. Our portfolio ranges in retail price from $10 to $150 per product. The majority of our wine portfolio is in the super premium to luxury segments which serve the largest numbers of wine consumers. We believe that sales of our wines are benefiting from the premiumization trend to upgrade into luxury, but still reasonably priced, wines.

Our strategy is focused on driving growth with our wine brands. In addition to marketing our own brands, we provide production and bottling services, producing proprietary brands for major retail clients.

We have a large asset base of 2,556 owned and leased acres located in the premier wine growing regions of the U.S. These properties extend from the Central Coast of California to storied appellations in Napa Valley and Sonoma County, and north to Oregon and Washington. We obtain approximately half of the fruit for our wines from owned and leased vineyards, and use other sources, including independent growers and the spot wine market, for the remaining supply. Our facilities have the capacity to store over 10 million gallons of bulk product. In addition, we have a high-speed bottling facility which has the capacity to bottle over 13.5 million cases annually. Our excess bottling capacity is used primarily for bottling and fulfillment services offered to third parties on a contract basis. We operate 12 wineries that support 11 tasting rooms.

We have an omni-channel sales strategy balanced, as of June 30, 2023, between Direct-to-Consumer, 29.4% of sales, Wholesale, 30.6% of sales and Business-to-Business at 40.0% of sales. Our Direct-to-Consumer segment was an early stage setter in the wine industry and includes tasting rooms, wine clubs and ecommerce, including our digitally-native brand Cameron Hughes.

We report in three segments: Direct-to-Consumer (“DTC”), Business-to-Business (“B2B"), and Wholesale.

Our Background

Our core operations originated in 2000 when our founder, Pat Roney, and his since deceased business partner, acquired the Girard winery. VWE was named in 2007 with the acquisition of Windsor Vineyards, an early direct-to-consumer wine company. We continued to grow by adding brands through acquisition and by expanding organically. From inception, we have completed over 30 acquisitions, of which 5 were completed since going public in 2021.

In June 2021, we went public through a business combination (the "Merger") with Bespoke Capital Acquisition Corp. (“BCAC”), a special purpose acquisition corporation, which was formed in 2019 under the laws of the Province of British Columbia and organized for the purpose of effecting an acquisition of one or more businesses or assets by way of a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or any other similar business combination. As a result of the Merger and the related transactions, BCAC changed its jurisdiction of incorporation from the Province of British Columbia to the State of Nevada. BCAC changed its name to “Vintage Wine Estates, Inc.” and our core operations continued through our wholly-owned subsidiary Vintage Wine Estates, Inc., a California Corporation. We began trading on the Nasdaq under the ticker “VWE” effective with the business combination.

We are a Nevada corporation, headquartered in Incline Village, NV.

Our Five-Point Plan and Near-Term Goals

We have grown our business over more than 20 years, even through economic recessions. We believe we have built a solid foundation over that time, including our valuable asset base and key powerful brands. We were presented with several new challenges in 2023, such as supply chain constraints, freight challenges, intense inflation, rapidly increasing interest rates and labor shortages which significantly impacted profitability and liquidity in 2023. To address these issues, in the latter half of 2023, we implemented our Five-Point Plan which we believe will enable us to drive stronger earnings, provide a sustainable foundation for future growth and allow us to continue as a leading vintner with a strong portfolio of affordable luxury brands. We believe our Five-Point Plan will enable us to better scale and grow beyond 2024, which we anticipate will be a transition year for the Company.

Our Five-Point Plan is centered around five priorities: (1) margin expansion, (2) cost reduction, (3) cash management, (4) monetizing assets, and (5) revenue growth.

Our priorities under our Five-Point Plan in 2024 are to deliver profitability, generate cash, and reduce debt. In order to meet these objectives, our near-term goals are to:

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Simplify the business by eliminating less profitable SKUs (stock keeping units),
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Reduce costs by restructuring customer contracts to reduce freight costs,
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Improve our production by streamlining warehousing, marketing operations, and improving efficiencies for our mass custom bottling operations,
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Focus on key brands by:
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Maintaining and growing our leadership in our DTC segment by leveraging our heritage brands, such as Kunde and B.R. Cohn that have earned the esteem of consumers and also growing our digitally-native brand, Cameron Hughes,
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Creatively marketing our key brands of Bar Dog, Cherry Pie, Firesteed and select heritage brands for the Wholesale segment, and
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Utilizing our experience in winemaking and production to increase volume and generate greater efficiencies in custom production for our B2B segment, and
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Pay down debt through the monetization of physical assets and reducing costs.

To that end, we began restructuring the business in the first quarter of 2024 to expand margin through simplification and improved execution, measurably reduce costs, improve cash management, monetize assets, reduce debt and grow revenue of our key brands. As part of the Five-Point Plan, there was a reduction in force affecting approximately 25 roles, or 4% of the workforce, which is expected to increase the Company's annualized cost savings to approximately $6 million, including the impact of the actions taken in March 2023, which was a reduction in force of approximately 20 roles.

Sales and Marketing

We seek to grow our key brands by focusing resources to increase penetration within existing on-premise and off-premise retailers, sell into new retailers and distributors and further strengthen our strong direct-to-consumer marketing engine. As consumer shopping behaviors continue to evolve and change, we believe we are well positioned to continue to increase sales and conversions through our off-premise retailers’ digital channels as well as in popular delivery apps and services. As consumers have adapted to obtaining alcoholic beverages online, we believe our continued digital evolution will drive more return visitors to our sites and increase purchasing activity. Our unique and well-appointed tasting rooms continue to attract traffic. Wine club membership gains are driven by visitor traffic and extends our customers' relationship with our brands.

We believe that our existing arrangements with distributors also provide a scalable platform for us to introduce new products into the market and further expand our revenue and market share. The distribution market has experienced and continues to undergo significant consolidation. As a result, it is harder for newer or smaller wine and alcohol businesses to gain traction with major distributors, which limits their ability to get their products into the major wholesale and retail markets. We believe that our long-standing working relationships with the largest distributors and retailers—forged over many years—give us an advantage over newer and smaller competitors.

These powerful, long-standing relationships with national retailers and distributors, including Costco, Albertson’s, Target, Deutsch Family Wine and Spirits, Republic National Distributing Company, Southern Glazer’s Wine & Spirits and others, facilitates the distribution of our products to customers in as many locations as possible.

In November 2021, we added a ready-to-drink “RTD” product line with the acquisition of ACE Cider, The California Cider Company (“ACE Cider”). ACE Cider has a diverse and balanced product portfolio with award-winning, fruit-forward ciders featuring no artificial ingredients, less calories and significantly less sugar than the average hard cider. Among the fastest growing craft cider brands in the country, ACE produces over 100,000 barrels of cider annually. We believe ACE Cider complements our wine portfolio and adds diversity in the beverage alcohol line. Its products are distributed through the beer channel which provides a new growth opportunity for other RTD products.

Production and Capacity

We completed a $45.0 million investment in state-of-the-art technology upgrades to our Hopland production facility (previously referred to as Ray’s Station) in 2022. The upgraded facility, together with existing facilities, enable us to produce and ship over 13.5 million cases of wine per year and store over 3 million cases of wine. Located in Hopland, California, the facility contains areas for receiving grapes and bulk wine, as well as processing, fermenting and aging. The property also has bottling, laboratory facilities and offices.

We have also expanded our production capabilities and capacity with the acquisition of Meier's Wine Cellars, Inc., DBA Meier's Beverage Group (“Meier’s”), a leading producer, bottler, importer and marketer of specialty beverage alcohol and non-alcohol products.

We are one of a few vertically-integrated winery companies that has our own DTC pick-and-pack capabilities, that can provide per case cost savings. With the addition of Meier’s, we added a second warehouse facility in Cincinnati, Ohio.

The acquisition of ACE Cider added higher volume production capacity. Located in Sebastopol, California, ACE Cider has approximately 48,000 square feet of production, warehouse and office space.

Acquisitions and Divestitures

During 2022, we expanded our production and platform capabilities with the following acquisitions:

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Vinesse, LLC, a California limited liability company ("Vinesse"), on September 28, 2021, a direct-to-consumer platform company specializing in wine clubs that was founded in 1993. Vinesse had developed a long-time following by offering interesting boutique wines to a broad audience, making wine accessible and easy to love.
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ACE Cider, on November 16, 2021, known as The California Cider Company, was one of the first family-owned cider companies in the U.S. and among the fastest growing craft cider brands in the country. At the time of acquisition, ACE produced nearly 90,000 barrels of cider annually.
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Meier’s was acquired on January 18, 2022. It is primarily a business-to-business company that specializes in custom blending, contract storage, contract manufacturing, and private labeling for wine, beer, and spirits. Meier’s brought a bonded winery, brewery, and distilled spirits plant with processing, blending, and bottling capabilities for a broad variety of beverage alcohol and non-alcoholic products.

In 2023, we divested the following to monetize and streamline the portfolio:

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On December 15, 2022, the Company completed the sale of approximately 950 acres of Laetitia Vineyard and Winery's land and related vineyards for net cash proceeds of $8.7 million. Proceeds from the sale were used to reduce outstanding debt. VWE has retained the Laetitia winery as well as approximately 950 acres on which the Company grows sparkling varietals among others. Prior to the divestiture, on December 13, 2022, VWE was granted by The Land Conservancy of San Luis Obispo a scenic easement on its Laetitia vineyard and winery properties. The easement prohibits residential use and other development along the coastline of California in the San Luis Obispo region. It will also prohibit any uses that would cause erosion of the land.
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On March 2, 2023, the Company completed the sale of the entire 42 acres of its Tenma Vineyard for net cash proceeds of $11 million. In conjunction with the sale of the vineyard, VWE entered into a grape purchase agreement for up to 15 tons of cabernet sauvignon grapes per year through the harvest of 2027. In addition, the Company has licensed the rights to the Tenma Vineyard brand and trademark.
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In June 2023, as part of the Company's Five-Point Plan, we sold The Sommelier Company to simplify the business for negligible proceeds and an estimated potential earnout of $0.3 million.
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In July 2023, we completed the sale of the physical assets of Tamarack to further reduce costs. The Company retained the Tamarack brand and trade name. This is also related to the Company's Five-Point Plan.

Business Segments

Fundamentally, we are an omni-channel consumer goods business that operates in the wine industry. Unlike wine companies that solely or mainly sell to wholesale distributors, we sell our products through a number of different channels.

We report our results of operations through the following segments: Wholesale, B2B, and DTC. Our 2023 net revenues were split across our Wholesale, B2B and DTC segments as follows:

Wholesale

Our wholesale segment generates revenue from products sold to distributors, who then sell them to off-premise retail locations such as grocery stores, specialty and multi-national retail chains, as well as on-premise locations such as restaurants and bars.

We have long-standing relationships with our distribution network and marketing companies, including with industry leaders such as Deutsch Family Wine and Spirits, Republic National Distributing Company and Southern Glazer’s Wine & Spirits. Through these relationships, our products are sold in all 50 states and in 46 countries outside the U.S. In addition to our geographical reach, our products are available for purchase at over 49,000 off-premise locations as of June 30, 2023 including leading national chains such as Costco, Kroger, Target, Albertsons and Total Wine & More. Our products were also sold at over 20,000 restaurants and bars as of June 30, 2023.

Our wholesale segment generated $86.7 million and $83.9 million of net revenues for the years ended June 30, 2023 and 2022, respectively.

Business-to-Business

Our B2B segment generates revenue from the sale of private label wines and custom winemaking services.

Our custom production services are governed by long-term contracts with other wine and beverage alcohol industry participants. This includes services such as fermentation, barrel aging, winemaking, procurement of dry goods, bottling and cased goods storage. We believe that our custom production services business allows us to maximize our production assets’ throughput and efficiency. We also provide white label production services for private label brands.

Our B2B segment also includes revenues from grape and bulk wine sales and storage services that were reported in "Other" in 2022 and prior years.

Our B2B segment generated $113.2 million and $113.8 million of net revenues for the years ended June 30, 2023 and 2022, respectively.

Direct-to-Consumer

Our DTC segment generates revenue from sales made directly to the consumer through our tasting rooms, wine clubs and e-commerce, including our digitally-native brand of Cameron Hughes.

Tasting Rooms — We currently operate 11 tasting rooms that served 220,000 visitors during the year ended June 30, 2023. Visitors consist of all individuals who sample our wines on premise; visitors are not necessarily unique. Our tasting rooms are designed to provide a welcoming atmosphere where we can introduce the consumer to our brands with a view towards developing an authentic relationship over time. These tasting rooms feature our exclusive, low-production wines, at higher-than-average price points, as well as our more accessible, higher-production wines. Visitors are encouraged to taste and purchase wines and also join our wine clubs and sign up for ongoing electronic communications so we can continue to foster customer relationships through our e-commerce initiatives.

Wine Clubs — We currently offer 13 branded wine clubs, including 11 associated with our tasting rooms. We had more than 44,000 wine club members as of June 30, 2023. Wine club members consist of all individuals who maintain a subscription with one of our wine clubs. An individual with multiple memberships would be counted as a member for each club. Our wine club members sign up to purchase regular shipments of our wines and receive additional benefits such as volume discounts, exclusive visits to our tasting rooms, invitations to member-only events, access to winemakers and the ability to try each of our wines before they are widely sold in stores. We leverage digital technology through virtual tastings and mixers, giving members new ways to network with one another.

E-Commerce — Sales through our various brand websites are a growing part of DTC sales. We have an active email list with over 690,000 subscribers. Subscribers consist of all individuals who are opted into and actively receive our branded marketing emails. Our digital marketing team drafted and sent over 6,000 unique emails, which are defined as distinct promotional campaigns, that generated over 45 million impressions, or total number of emails delivered to unique email inboxes, for the year ended June 30, 2023. We have used digital marketing since the early 2000s and currently have an e-commerce customer conversion rate of 3.4%, which is more than double the food and drink industry’s e-commerce conversion rate, or percentage of website visitors who made a purchase, of 1.4%, as of April 2023.

Our DTC segment generated $83.4 million and $92.2 million of net revenues for the years ended June 30, 2023 and 2022, respectively.

We consider visitors, wine club members, subscribers, unique emails, impressions, and e-commerce customer conversion rate as key performance indicators and use them to track and analyze trends in our DTC segment. A key performance indicator is generally defined as a quantifiable measurement or metric used to gauge performance, specifically to help determine strategic, financial, and operational achievements, especially compared to those of similar businesses. We believe these indicators offer useful information in understanding consumer behavior and trends in our DTC segment.

Our Diversified Portfolio

Our asset base and product portfolio have been strategically built to provide significant flexibility throughout the business cycle. Our wine portfolio has three tiers: lifestyle brands, luxury brands, and digitally native brands. In addition to wine production and distribution, which is our core business, we also produce and sell craft spirits and ciders.

Lifestyle Brands

Our lifestyle wines primarily sell through off-premise channels. The lifestyle tier accounts for more of our branded case volume than the luxury tier due to the lifestyle tier’s wider distribution and lower pricing. Our lifestyle brands are designed to deliver a compelling price-to-quality ratio. We believe our infrastructure, sourcing network and bottling-on-demand capabilities allow us to adjust production in line with market demand.

Our lifestyle brands include the following, among others:

Bar Dog - Bar Dog is vintage-dated, premium California wine, including Chardonnay, Cabernet Sauvignon and Pinot Noir varietals, along with Red Blend. Bar Dog launched as a first-to-market brand in Target stores in 2019 and now is distributed nationally with significant room to be distributed further. Bar Dog’s Cabernet Sauvignon has earned 94 points from the Toronto International Wine Competitions, its Red Wine and Chardonnay have earned Gold Medals, and its Pinot Noir has earned a Silver Medal from the San Francisco International Wine Competition. These wines sell at retail prices between $12.00 and $20.00 per bottle.

Cherry Pie - Cherry Pie wines are a vintage, premium California wine. These wines are 100% Pinot Noir sourced from select, cooler climate vineyards in Northern California and the Central Coast that highlight the variety. These wines sell at a retail prices between $22.00 and $58.00 per bottle.

Firesteed - Founded in 1982, Firesteed is one of Oregon’s most recognized wine marques, well-known as an award-winning, high scoring top Pinot Noir producer. Located in Oregon’s Willamette Valley and considered a foundation brand for Oregon Pinot Noir, Firesteed serves the growing interest in and demand for authentic, cool-climate Oregon Pinot Noir. The signature wine, Firesteed Pinot Noir, is notably 100% Pinot Noir, with no blending wines added to alter the pure varietal character. Recognizing the appeal and demand for Oregon Pinot Noir, Firesteed is one of our top retail sales priorities. Firesteed wines are also available for sale DTC through our tasting room, e-commerce channel and wine club. Firesteed wines sell at retail prices between $25.00 and $65.00 per bottle.

Luxury Brands

Our super-premium to ultra-premium wines are generally smaller-production, estate-based wines. We also have a tier of more widely sourced and available appellation wines. Our luxury wines consistently garner 90+ scores, awards and accolades from top wine industry publications. They appeal to the wine aficionado who is intensely interested in the winemaker’s craft, the influence that vineyards and sites have on the wine, and the details of the vintage from budbreak to bottle.

Our luxury brands sell primarily at wine retailers, on-premise and through wine clubs and tasting rooms.

Our luxury brands include the following, among others:

B.R. Cohn Winery -The B.R. Cohn Winery is located between the Mayacamas and Sonoma Mountain ranges, in the heart of California’s Sonoma Valley. Sonoma is pictured by some as a free-spirited cousin of Napa Valley. The history and heritage of B.R. Cohn may support this impression. Founded by the legendary rock and roll manager of the Doobie Brothers and other rock acts in the 1980s, the B.R. Cohn estate is an ideal site for growing Cabernet Sauvignon and other red Bordeaux varietals. Numerous musical events are hosted on the estate. Alongside a range of small-lot estate wines, the Silver Label tier markets the B.R. Cohn wines to consumers at a more affordable price point. B.R. Cohn Silver Label wines, including Cabernet Sauvignon, Merlot, Chardonnay and Pinot Noir varietals and Sauvignon Blanc, are in wide wholesale and e-commerce distribution. B.R. Cohn wines sell at the winery, and through wholesale, e-commerce and wine clubs, at retail prices between $22.00 and $120.00 per bottle.

Kunde Family Winery - The Kunde Family Winery was established in 1904 and celebrated its 117th harvest in 2020. Kunde sources grapes from the Kunde family’s sustainable vineyard and winery, which is the largest contiguous private property in Sonoma Valley, California. The Kunde brand is known for Cabernet Sauvignon, Merlot, Chardonnay and Zinfandel and is consistently recognized as one of the top ten brands in Sonoma. Kunde wines have earned scores of 90 points or higher for many of its wines across the portfolio. Kunde wines sell at the winery, and through wholesale, e-commerce and wine clubs at retail prices between $20.00 and $75.00 per bottle.

Cider

We added a RTD product line with the acquisition of ACE Cider. ACE Cider has a diverse and balanced product portfolio with award-winning, fruit-forward ciders featuring no artificial ingredients, less calories and significantly less sugar than the average hard cider.

Key Drivers for Success

We believe that our strengths include a diversified brand portfolio, our infrastructure which provides for multiple sources of revenue as well as fully-integrated wine production, a customer-centric and innovation-driven culture, strong working relationships with distributor and retail networks, and an experienced management team. We believe that these strengths as well as our Five-Point Plan will enable us to drive stronger earnings power, provide a sustainable foundation for future growth and allow us to continue as a leading vintner with a strong portfolio of affordable luxury brands.

Scale and Diversity

We believe our diversified wine sourcing, brand positioning and omni-channel sales strategy result in a nimble, scalable business model, enabling us to bring our products to market rapidly and navigate ever-changing consumer demand flexibly. The expansion of our Hopland facility put our production and distribution capacity at levels comparable with the top 10 wine producers in the U.S. This facility also allowed us to automate a number of processes that were previously completed manually, enabling increased efficiencies and margins. We believe this scalable business model complements our goals.

Omni-channel Sales Presence

We have diverse channels allowing us to effectively reach our market through wholesale, business-to-business and direct-to-consumer. We believe our differentiated and well-established channels to market provide both greater opportunity for growth as well as stability in the business through economic cycles.

Strong Core Brands

We have a strong portfolio of core brands and are focusing resources on our key brands that we believe have the greatest opportunity for growth. We take a holistic approach with our brands and varietals and believe we have developed rapid speed to market with our sales and marketing teams. We evaluate key attributes such as price points, packaging format, demographic and psychographic trends. We create new products organically through an efficient concept-to-launch process. We believe that our efficient product development and rapid speed to market gives us an advantage over competitors because it enables us to quickly address actual or perceived unmet consumer needs and can help us better align brand strategy with consumer demand.

As part of our Five-Point Plan we have strategically raised prices across the DTC segment. In addition, we plan to maintain and grow our leadership in our direct-to-consumer channels by leveraging our heritage brands, such as Kunde and B.R. Cohn that have earned the esteem of consumers and grow Cameron Hughes; creatively market our key brands of Bar Dog, Cherry Pie, Firesteed and select heritage brands for the wholesale channels; and utilize our experience in winemaking and production to increase volume and generate greater efficiencies in custom production for our business-to-business channels.

Solid Foundation to Drive Future Opportunities

We have a long heritage, attractive wineries and tasting rooms, significant production capacity and a team committed to producing high quality, consistently delicious, appealing beverages.

As we implement our Five-Point Plan, we intend to continue to strengthen the foundation built over the years to drive future growth.

More Than 20-Year History of Building a Sustainable Wine Company

FY 2000 Through FY2019

Acquired 28 brands, businesses and wineries over 20 years

VIANSA SONOMA
CLOS PEGASE NAPA VALLEY
CAMERON HUGHES
Sonoma Coast Vineyards
COSENTINO NAPA VALLEY
FIRESTEED
C&B Cartlidge & Browne
CANOPY MANAGEMENT
RAY'S STATION MENDOCINO
LAETITIA VINEYARD & WINERY
Girard NAPA VALLEY
SWANSON VINEYARDS
ALLOY WINE WORKS
WINDSOR VINEYARDS
Jason Roe
QUPÉ
THE SPLINTER GROUP
LAYER CAKE
DELECTUS
B.R.COHN WINERY & OLIVE OIL COMPANY
BURIED CANE Premium Wines
CHERRY PIE
if you see kay
Middle Sister
Clayhouse WINES
TAMARACK CELLARS
PURPLE COWBOY
DISTILLERY №209

FY 2021

Gained full ownership of Kunde; added The Sommelier Company

KUNDE
SOMMELIER COMPANY

FY 2022

Diversified with ACE; Expanded production capacity with Meier's

PREMIUM CRAFT CIDERS ACE California acecider.com
VINESSE WINES
MEIER'S BEVERAGE GROUP

FY 2023

Simplified portfolio and monetized assets with divestitures

Sale/leaseback December 2022

LAETITIA VINEYARD & WINERY

Divested March 2023

TENMA VINEYARD

Divested June 2023

The Sommelier Company

Divested physical assets June 2023

TAMARACK CELLARS

Note: Fiscal Year ended June 30

Sustainability

We are focused on sustainability, the environment and reducing our environmental impact. These efforts include the increase of solar power generation capacity at the Hopland facility from 750 kilowatts to 2.23 megawatts in fall 2022 and use of the Tesla battery for energy storage to further reduce our carbon footprint. We also improved the efficiency of our water usage and wastewater treatment at the Hopland facility. Similarly, we have recently reduced the amount of water used and improved our recycling capacity by purchasing new equipment at our Clos Pegase and Girard properties. In addition, we have installed a computerized tank control system at the Girard winery to control the timing and demand for electricity from our chilling equipment.

Experienced Management Team

Our senior leaders have decades of experience in the wine and spirits industry and have gone through numerous economic and consumer cycles, providing them with unique insight and historical perspectives that less experienced leaders do not have.

Executive Chairman and Founder, Patrick Roney, has more than 30 years in the wine, spirits and food industries and has held senior leadership roles at leading brands such as Seagram’s, Chateau St. Jean, Dean & Deluca and the Kunde Family Winery.

On October 30, 2023 Seth Kaufman began his service as the Company’s President and Chief Executive Officer, as previously appointed by the Board on July 20, 2023. For the last four years, Mr. Kaufman has been President & CEO of Moët Hennessy North America, the $2.5 billion North American wine & spirits business of LVMH (ENXTPA: MC, OTCPK: LVMU.Y). During that time, he has organically grown the business in the high single digits while increasing profitability.

In connection with Mr. Kaufman's appointment, Jon Moramarco ceased his service as the Interim Chief Executive Officer of the Company. Mr. Moramarco will remain on the Company’s Board of Directors. The Consulting Agreement with Mr. Moramarco and bw166 for his services as Interim Chief Executive Officer was terminated effective October 31, 2023.

Kristina Johnston, Chief Financial Officer, has a breadth of experience with public company reporting requirements, finance processes, budgeting and forecasting. Combined with her leadership experience, she has enhanced our accounting and finance team. She has 17 years of experience at Constellation Brands, Inc., where she held a variety of progressively challenging roles in finance and accounting including her most recent position as Vice President – Finance Lead. Earlier in her career she was with Arthur Anderson and PricewaterhouseCoopers where she gained proficiency as auditor-in-charge of client accounts.

Zach Long, Chief Operations Officer has over 20 years of experience in the production of wine, officially joined VWE through the Kunde acquisition where he was Director of Winemaking for 11 years. Previously, Mr. Long was Senior Vice President of Winemaking. In addition to his wealth of industry insight gained over the years working closely with VWE affiliated wineries, growers and vendors, Mr. Long holds degrees in viticulture and enology from the University of California Davis and a certification in viticulture from the University of Purpan in Toulouse, France and has worked vintages all over the winemaking world. Zach’s focus is terroir-driven quality, sustainability in VWE’s vineyards and wineries and enhancing synergies within VWE’s production capabilities.

Human Capital Management

Diversity, Equity and Inclusion

We are strongly committed to creating opportunities at our Company to find, hire and promote diverse voices and lead with responsibility to the principles of Diversity, Equity and Inclusion ("DEI"). Almost half of our positions at the Director level and above are women; with women strongly represented at the highest leadership positions, including as Chief Financial Officer, SVP Human Resources and SVP Marketing. We are committed to fostering a work environment that values diversity and inclusion. This commitment includes providing equal access to and participation in, equal employment opportunities, programs and services without regard to race, religion, color, origin, disability, sex, sexual orientation, gender identity or expression, veteran status, age or stereotypes based thereon. We welcome team member differences, experiences, and beliefs, and we are investing in a more productive, engaged, diverse and inclusive workforce.

Employees

We monitor human capital metrics to ensure we are executing on our core values and making progress towards our diversity and inclusion commitments. As of June 30, 2023, we had 568 full-time employees. None of our employees are represented by a labor union, and none of our employees have entered into a collective bargaining agreement with us. We offer a highly competitive compensation and benefits program to attract and retain top talent.

Our talented employees drive our mission and share core values that both stem from and define our culture, which plays an invaluable role in our execution at all levels in our organization. Our culture is based on these shared core values which we believe contribute to our success and the continued growth of the organization.

We first initiated a workforce reduction in March 2023 and another, as part of our Five-Point Plan, in July 2023 that affected approximately 45 roles, or 7% of the base 2023 workforce.

Employee Heath, Wellness & Safety

We work to prioritize the health, wellness and safety of our team members, and our environment. We continue to focus on workplace safety by providing training and bringing awareness to workplace best practices in our continuous efforts to prevent workplace injuries and accidents. The core elements of our employee health, wellness and safety strategy are risk analysis, incident management, documented processes, environmental programs, training and occupational health. We look to optimize safe operations, setting a new sustainability ambition and continued commitment to the governance of workplace health, safety and wellbeing, and a culture of leadership on safety across the Company. We provide bilingual feedback forms at all of our locations for employees to electronically submit safety recommendations or report unsafe work conditions. Additionally, our multilingual Whistleblower Hotline is available to report risks to health, wellness and safety. We continually strive to improve processes across safety training and incident training, among other areas.

Our comprehensive compensation and benefits package includes physical, emotional, financial and wellness programs, including but not limited to (for those eligible) a 401k match program, employer contribution to a Health Reimbursement Account, counseling through our Employee Assistance Program, and a flexible work program for hybrid or fully remote opportunities.

Competition

The wine industry and alcohol markets generally are intensely competitive. Our wines compete domestically and internationally with premium or higher quality wines produced in Europe, South America, South Africa, Australia and New Zealand, as well as North America. We compete on the basis of quality, price, brand recognition and distribution capability. The ultimate consumer has many choices of products from both domestic and international producers. Our wines may be considered to compete with all alcoholic and nonalcoholic beverages.

At any given time, there are more than 400,000 wine choices available to U.S. consumers, differing with one another based on vintage, variety or blend, location and other factors. Accordingly, we experience competition from nearly every segment of the wine industry. Additionally, some of our competitors have greater financial, technical, marketing and other resources, offer a wider range of products, and have greater name recognition, which may give them greater negotiating leverage with distributors and allow them to offer their products in more locations and/or on better terms than us. Nevertheless, we believe that our diverse brand offerings, scalable infrastructure and relationships with the largest wholesalers and retailers will allow us to continue growing our business.

Seasonality

There is a degree of seasonality in the growing cycles, procurement and transportation of grapes. The wine industry in general tends to experience seasonal fluctuations in revenue and net income. Typically, we have lower sales and net income during our third fiscal quarter (January through March) and higher sales and net income during our second fiscal quarter (October through December) due to the usual timing of seasonal holiday buying, as well as wine club shipments. We expect these trends to continue.

Trademarks

Trademarks are an essential part of our business. We sell our products under a number of trademarks, which we own or use under license. We also have multiple licenses and distribution agreements for the import, sale, production and distribution of our products. Depending on the jurisdiction, trademarks are valid as long as the trademarks are in use and their registrations are properly maintained. These licenses and distribution agreements have varying terms and durations.

Government Regulation

We are subject to a range of laws and regulations in the countries in which we operate. Where we produce products, we are subject to environmental laws and regulations and may be required to obtain environmental and alcohol beverage permits and licenses to operate our facilities. Where we market and sell products, we may be subject to laws and regulations on brand registration, packaging and labeling, distribution methods and relationships, pricing and price changes, sales promotions, advertising, and public relations. The countries in which we operate impose duties, excise taxes, and other taxes on beverage alcohol products, and on certain raw materials used to produce our beverage alcohol products, in varying amounts.

In the United States, the alcoholic beverage industry is subject to extensive regulation by the United States Department of Treasury Alcohol and Tobacco Tax and Trade Bureau (“TTB”) (and other federal agencies), each state’s liquor authority and potentially local authorities as well, depending on location. As a result, there is a complex multi-jurisdictional regime governing alcoholic beverage manufacturing, distribution, and sales and marketing in the U.S. Regulatory agencies issue permits and licenses for manufacturing, distribution and retail sale (with requirements varying depending on location), govern “trade practice” activity at each tier and also regulate how each tier of the alcohol industry may interact with another tier. In addition, these laws, rules, regulations, and interpretations are constantly changing as a result of litigation, legislation and agency priorities.

We maintain licenses and permits to produce and sell wholesale wine and hard cider with state regulatory agencies and TTB. We maintain licenses and permits to import, produce, and rectify wholesale distilled spirits with California and Ohio regulatory authorities and TTB. In addition to licenses for our primary production activity, we maintain hundreds of ancillary permits to support our Wholesale and DTC segments. Most states require permitting and registrations with the state for shipments to wholesalers or consumers within the state, and these permits often also require local registration and tax reporting.

Sales of our products are subject to federal and state alcohol tax, payable at the time our products are removed from the bonded area of our production sites. The Craft Beverage Modernization and Tax Reform Act, passed in December 2017 by the federal government, modified federal alcohol tax rates by expanding the lower $1.07 per gallon tax rate to wines up to 16.0% alcohol content. Wines containing alcohol levels over 16% and less than 21% are taxed at $1.57 per gallon. Wines with alcohol levels over 21% and less than 24% alcohol by volume are taxed at $3.15 per gallon. We are also subject to certain taxes at the state and local levels.

We believe we are in compliance in all material respects with all applicable governmental laws and regulations in the countries in which we operate and that we possess all licenses and permits material to operating our business. We also believe that the cost of administration and compliance with, and liability under, such laws and regulations does not have, and is not expected to have, a material adverse impact on our financial condition, results of operations, and/or cash flows.

Properties

Our corporate headquarters are located in Incline Village, Nevada, where we occupy approximately 1,200 square feet under a lease that expires January 31, 2024, with two options to extend for additional terms with a duration of thirty-six (36) months each.

Property Name	Location	Winery	Tasting Room	Vineyard Acres	Square Footage	Owned/Leased
Ace Cider*	Sebastopol, CA	Yes	No	NA	48,000	Leased
B.R. Cohn Winery and Olive Oil Company	Glen Ellen, CA	Yes	Yes	65	19,000	Owned
Clos Pegase Winery & Tasting Room	Calistoga, CA	Yes	Yes	4	39,000	Owned
Cosentino Winery	Yountville, CA	Yes	Yes	2	12,000	Owned
Swanson Tasting Room	St Helena, CA	Yes	Yes	NA	2,000	Leased
Girard Winery	Calistoga, CA	Yes	Yes	14	33,000	Owned
Hopland Facility*	Hopland, CA	Yes	No	NA	364,000	Owned
Kunde Family Winery	Kenwood, CA	Yes	Yes	45	59,000	Owned
Laetitia Vineyard & Winery	Arroyo Grande, CA	Yes	Yes	1,100	37,000	Owned/Leased +
Meier's Wine Cellars*	Cincinnati, OH	Yes	No	NA	154,000	Owned
Owen Roe	Wapato, WA	Yes	Yes	340	19,000	Owned
Viansa Sonoma Winery & Tasting Room	Los Carneros, CA	Yes	Yes	167	10,000	Owned
Ohio Warehouse	Blue Ash, OH	No	No	NA	40,000	Leased
Firesteed Cellars	Dundee, OR	No	Yes	NA	4,000	Owned
Sonoma Coast Vineyards	Bodega Bay, CA	No	Yes	NA	1,500	Owned
Concourse Office and Warehouse	Santa Rosa, CA	No	No	NA	99,000	Leased
Leased Land	Various	No	No	663	-	Leased†

*Ace Cider, the Hopland Facility, and Meier’s Wine Cellars are each wine, spirits and cider production facilities. ACE Cider consists of production, warehouse and office space. Hopland Facility contains areas for receiving grapes and bulk wine, as well as processing, fermenting and aging. The property also has bottling, laboratory facilities and offices and approximately 150,000 square feet of outside production area used for crushing, pressing and fermenting wine grapes. Meier’s Wine Cellars consists of bottling, warehouse and office space.

+ On December 15, 2022, we sold a portion of Laetitia Vineyard and Winery’s land and related vineyards to a third-party buyer. Concurrent with the finalization of the sale, we entered into a lease agreement to lease back certain of the vineyards' blocks sold.

† Leased land consists of 539 acres of vineyards and 124 acres of undeveloped land.

Properties are used by all segments, excluding ACE Cider, which is specifically used by our Wholesale segment. We believe that our properties are in good condition, are well maintained and are generally suitable and adequate to carry on our business in our current form.

Legal Proceedings

On November 14, 2022, a purported securities class action lawsuit was filed in the U.S. District Court for the District of Nevada against the Company and certain current and former members of its management team. The lawsuit is captioned Ezzes v. Vintage Wine Estates, Inc., et al. (“Ezzes“), and alleges that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder, by making material misstatements or omissions in certain of the Company’s periodic reports filed with the SEC relating to, among other things, the Company’s business, operations, and prospects, including with respect to the Company’s inventory metrics and overhead burden. The lawsuit seeks an unspecified amount of damages and an award of attorney’s fees, in addition to other relief. On November 28, 2022, a second purported securities class action lawsuit, captioned Salbenblatt v. Vintage Wine Estates, Inc., et al. (“Salbenblatt”), was filed in the same court, containing similar claims and allegations, and seeking similar relief, as the Ezzes lawsuit. On February 14, 2023, the Court consolidated both actions and appointed the lead plaintiffs. The Salbenblatt action was transferred to and consolidated with the Ezzes action. On May 1, 2023, the lead plaintiffs filed a consolidated amended class action complaint (“amended complaint”). On June 30, 2023 defendants filed a motion to dismiss the amended complaint. The motion to dismiss was fully briefed on September 25, 2023 and is pending. The Company believes this litigation is without merit and intends to defend against it vigorously. However, litigation is inherently uncertain, and the Company is unable to predict the outcome of this litigation and is unable to estimate the range of loss, if any, that could result from an unfavorable outcome. The Company also cannot provide any assurance that the ultimate resolution of this litigation will not have a material adverse effect on our reputation, business, prospects, results of operations or financial condition.

The Company is involved in two disputes relating to an Asset Purchase Agreement (“APA”) and a related Non-Compete Agreement/Non-Solicitation Agreement (the “Non-Compete Agreement”) from a 2018 acquisition. Claimant has alleged that the Company did not make certain earnout payments allegedly due under the APA and has alleged that the Company misused alleged rights of publicity with respect to the brands in violation of the Non-Compete Agreement. On or about August 30, 2023, Claimants served a demand for arbitration on the Company. At present, Claimants collectively have not quantified the total amount of their alleged damages for all claims; however based on information provided by Claimants, the Company would anticipate that any claim of damages would likely be at least approximately $3.0 million. The Company disputes both that any amounts in excess of the earn-out of $0.4 million, which was paid in October 2023, for the dispute period are owed and that the Company misused the alleged rights of publicity. The Company intends to vigorously defend itself against the claims. At this time, in view of the complexity and ongoing nature of the matters, we are unable to reasonably estimate a possible loss or range of loss that the Company may incur to resolve these matters or defend against these claims.

From time to time, the Company may become subject to other legal proceedings, claims and litigation arising in the ordinary course of business. In addition, the Company may receive letters alleging infringement of patent or other intellectual property rights. Except as described above, the Company is not currently a party to any other material legal proceedings, nor is it aware of any pending or threatened litigation that, in the Company’s opinion, would have a material adverse effect on the business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

See Note 7 to our unaudited condensed consolidated financial statements for the three months ended September 30, 2023 included in this prospectus.

MANAGEMENT

Executive Officers and Directors of the Company

The following table sets forth, as of November 17, 2023, certain information regarding our executive officers and directors who are responsible for overseeing the management of our business, including their names, ages and positions.

Name	Age	Title
Executive Officers
Seth Kaufman (a)	49	President and Chief Executive Officer
Kristina Johnston	46	Chief Financial Officer
Zach Long (b)	44	Chief Operations Officer
Non-Employee Directors
Patrick Roney (c)	67	Executive Chairman of the Board
Paul S. Walsh (d)	68	Independent Lead Director
Robert L. Berner III	62	Director
Mark W.B. Harms	62	Director
Candice Koederitz	67	Director
Jon Moramarco (e)	66	Director
Timothy D. Proctor	73	Director
Lisa M. Schnorr	58	Director
Jonathan Sebastiani	53	Director

a)
Effective October 30, 2023, Seth Kaufman joined the Company as its President and Chief Executive Officer.
b)
Effective November 8, 2022, Zach Long was named Chief Operations Officer. Prior to that, Zach Long was not an executive officer of the Company.
c)
Patrick Roney was Chief Executive Officer and director during fiscal year 2022 and, effective February 7, 2023, Patrick Roney transitioned from Chief Executive Officer to Executive Chairman of the Board.
d)
Paul S. Walsh served as Chairman of the Board in fiscal year 2022 and, effective February 7, 2023, Paul S. Walsh transitioned to Independent Lead Director.
e)
Jon Moramarco served as Interim Chief Executive Officer from February 7, 2023 until October 30, 2023 when he resumed his role as director.

Executive Officers

Seth Kaufman was appointed President and Chief Executive Officer effective October 30, 2023. For the last four years, Mr. Kaufman has been President and Chief Executive Officer of Moët Hennessy North America, which is a wine and spirits business of LVMH. In his role at LVMH - Moët Hennessy North America, in addition to delivering strong growth, Mr. Kaufman drove margin expansion, championed disruptive, yet compliant, business changes to drive outperformance, re-imagined its operating model, initiated leading eBusiness strategies and championed a step-change approach to talent management. Prior to LVMH, Mr. Kaufman progressively advanced through several roles over a nearly 20-year career at PepsiCo, Inc. (Nasdaq:PEP). His roles included among others, Senior Vice President, Pepsi Trademark & Flavors and Chief Marking Officer, PepsiCo North America Beverages, where he was honored with the recognition by Business Insider as being ranked fifteen among the "Top 50 Most Innovative CMOs in the World." He culminated his career at PepsiCo, Inc. as President, PepsiCo North America Nutrition & The Hive Emerging Brand Unit. He began his career in the advertising sales business as Regional Market Director for a division of Interep Radio in New York City. Mr. Kaufman earned his M.B.A. from the University of Michigan, Ross School of Business and his B.S. in Television, Radio & Film Management from the Syracuse University, S.I. Newhouse School of Public Communications.

Kristina Johnston has served as our Chief Financial Officer since March 2022. Prior to that, she spent 17 years at Constellation Brands, Inc., where she focused on public company reporting requirements, finance processes, budgeting and forecasting as Vice President of Global Accounting. Earlier in her career, she was with the accounting firms Arthur Andersen and PricewaterhouseCoopers, where she served as auditor-in-charge of client accounts. Ms. Johnston earned her B.A. in Accounting and her M.B.A. from St. Bonaventure University. Kristina’s knowledge of public company finance and accounting, paired with her career in the beverage industry, allows her to successfully support VWE’s planned financial growth.

Zach Long has served as our Chief Operations Officer since November 2022. Mr. Long also served as our Senior Vice President of Winemaking and Production from March 2022 until November 2022. Mr. Long, who has over 20 years of experience in the production of wine, joined VWE through the Kunde acquisition where he was Director of Winemaking from May 2011 to March 2022. Previously, Mr. Long was Winemaker at Girard Winery. In addition to his wealth of Industry insight gained over the years working closely with VWE affiliated wineries, growers and vendors, Mr. Long holds degrees in viticulture and enology from the University of California Davis (UC Davis) and a certification in viticulture from the University of Purpan in Toulouse, France.

Executive officers are elected annually by, and serve at the discretion of, the board of directors of the Company. There are no family relationships among any of our executive officers or among any of our executive officers and our directors.

Non-Employee Directors

Patrick Roney is our Executive Chairman and has served as a director since June 2021. Mr. Roney served as the Chief Executive Officer of VWE from June 2021 until February 2023. Mr. Roney served as the Chief Executive Officer of Legacy VWE from its inception until the Business Combination in June 2021, having co-founded Legacy VWE in 2007 with the late Leslie Rudd. Mr. Roney has spent his 30-plus year career in the wine, spirits, and food industries, beginning with his first job as a young sommelier at the legendary Pump Room in Chicago. He has been hands-on in every aspect of the wine and spirits business—from production to sales and marketing, to finance and senior management, at some of the industry’s most important brands, including Seagram’s, Chateau St. Jean, Dean & Deluca and the Kunde Family Winery. Mr. Roney’s idea to bring fine wine brand Girard together with a direct-to-consumer brand Windsor Vineyards, to form Vintage Wine Estates, illustrates his deep knowledge of market trends and consumer behaviors. Mr. Roney models an entrepreneurial spirit and is dedicated to preserving the heritage of iconic wine brands while maintaining focus on the customer and innovative ideas. He holds a B.S. degree from Northwestern University and an M.B.A. degree from Southern Illinois University. He is well-qualified to serve as a director because of his manifold roles in operations, finance, sales and marketing throughout his career in food and beverage companies, including leadership of Legacy VWE from its very beginning.

Paul S. Walsh is our Lead Independent Director since February 2023 and has served as a director since July 2019. Mr. Walsh brings with him a wealth of experience as Chief Executive Officer of a large multinational branded consumer products corporation operating in highly regulated markets. Mr. Walsh previously served as Chairman of Compass Group PLC from February 2014 to December 2020. He also previously served as the Lead Operating Partner of Bespoke Capital Partners, LLC (“Bespoke”) from August 2016 to June 2020. Mr. Walsh was the Chief Executive Officer of Diageo, the world’s largest spirits company, from 2000 to 2013. Prior to that, Mr. Walsh was the Chairman and President of The Pillsbury Company from 1996 to 1999. Under Mr. Walsh’s leadership, Diageo was transformed from a multi-national conglomerate into a focused global market leading spirits business via a combination of organic growth and significant acquisitions. Mr. Walsh and his management team created over $80 billion of shareholder value while in leadership at Diageo. Mr. Walsh brings with him substantial corporate leadership experience, knowledge of consumer-centric companies, international operations expertise, and experience with regulated industries. He has also held executive-level finance positions, including as Chief Financial Officer of Grand Metropolitan Foods and Intercontinental Hotels. Throughout his career, Mr. Walsh has built success and growth at his companies through the deployment of effective brand development and marketing strategies, which brings added perspective to our Board and makes him well qualified to serve as a director. Notable successes include the creation of the Johnnie Walker family of Scotch Whiskey brands. He also currently serves as Executive Chairman of McLaren Group. He is a non-executive director of McDonald’s Corporation (NYSE: MCD) and FedEx Corporation (NYSE: FDX).

Robert L. Berner III has served as a director since July 2019. Mr. Berner is a founder of Bespoke, and served as Bespoke’s Joint Managing Partner and Chief Investment Officer and Chairman of Bespoke’s Investment Committee from 2014 until March 2023. He has been active in the private equity industry for over 30 years. Mr. Berner has sat on numerous boards and is currently Chairman of Johnnie-O LLC (men’s lifestyle brand), which he has served on since 2006. Mr. Berner also was a principal investor in, and Chairman of Diversified Distribution Systems, LLC (DDS), the largest specialty retail distribution and services business in the United States, which was sold to Bunzl Plc in 2017. Mr. Berner was a Partner at CVC Capital Partners from 2007 to 2010 and Chairman of CVC US from 2010 to 2013. CVC Capital Partners is a global private equity firm with over $100 billion of assets under management. Prior to CVC, he served as a Managing Director at Ripplewood Holdings from 2000 to 2007, and was a member of the firm’s Investment Committee. Prior thereto, Mr. Berner was a Partner and member of the Investment Committee of Charterhouse International. Mr. Berner began his career in the investment banking division of Morgan Stanley where he was a Principal in the mergers and acquisitions department. Mr. Berner also serves on the board of Bespoke’s portfolio companies. In addition, Mr. Berner has acted as a non-executive director on the boards of numerous private equity portfolio companies during his private equity career and has sat on the board of several charitable and not for profit organizations. Mr. Berner has an M.B.A. from Northwestern University and a BBA in Finance from the University of Notre Dame. With his track record of success in principal investing and private equity during his career, as well as his extensive board experience, Mr. Berner is well-qualified to sit on the Board as a director.

Mark W.B. Harms has served as a director since July 2019. He previously served as the Chief Executive Officer of Bespoke Capital Acquisition Corp. (“BCAC”) from December 2020 to June 2021. Mr. Harms is a founder and Joint Managing Partner of Bespoke since 2014. Mr. Harms also founded Global Leisure Partners (“GLP”) in 2004, where he is currently the Chairman and Chief Executive Officer. GLP has advised on over $60 billion of transactions, deploying over $500 million of capital into a number of investments and developed an industry leading operating executive network with 75+ members. Mr. Harms has completed over 130 advisory and principal transactions in North and South America, Europe and Australia. Mr. Harms has extensive experience with regard to leveraged debt, mezzanine and equity financing techniques in Europe and the U.S. with over $100 billion in completed transactions, making him well-qualified to serve on the Board as a director. Prior to founding GLP, Mr. Harms worked at Oppenheimer as a Managing Director and at CIBC World Markets as the founder and head of the Consumer Growth Group. Mr. Harms built within Consumer Growth Group strong industry verticals in branded consumer products and services, gaming, health and fitness, specialty retail and travel and tourism. Mr. Harms has served on the board of Bespoke’s portfolio company, World Fitness Services, since 2017. Mr. Harms was a non-executive director of 24 Hour Fitness, a Bespoke portfolio company, from 2014 to 2020. Mr. Harms was a Vice Chairman of the World Travel & Tourism Council from 2009 to 2014 and is a member and on the board of the International Association of Gaming Advisors. He was also a non-executive director on a number of other charitable, educational and not-for-profit boards. Mr. Harms has an M.B.A. from the University of Chicago and a BA from the University of Michigan.

Candice Koederitz has served as a director since June 2021. She previously served as a director of BCAC from July 2019 to November 2019. Ms. Koederitz brings capital markets, due diligence, financial market product development, international and risk management experience, which she gained as a Managing Director at Morgan Stanley where she spent over 30 years, before retiring in 2016. At Morgan Stanley, Ms.

Koederitz worked with companies and governments globally to raise over $30 billion in capital. Ms. Koederitz held various senior management roles, including head of Capital, head of Regulatory Implementation, Chief Executive Officer of Morgan Stanley Asia (S) Ltd in Singapore and head of Capital Markets Execution. She co-chaired the Capital Commitment Committee, Equity Underwriting Committees, Americas Franchise Committee and was a member of the Firm and Securities Risk Committees. Ms. Koederitz is currently an independent, non-executive director of ICE Benchmark Administration Ltd, a financial benchmark administrator, and of Scotia Holdings (US) Inc., whose parent company is The Bank of Nova Scotia. She previously served as an independent non-executive director of TEAM, INC. (Nasdaq: TEAM) from August 2021 to November 2021. She is also active in several non-profit organizations. Ms. Koederitz has an M.B.A. degree from Harvard Business School and a B.S. degree in Civil Engineering from the University of Texas at Austin. She is qualified to serve on the Company’s board of directors because of her financial acumen and executive skills.

Jon Moramarco has served as our Interim Chief Executive Officer since February 2023. He previously served as a director from June 2021 to February 2023, when he became our Interim Chief Executive Officer, and is expected to restart his service as an independent director after the start date of our new Chief Executive Officer. Mr. Moramarco has nearly 40 years of uninterrupted involvement in the wine industry. Since 2009, he has been Managing Partner of BW166 LLC, a consultancy to the beverage alcohol industry and provider of beverage alcohol industry data. Industry reports published by BW166 LLC include the bw166 Total Beverage Alcohol Overview and The Gomberg & Frederiksen Report. From 2010 to 2014, Mr. Moramarco was President and Chief Executive Officer of Winebow Inc., a significant importer of table wines into the U.S. market and a wholesaler of fine wines and craft spirits. From 1999 to 2009, was an executive with Constellation Brands, holding positions such as President and Chief Executive Officer of Canandaigua Wine Co. (1999-2003), President and Chief Executive Officer of Icon Estates (2003-2005), President and Chief Executive Officer of Constellation Europe (2007-2007) and Chief Executive Officer of Constellation International (2007-2009). In his final role at Constellation Brands leading to his recruitment to Winebow Inc., he served on the Executive Management Committee of the parent company and participated in all board meetings. From 1982 to 1999, Mr. Moramarco held a series of positions with Allied Domecq and its predecessor companies. He holds a B.S. degree in Agricultural Science & Management from the University of California at Davis and a certificate in Organizational Change from Stanford Business School. Mr. Moramarco’s professional affiliations include the Executive Leadership Board for Viticulture and Enology of the University of California at Davis and former board positions with the Wine Institute of California, the American Vintners Association and the Wine Market Council. He is qualified to serve on the Company’s board of directors because of his deep understanding of the wine industry and his financial and managerial skills relating directly to the industry.

Lisa M. Schnorr has served as a director since June 2021. Before retiring in May 2021, she worked for Constellation Brands (NYSE: STZ), a Fortune 500 company and a leading international producer of beer, wine and spirits with operations in the U.S., Mexico, New Zealand and Italy. Ms. Schnorr joined Constellation Brands in 2004 and earned promotions through a series of positions with increasing responsibility, including Vice President of Compensation and HRIS (2011-2013), Senior Vice President of Total Rewards (2014-2015), Corporate Controller (2015-2017), Chief Financial Officer of the Wine & Spirits Division (2017-2019), and Senior Vice President and Project Lead of Digital Enablement (2019-2021). Before joining Constellation Brands, Ms. Schnorr held financial and accounting positions at various public and private companies and she began her career in 1987 at PricewaterhouseCoopers (formerly Price Waterhouse), all in Rochester, New York. Ms. Schnorr has been a member of the board of directors of Graham Corporation (NYSE: GHM) since 2014, where she serves as Chair of the Audit Committee, and Warrior Met Coal (NYSE:HCC) since August 2022, where she serves as Chair of the Nominating and Corporate Governance Committee. She holds a B.S. degree in Accounting from the State University of New York at Oswego. Ms. Schnorr’s experience in VWE’s industry is a valuable contribution to the Company’s board of directors, as is her experience in strategic planning, audit, financial planning and analysis, capital allocation, public company corporate governance and risk management, among other functions and roles, making her well-suited to serve on the Board.

Jonathan Sebastiani has served as a director since June 2021. He previously served as a director of Legacy VWE from October 2018 to June 2021. He founded Sonoma Brands in January 2016 to invest in high-growth, emerging consumer brands and selectively incubate new concepts. Mr. Sebastiani currently leads all aspects of Sonoma Brands’ investment strategy and portfolio company management. Prior to founding Sonoma Brands, he was the Founder and Chief Executive Officer of KRAVE Pure Foods, acquired by The Hershey Company in 2015. Prior to KRAVE, he was the President of Viansa Winery from 1992 to 2005. Mr. Sebastiani holds a B.S. degree from Santa Clara University and a dual M.B.A. degree from the Haas School of Business, University of California at Berkeley, and Columbia Business School. Mr. Sebastiani is qualified to serve on the Company’s board of directors because of his success as an entrepreneur and investor with respect to consumer products companies, particularly in the wine industry.

Director Independence

Nasdaq listing standards require that a majority of the members of our Board be “independent,” as such term is defined by the Nasdaq listing standards, and to disclose in the proxy statement for each annual meeting those directors that our Board has determined to be independent. Based on such definition, our Board has determined that each of Messrs. Walsh, Berner, Proctor and Sebastiani, and Mses. Koederitz and Schnorr, are independent. While Mr. Moramarco served as our Interim Chief Executive Officer, he did not qualify as an independent director pursuant to the Nasdaq independence standards.

EXECUTIVE COMPENSATION

Overview

This section discusses the material components of the executive compensation for the executive officers who were our "named executive officers" for fiscal 2023. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

For fiscal 2023, our named executive officers ("NEOs") were:

•
Jon Moramarco, our former Interim Chief Executive Officer (a);
•
Patrick Roney, our former Chief Executive Officer (b);
•
Terry Wheatley, our former President (c); and
•
Zach Long, our Chief Operations Officer.
a)
Effective February 7, 2023 through October 29, 2023, Jon Moramarco served as our Interim Chief Executive Officer, as appointed by the Board of Directors. Effective October 30, 2023, Seth Kaufman joined the Company as President and Chief Executive Officer.
b)
Effective February 7, 2023, Patrick Roney voluntarily elected to transition from Chief Executive Officer of the Company to Executive Chairman of the Board.
c)
Effective July 19, 2023 Terry Wheatley resigned from her position as the Company’s President.

Summary Compensation Table

The following table provides information regarding the compensation of our NEOs:

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Patrick Roney Former Chief Executive Officer(4)	2023	$418,616	$ —	$ —	$ —	$13,725	$432,341
	2022	$496,714	$99,343	$3,536,902	$2,814,031	$ —	$6,946,990
Jon Moramarco Former Interim Chief Executive Officer(5)	2023	$158,750	$ —	$316,787	$ —	$ —	$475,537
Zach Long Chief Operations Officer	2023	$295,866	$ —	$747,674	$687,828	$22,332	$1,753,700
Terry Wheatley Former President(6)	2023	$423,300	$ —	$ —	$ —	$62,817	$486,117
	2022	$422,825	$63,282	$4,110,000	$1,654,515	$18,000	$6,268,622

(1)	Amounts in this column represent base salary earned during the fiscal year.

(2)

The amounts in this column represent the aggregate grant date fair value of restricted stock units or options granted to our NEOs, calculated in accordance with FASB ASC Topic 718. See Note 13 to our consolidated financial statements included in our Annual Report for information regarding the assumptions made in determining these values.

(3)	Amounts in this column represent fiscal 2023 reflect the following:

	401(k) Plan Match ($)	Commuting Related Expenses (Car and Gas Allowance) ($)	Housing Allowance ($)
Patrick Roney	13,725	—	—
Jon Moramarco	—	—	—
Zach Long	13,232	9,100	—
Terry Wheatley	6,000	24,681	32,136

(4)

Patrick Roney served as Chief Executive Officer of the Company from the Business Combination until February 7, 2023, when he was appointed Executive Chairman of the Board. See “Agreements with the NEOs – Roney Letter Agreement” below for discussion of the termination of Mr. Roney’s employment agreement and entry into a letter agreement with respect to his service as Executive Chairman.

(5)

Jon Moramarco served as our Interim Chief Executive Officer between February 7, 2023 and October 29, 2023. See “Agreements with the NEOs – Moramarco Consulting Agreement” below for discussion of Mr. Moramarco’s compensation for service as Interim Chief Executive Officer.

(6)	Terry Wheatley served as President until her resignation on July 19, 2023.

Agreements with the NEOs

We have entered into agreements with Messrs. Roney and Moramarco and Ms. Wheatley that set forth the terms and conditions of their employment. The material terms of these agreements are summarized below.

Roney Letter Agreement

We entered into an employment agreement with Mr. Roney that became effective on June 7, 2021. The employment agreement with Mr. Roney specified that he would serve as our Chief Executive Officer and that his annual base salary was $500,000, subject to review and adjustment by the Board from time to time. Mr. Roney was eligible for a discretionary bonus of up to 40% of his base salary.

On February 7, 2023, in connection with his transition to Executive Chairman, we entered into a letter agreement (the “Letter Agreement”) with Mr. Roney which terminated his employment agreement. We agreed to provide Mr. Roney his accrued but unpaid Base Salary and PTO (as defined in the employment agreement) through February 7, 2023, and any vested amounts or benefits that he was entitled to receive under any plan, program, or policy. Mr. Roney expressly waived any claim to the severance benefits described in the employment agreement. Under the Letter Agreement, Mr. Roney will receive an annual base salary of $250,000 for his service as Executive Chairman in fiscal 2023 and will be eligible to participate in our employee benefit plans and programs. Mr. Roney has agreed that his annual base salary will be decreased to $212,500 starting in fiscal 2024. In connection with his appointment as Executive Chairman, all outstanding stock options and unvested restricted stock units previously granted to Mr. Roney under our 2021 Omnibus Incentive Plan (the “2021 Plan”) ceased to vest and any unvested awards were forfeited; however, Mr. Roney maintained the vested stock option awards which are exercisable pending attainment of a market condition. Under the Letter Agreement, Mr. Roney is not entitled to any severance or post-termination benefits upon termination of service.

Moramarco Consulting Agreement

On February 7, 2023, we entered into a consulting agreement (the “Consulting Agreement”) with bw166 LLC (“bw166”) and Jon Moramarco that set forth Mr. Moramarco’s compensation for his service as Interim Chief Executive Officer. Mr. Moramarco is the managing partner of and has a controlling interest in bw166. Under the Consulting Agreement, we paid bw166 a monthly fee of $17,500 and reimbursed Mr. Moramarco for reasonable expenses related to his service. We also granted Mr. Moramarco a one-time award of restricted stock units under the 2021 Plan that will vest in full on February 7, 2024 and become payable upon his separation from service. The Consulting Agreement has a month-to-month renewable period. Under the Consulting Agreement, Mr. Moramarco is not entitled to any severance or post-termination benefits upon termination of service.

Long Employee Retention Agreement

On July 21, 2023, we entered into an Employee Retention Agreement with Zach Long. The agreement with Mr. Long specifies that his employment remains “at-will” and may be terminated by us at any time, with or without cause, in our sole discretion. The agreement entitles Mr. Long to a severance payment equal to one years’ base salary, payable over 12 months, upon a termination of employment by the Company without cause. Mr. Long is not entitled to any severance for termination for cause, voluntary resignation for any reason, and death. Cause is defined in the agreement as (i) Mr. Long’s negligence or willful misconduct in the performance of duties for the Company or material violation of Company policy; (ii) Mr. Long’s conviction of, or plea of guilty or no contest to, a felony or misdemeanor involving moral turpitude, fraud or deceit; (iii) Mr. Long’s material breach any agreements that Mr. Long is a party to with us; (iv) engagement in an act or omission that is materially detrimental to the interests or reputation of Mr. Long, us or any of our affiliates, including but not limited to an act of harassment or discrimination, whether occurring before or after the date of the agreement; or (v) Mr. Long’s disclosure of any of our or our affiliate’s confidential information, in violation of our policies relating to the disclosure of confidential information.

Wheatley Separation Agreement

We entered into an employment agreement with Ms. Wheatley that became effective on June 7, 2021. The employment agreement with Ms. Wheatley specified her title as President and entitled her to annual base salary of $423,300, subject to review and adjustment by the Board from time to time. Ms. Wheatley’s employment agreement also provided for a discretionary annual bonus of up to 30% of her annual base salary. The employment agreement also entitled Ms. Wheatley to accrued benefits and a severance payment equal to three years’ base salary, payable over 36 months, upon a termination of employment by the Company without cause or by the executive with good reason (as defined consistent with the definitions set forth above). On July 19, 2023, we entered into a separation agreement with Ms. Wheatley (the “Separation Agreement”) in connection with her resignation as President which terminated her employment agreement. Under the Separation Agreement, we paid Ms. Wheatley her base salary and accrued paid time off, and she retained any vested benefits to which she was entitled under the employment agreement. In addition, we paid Ms. Wheatley a one-time payment of $125,000 and will pay Ms. Wheatley an amount equal to three years of her annual base salary in monthly installments over 24 consecutive months. Ms. Wheatley’s unvested restricted stock units were forfeited.

NEO Fiscal Year 2023 Bonus Compensation

For fiscal year 2023, we instituted a performance-based cash incentive plan, which is designed to compensate key management members, including our NEOs. Payment of performance-based cash incentive awards under the performance-based cash incentive plan is expressly linked to successful achievement of specific pre-determined corporate goals approved by our Board, as well as individual performance goals. The performance-based cash incentive plan includes various incentive levels based on a participant’s position within the Company, accountability, and impact on our operations. Target award opportunities are established as a percentage of base salary. The target award opportunity under the performance-based cash incentive plan for fiscal 2023 as a percentage of base salary for each of our NEOs is set forth in the following table:

NEO	Target Percentage of Base Salary
Mr. Roney	40%
Mr. Moramarco(1)	—
Mr. Long	30%
Ms. Wheatley	30%

(1)	Mr. Moramarco was not entitled to participate in the performance-based cash incentive plan for fiscal 2023 for his service as Interim Chief Executive Officer.

For fiscal 2023, the corporate objectives and relative weights were as follows:

Corporate Objective	Weight
Net Revenue	40%
Adjusted EBITDA(1)	40%
Corporate Goals	10%
Personal Goals	10%

(1)

Adjusted EBITDA is defined as earnings (loss) before interest, income taxes, depreciation and amortization, casualty losses or gains, stock-based compensation expense, impairment losses, changes in the fair value of derivatives, and certain non-cash, non-recurring, or other items included in net income (loss) that we do not consider indicative of our ongoing operating performance.

Performance against each financial performance metric is measured separately. If actual results fall below the threshold objective, the bonus payout will be 0%. If actual results exceed the maximum objective, the bonus payout will be limited to 150% of target. The target levels for each financial performance metric for fiscal 2023 and corporate and personal goals, with the corresponding bonus payout, is as follows:

Target Achievement	Bonus Payout
120%	150%
110%	125%
100%	100%
90%	75%
80%	50%

Following the end of fiscal year 2023, our Compensation Committee determined that fiscal 2023 performance did not meet the target achievements and thus no fiscal 2023 bonuses were paid.

Equity-Based Compensation

During fiscal year 2023, we granted stock options and restricted stock units to our NEOs as part of our 2021 Plan in the following amounts:

Named Executive Officer	Grant Date	Number of Shares of Common Stock Subject to Option	Number of Restricted Stock Units
Patrick Roney	—	—	—
Jon Moramarco	11/30/2022	—	10,478(1)
	02/07/2023	—	100,000(2)
Zach Long	11/14/2022	608,697	229,348(3)
Terry Wheatley	—	—	—

(1)	Granted to Mr. Moramarco in connection with his service as one of our directors.

(2)	Granted to Mr. Moramarco in connection with his appointment as our Interim Chief Executive Officer.

(3)	Granted to Mr. Long in connection with his appointment as our Chief Operations Officer.

2021 Omnibus Incentive Plan

Effective June 7, 2021, the Company adopted the 2021 Plan which superseded the 2015 Stock Option Plan. Pursuant to the 2021 Plan, the Board may grant up to 11,200,000 shares under share-based awards to officers, directors, employees and consultants. The 2021 Plan was approved by the Company’s stockholders at our annual meeting of stockholders on February 2, 2022. The 2021 Plan provides for the issuance of stock options, stock appreciation rights, performance shares, performance units, stock, restricted stock, restricted stock units and cash incentive awards. Shares issued under share-based payment awards may either be authorized and unissued shares or shares held in treasury. The 2021 Plan will terminate on June 7, 2031.

Incentive and non-statutory stock options may be granted with exercise prices not less than 100% of the fair value of our common stock on the date of grant. Awards granted under the 2021 Plan generally expire no later than 10 years after the date of grant.

The fair value of restricted stock units is determined by the grant date market price of our common shares. Restricted stock units are subject only to service conditions and those issued before May 17, 2023 vest, except as set forth in the award agreement, in four equal installments of 25%, with the first installment vesting 18 months after the vesting commencement date and the other installments vesting on each of the 2nd, 3rd and 4th anniversaries of the vesting commencement date. Restricted stock units issued after May 17, 2023 vest, except as set forth in the award agreement, in equal annual installments over four years.

Stock options granted under the 2021 Plan before May 17, 2023 are subject to market conditions. The stock options are exercisable for ten years and only become exercisable if the volume-weighted average price per share of our common stock is at least $12.50 over a 30-day consecutive trading period following the grant date. These stock option awards vest, except as set forth in the award agreement, in four equal installments of 25%, with the first installment vesting 18 months after the vesting commencement date with respect to an additional 25% of the total stock-based award on each of the 2nd, 3rd and 4th anniversaries of the vesting commencement date, providing in each case the employee remains in continuous employment or service with the Company. Stock options granted under the 2021 Plan after May 17, 2023 are generally not subject to market conditions and vest, except as set forth in the award agreement, in four equal annual installments of 25%, with the first installment vesting 12 months after the grant date, if the employee remains employed. A discussion of the assumptions used to calculate grant date fair value are set forth in Note 13 (Stockholder’s Equity) to the Consolidated Financial Statements in our annual report on Form 10-K for the fiscal year ended June 30, 2023.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table provides outstanding equity awards of our NEOs as of the fiscal year ended June 30, 2023.

		Option Awards				Stock Awards
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($/share)	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested(1)
Patrick Roney	6/7/2021	—	215,140(2)	$10.50	6/7/2031	—	—
Jon Moramarco	11/30/2022	—	—	—	—	10,478	$9,011
	2/7/2023	—	—	—	—	100,000	$86,000
Zach Long	6/7/2021	—	8,000(2)	$10.50	6/7/2031	—	—
	7/27/2021	—	42,000(2)	$10.50	7/27/2031	—	—
	3/2/2022	—	50,000(2)	$10.50	3/2/2032	—	—
	3/7/2022	—	—	—	—	93,750	$80,625
	11/14/2022	—	608,697(2)	$10.50	11/14/2032	—	—
	11/14/2022	—	—	—	—	229,348	$197,239
Terry Wheatley	6/7/2021	—	505,968(2)	$10.50	6/7/2031	—	—

(1)	The market value of shares or units of common stock that have not vested was calculated based on the closing price of $0.86 on June 30, 2023, the last trading day of fiscal year 2023.

(2)	Represents options which become exercisable only if the volume-weighted average price per share of our common stock meets a $12.50 threshold over a 30-day consecutive trading period.

Retirement Plans

We offered a defined contribution plan for substantially all of our employees, including the NEOs, during fiscal year 2023. The plan provides for a discretionary matching contribution. VWE did not offer a defined benefit pension plan or a nonqualified deferred compensation plan for its NEOs during fiscal year 2023.

Severance and Change in Control Compensation

Severance

As disclosed above under “—Agreements with the NEOs,” we are party to an agreement with Mr. Long pursuant to which Mr. Long is entitled to severance payments equal to one years’ base salary, payable over 12 months, upon a termination of employment by us without cause. Although we entered into a Letter Agreement with Mr. Roney and a Consulting Agreement with Mr. Moramarco during fiscal year 2023, those agreements do not entitle the executives to any severance or post-termination benefits upon termination of service. Under the Separation Agreement with Ms. Wheatley, we paid Ms. Wheatley her base salary and accrued paid time off, and she retained any vested benefits to which she was entitled under the employment agreement. In addition, we paid Ms. Wheatley a one-time payment of $125,000 and will pay Ms. Wheatley an amount equal to three years of her annual base salary in monthly installments over 24 consecutive months.

Equity Compensation upon Change of Control

Upon a change of control (as defined in the 2021 Plan), unless otherwise determined by the 2021 Plan administrator or set forth in an applicable agreement, outstanding awards under the 2021 Plan will be treated as follows:

•
If the cash consideration paid in the change of control is less than 80% of the total consideration paid in the change of control, and the successor or surviving corporation (the “Successor”) agrees, outstanding awards may be assumed or replaced by the Successor, subject to the following requirements:
o
Such awards will be adjusted (among other appropriate adjustments) to cover the number and class of securities that would have been issuable to the participant on the consummation of the change of control had the award been exercised, vested or earned immediately prior to the change of control;
o
Each outstanding option that is less than 50% vested will become vested with respect to 50% of the award;
o
If the securities covered by the awards after the change of control are not listed and traded on a national securities exchange, then the participant will have the option upon exercise or settlement to receive cash in lieu of such securities; and
o
Upon a participant’s termination of employment or service within two years after the change of control, (1) by the Successor without cause (as defined in the 2021 Plan), (2) by reason of death or disability, or (3) by the participant for good reason (as defined for purposes of the 2021 Plan), all of the participant’s outstanding awards would vest in full (for performance-based awards, assuming target performance) on the date of such termination.
•
If the cash consideration in the change in control is at least 80% of the total consideration paid in the change of control, or if the Successor does not agree to assume or replace the awards as described above (including by reason of a participant’s termination of employment in connection with the change in control), then immediately prior to the date of the change of control:
o
Each stock option or stock appreciation right (“SAR”) held by a participant will become fully vested, and unless otherwise determined by the Board or administrator, will be cancelled in exchange for a cash payment equal to the excess of the per share price paid (or deemed to be paid) in the change of control transaction (as determined by the administrator) of the shares covered by the award over the purchase or grant price of such shares under the award (with stock options and SARs that have a purchase or grant price greater than the change of control price being cancelled for no consideration);
o
Unvested service-based restricted stock and restricted stock units will vest in full;
o
Performance shares, performance units, and cash incentive awards for which the performance period has expired will be paid based on actual performance;
o
Performance shares, performance units, and cash incentive awards for which the performance period has not expired will be canceled in exchange for a cash payment equal to the amount that would have been due under such awards assuming target performance (but pro-rated based on the number of full months in the performance period that have elapsed as of the date of the change of control);
o
Unvested dividend equivalent units will vest (to the same extent as the related award, if applicable); and
o
All other unvested awards will vest and pay out in cash.

Other than as described above, the NEOs are not covered by any contracts, agreements or arrangements that provide for severance payments or benefits in connection with a termination of employment or a change in control.

Stock Ownership Guidelines

Our Board has adopted an Executive and Director Stock Ownership Policy that outlines the minimum stock ownership targets for certain executive officers of the Company. This policy is outlined below:

Position	Target
Chief Executive Officer	(4.00 x Base Salary) / Prior Year Share Price
President (if not also Chief Executive Officer), Chief Financial Officer, and such other senior executive officers as our Board may designate from time to time	(2.00 x Base Salary) / Prior Year Share Price

Common stock that counts towards satisfaction of this policy includes shares owned outright by the senior executive officer and/or their spouse or minor children, shares owned indirectly through a retirement plan, restricted stock vesting over time (excluding those subject to performance vesting), shares obtained through stock options, and shares beneficially owned in a trust by the senior executive officer or their spouse or minor children.

Those subject to the policy are expected to achieve their target ownership five fiscal years from the date they became subject to the policy, with an additional two-fiscal year grace period if the policy is amended to increase the ownership target. Each of our executive officers is within the transition period to achieve compliance with this policy.

Company Action to Recover Erroneously Awarded Compensation

During fiscal 2023, our audit committee, after discussions with management and the Company’s independent registered public accounting firm, determined that the Company’s previously issued interim financial statements included in the quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2022 and September 30, 2022, should no longer be relied upon and should be restated due to the identification of an accounting error. We prepared and filed accounting restatements on Form 10-Q/A for the periods ended March 31, 2022 and September 30, 2022, on September 13, 2022 and May 10, 2023, respectively.

After fiscal 2023, our audit committee, after discussions with management and the Company’s independent registered public accounting firm, determined on September 25, 2023 that the Company’s previously issued interim financial statements included in the quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2023 and December 31, 2022, and interim financial statements included in the quarterly report on Form 10-Q/A for the fiscal quarter ended September 30, 2022, should no longer be relied upon and should be restated due to the identification of accounting errors. We prepared and filed accounting restatements on Form 10-Q/A for these periods on October 13, 2023.

The required restatements in and after fiscal 2023 did not involve any misconduct with respect to the Company, its management or employees. Furthermore, we have not issued incentive-based compensation that is subject to recovery under our Compensation and Recoupment Policy.

DIRECTOR COMPENSATION

The following table presents the total compensation of our directors for services to us for each person who served as a member of VWE’s Board during the year ended June 30, 2023 (other than Messrs. Moramarco and Roney). Messrs. Moramarco and Roney also served on the Board during fiscal 2023, but their compensation during fiscal 2023 is fully reflected in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Total ($)
Paul S. Walsh(3)	$310,000	$69,574	$379,574
Robert L. Berner III	$90,000	$34,787	$124,787
Mark W.B. Harms	$75,000	$34,787	$109,787
Candice Koederitz	$75,000	$34,787	$109,787
Timothy Proctor	$75,000	$34,787	$109,787
Lisa M. Schnorr	$95,000	$34,787	$129,787
Jonathan Sebastiani	$75,000	$34,787	$109,787

(1)

These amounts do not reflect the actual value realized by the recipient. The amounts in this column represent the aggregate grant date fair value of restricted stock units granted to our NEOs, calculated in accordance with FASB ASC Topic 718. See Note 13 to our consolidated financial statements included in our Annual Report for information regarding the assumptions made in determining these values.

(2)

As of June 30, 2023, each of our non-employee directors, except for Mr. Walsh, held restricted stock unit awards representing the contingent right to receive 10,478 shares of our common stock that vest in full on November 30, 2023.

(3)	As of June 30, 2023, Paul S. Walsh held restricted stock unit awards representing the contingent right to receive 20,956 shares of our common stock that vest in full on November 30, 2023.

In fiscal 2023 each non-employee director received $150,000 in total, composed of $75,000 in cash and $75,000 in restricted stock (based on the variable weighted average market price for the common stock as measured at the close of the first 30 trading days of the fiscal year). The Executive Chairman received an annual base salary of $250,000. The Lead Independent Director received $250,000 in total, composed of $125,000 in cash and $125,000 in restricted stock. The chairs of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee received additional cash payments of $20,000, $15,000 and $10,000, respectively. Compensation that deviates from these arrangements may be paid in the event of resignations, vacancies and other situations resulting in service for a partial fiscal year. The compensation payable to non-employee directors, like compensation payable to employees, may be revised from time to time by the Compensation Committee.

In October 2023, our Compensation Committee approved a reduction in our director compensation in recognition of the reduction of the Company’s market capitalization and net loss for fiscal 2023. Starting in fiscal 2024, each non-employee director’s cash component of their compensation will decrease by $37,500. Mr. Roney has also agreed that his annual base salary for his service as Executive Chairman will be decreased to $212,500 starting in fiscal 2024.

Stock Ownership Guidelines

Our Board has adopted an Executive and Director Stock Ownership Policy that outlines the minimum stock ownership target for the non-employee directors of the Company as five times the annual Board retainer divided by the prior year’s share price. Non-employee directors of the Company are expected to achieve their target ownership five fiscal years from the date they became subject to the policy, with an additional two-fiscal year grace period if the policy is amended to increase the ownership target. Each of our non-employee directors is within the transition period to achieve compliance with this policy.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with Stockholders

In January 2016, D209, owned by the SLR No. 209 Trust, the LR Living Trust and VWE entered into a support and production agreement (the “Kirkland Agreement”). Under the Kirkland Agreement, D209 agreed to provide certain services related to VWE’s Kirkland branded spirits including overall management of the production process and advice and consulting regarding bottling, packaging and distribution. In November 2018, for a purchase price of $658,367, VWE acquired certain assets of D209 from D209 and the LR Living Trust, including key trademarked intellectual property. As part of the purchase agreement, the parties agreed to terminate the Kirkland Agreement for $250,000 in additional payments and VWE’s agreement to reimburse the SLR 209 Trust for 50% of expenses related to canceling an unrelated third-party consulting agreement such that the total payment VWE made to the LR Living Trust in finalizing the asset purchase agreement, inclusive of the purchase price was $908,367, plus the reimbursement of such expenses. In addition, VWE agreed to ongoing quarterly payments of $3 for every nine liter case of gin sold under the D209 trademarks by VWE for three calendar years following the sale (through November 2021). Such payment for case fees resulted in immaterial payments for the period July 1, 2021 to November 30, 2021. Samantha Rudd is the sole trustee of the SLR No. 209 Trust and was a director of Legacy VWE. Darrell Swank is one of two co-trustees of the LR Living Trust and was a Legacy VWE director. Payments to the LR Living Trust pursuant to this agreement terminated in November 2021.

Agreements with Directors

On February 7, 2023, the board of directors of the Company appointed Jon Moramarco, a member of the Board, as the Company’s Interim Chief Executive Officer. In connection with such appointment, the Company entered the Moramarco Consulting Agreement, pursuant to which the Company will pay bw166 a monthly fee of $17,500 and will reimburse bw166 and Mr. Moramarco for reasonable business-related expenses in connection with the Interim Chief Executive Officer services provided thereunder. Additionally, the Company agreed to award Mr. Moramarco a one-time grant of 100,000 restricted stock units pursuant to the 2021 Plan, which will vest in full on the one-year anniversary of the grant date. Mr. Moramarco is the Managing Partner of bw166 and has a controlling interest therein. This arrangement ended on October 29, 2023.

In the Roney Letter Agreement, Mr. Roney expressly waived any claim to the severance benefits described in Section 5.2(b) of the Roney Prior Employment Agreement. Pursuant to the terms of the Roney Letter Agreement, Mr. Roney will receive an annual base salary of $250,000 for his service as Executive Chairman and will be eligible to participate in the Company’s employee benefit plans and programs in accordance with their terms and eligibility requirements. In connection with his appointment as Executive Chairman, all outstanding stock options and unvested restricted stock units previously granted to Mr. Roney under the 2021 Plan ceased to vest and any unvested awards were forfeited. See “Executive Compensation - Employment Agreements with the NEOs - Roney Prior Employment Agreement and Roney Letter Agreement.”

The Company has a contract with Bin-to-bottle, a storage and bottling company owned by Mr. Roney, for storage purposes. The expenses incurred for storage were immaterial for the years ended June 30, 2023 and 2022 as well as the three months ended September 30, 2023 and 2022.

In connection with the Roney Letter Agreement and the foregoing changes, the board of directors of the Company also appointed Paul Walsh, who previously served as Chairman of the Board, as Independent Lead Director effective February 7, 2023. In connection therewith, the Board approved an adjustment of Mr. Walsh’s annual compensation as a member of the Board to $250,000.

Due to the vacancy on the Audit Committee created by the appointment of Mr. Moramarco as Interim Chief Executive Officer, on February 7, 2023, the Board appointed Timothy D. Proctor, a member of the Board, as a member of the Audit Committee. Mr. Moramarco has resumed his position on the Board.

Immediate Family Member Employment Arrangements

We provide at-will employment to several family members of officers or directors who provide various sales, marketing and administrative services to us. Payroll and other expenses to these related parties was $123 thousand and $125 thousand for the three months ended September 30, 2023 and 2022, respectively.

VWE provides at will employment to Mr. Sean Roney, who provides administrative and general services to VWE, manages VWE’s trademarks and acts as brand manager for Sabotage. Mr. Sean Roney, who is the son of Mr. Patrick Roney, has served VWE from 2010 to present. During the fiscal year ended June 30, 2023 and June 30, 2022, he was paid a salary of $175,209 and $173,369, respectively.

In 2018, VWE employed Chris Sebastiani, the brother of Jonathan Sebastiani, as the General Manager of Viansa, responsible for direct-to-consumer sales and marketing of the Viansa brand. During the fiscal year ended June 30, 2023 and June 30, 2022, he was paid a salary of $164,356 and $167,144, respectively.

In 2016, VWE employed Katy Long, the wife of Zach Long, as a VWE Wine educator and brand advocate. From 2019 through July 2023, Ms. Long served as vintner, director of international marketing and the VWE brand advocate, before she was promoted to director of international sales in August 2023. During the fiscal year ended June 30, 2023 and June 30, 2022, she was paid a salary of $129,812 and $128,166, respectively.

In 2021, VWE employed Kevin Lynn, the brother of our former President Terry Wheatley, as its Visual Communications Manager. During the fiscal year ended June 30, 2023 and June 30, 2022, he was paid a salary of $80,000 and $57,846, respectively.

Family Member Business Arrangements

We pay for sponsorship and marketing services and point of sale marketing materials to unincorporated businesses that are managed by immediate family members of Terry Wheatley, the former President of VWE.

With its acquisition of Terry Wheatley’s business in 2014, VWE began to pay an unincorporated business named Tough Enough to Wear Pink for sponsorship services in connection with the latter’s breast cancer awareness campaign in the western community. Tough Enough to Wear Pink is the marketing platform for VWE’s Purple Cowboy brand. In connection with the Separation Agreement, the Company and Ms. Wheatley entered into an Asset Purchase Agreement effective as of September 17, 2023 (the “Wheatley APA”), whereby the Company sold Ms. Wheatley all of its intellectual property rights related to its “Purple Cowboy” trademarks for $1.00. Pursuant to the Wheatley APA, the Company will hold a worldwide, non-exclusive license to use the Purple Cowboy intellectual property until June 30, 2024 for the purpose of liquidating its existing Purple Cowboy inventory. Pursuant to the Wheatley APA, Ms. Wheatley is required to purchase, by December 31, 2024, all Purple Cowboy inventory held by the Company that was not sold by June 30, 2024, at cost plus shipping charges. From September 17, 2023 to June 30, 2024, the Company has agreed to make sponsorship payments to Tough Enough to Wear Pink of all gross profits received from sales of inventory associated with the Purple Cowboy intellectual property. The sponsorship payments are to be made at a rate of $20,000 per month with any adjustment needed to account for remaining gross profits not previously covered by the sponsorship payments to be made in the final payment in July 2024. In the event the sponsorship payments exceed the gross profits received by the Company from sales of Purple Cowboy inventory, Ms. Wheatley is required to refund such excess amount to the Company by July 30, 2024.

During the fiscal year ended June 30, 2023 and June 30, 2022, VWE paid $300,000 and $294,000, respectively, to Tough Enough to Wear Pink for its services. These payments were made to Lacey and Wade Wheatley, who are the daughter-in-law and son of Terry Wheatley.

VWE also has an arrangement with an unincorporated business named Connect the Dots for pick-and-packing merchandise and shipping services. During the fiscal year ended June 30, 2023 and June 30, 2022, VWE paid $57,000 and $48,000, respectively, to Connect the Dots for its services. These payments were made to Katie Zaslove, the daughter of Terry Wheatley.

We made an additional payment related to sponsorship and marketing services to Katie Zaslove, an immediate family member of Ms. Wheatley in the year ended June 30, 2023 totaling $10,000.

Gem+Jane Asset Acquisition

On February 14, 2022, the Company purchased certain intellectual property pertaining or related to a canned cannabis beverage brand from CannaCraft, Inc. The Company purchased the intellectual property at a purchase price of $300,000. Terry Wheatley, our former President, is chairwoman of the board of directors of CannaCraft, Inc., having the authority to establish policies and make decisions.

Under the Wheatley APA, whereby the Company sold Ms. Wheatley all of its intellectual property rights related to its “Gem+Jane” trademarks for $1.00. Pursuant to the Wheatley APA, Ms. Wheatley agreed to pay the Company a royalty of $1.00 per 9-liter case of “Gem+Jane” branded products sold for a period of three years from September 17, 2023.

Other Business Arrangements

In April 2022, the Company entered into an arrangement with Global Leisure Partners LLC (“GLP”) to act as a financial advisor to the Company in connection with its exploration of acquisitions, mergers, investments and other strategic matters. Mark Harms, who is a director of the Company, is currently the Chairman and Chief Executive Officer of GLP. Rob Berner, who is also a director of the Company, currently serves as a director of GLP. Mr. Harms and Mr. Berner each own 50% of GLP. During the years ended June 30, 2023 and June 30, 2022, payments in respect of capital markets and mergers and acquisitions matters totaled $200,000 and $50,500, respectively. Payments to GLP totaled $50,000 for each of the three months ended September 30, 2023 and 2022.

The Company has an agreement with Sonoma Brands Partners II, LLC (“SBP”) whereby it provides management consulting, business development and administrative and other support services to the Company. Jonathan Sebastiani, who is a director of the Company, is the managing partner of SBP. For the years ended June 30, 2023 and 2022, payments to Sonoma Brands Partners II, LLC totaled $200,000 per year. Payments made to SBP for the three months ended September 30, 2023 and 2022 were immaterial.

Investor Rights Agreement

In connection with the consummation of the Business Combination, the Roney Investors, the Rudd Investors, the Sebastiani Investors and the Sponsor (collectively referred to as the Major Investors) and all other holders of Legacy VWE capital stock entered into the Investor Rights Agreement, which provides for, among other things, voting agreements, director nominee designation rights, resale restrictions and registration rights.

The Specified Investors will have significant influence in determining the outcome of matters requiring shareholder approval as well as the election of directors due to the investor rights agreement, the rights set out therein and the relative ownership of the Company’s common stock by the Specified Investors following closing of the transactions. Subject to its terms, the investor rights agreement and the rights set out therein with respect to election of directors may extend until the 2028 Annual Meeting.

Voting Agreements. The Sponsor and the Legacy VWE investors party to the investor rights agreement (collectively, the “Specified Investors") agreed therein to act in concert with respect to voting their shares of the Company’s common stock. Such agreement covers voting with respect to directors and, for the Major Investors, voting with respect to other matters.

Subject to the terms of the investor rights agreement, until the 2028 annual meeting of shareholders of the Company (the “2028 Annual Meeting”), the Roney Representative may designate up to five individuals, at least two of whom will qualify as independent directors under applicable Nasdaq listing requirements (collectively, the Roney Nominees), for inclusion by the Company and its board of directors, acting through the nominating and governance committee of the board of directors, in the slate of nominees recommended to shareholders for election as directors at any annual or special meeting of the shareholders at which directors are to be elected. Notwithstanding this agreement, if the combined beneficial ownership of the Roney Investors, the Rudd Investors and the Sebastiani Investors over which the Roney Representative has control:

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(A) is reduced by at least 50%, but less than 75%, from that owned on the closing date of the merger (excluding reductions to the extent due to (1) the sale of shares in which the Roney Representative has no pecuniary interest or (2) issuances unrelated to a Material Stock Acquisition) and (B) represents at least the Minimum Number, the Roney Representative will, without further action, only be entitled to designate up to three Roney Nominees;
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(A) is reduced by at least 75% from that owned on such closing date (excluding reductions to the extent due to due to (1) the sale of shares in which the Roney Representative has no pecuniary interest or (2) issuances unrelated to a Material Stock Acquisition) and (B) represents at least the Minimum Number, the Roney Representative will, without further action, only be entitled to designate up to two Roney Nominees; and
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represents less than the Minimum Number, the Roney Representative will, without further action, no longer have any nomination rights hereunder.

Likewise, until the 2028 Annual Meeting and subject to the terms of the investor rights agreement, the Sponsor may designate all but two of the remaining directors, at least one of whom so designated will qualify as an independent director under applicable Nasdaq listing requirements (collectively, the Sponsor Nominees), for inclusion by the Company and its board of directors, acting through the nominating and governance committee of the board of directors, in the slate of nominees recommended to shareholders for election as directors at any annual or special meeting of the shareholders at which directors are to be elected. Notwithstanding this agreement, if the beneficial ownership of the Sponsor:

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(A) is reduced by at least 50%, but less than 75%, from that owned on the closing date of the merger (excluding reductions to the extent due to issuances unrelated to a Material Stock Acquisition) and (B) represents at least the Minimum Number, the Sponsor will, without further action, only be entitled to designate up to two Sponsor Nominees;
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(A) is reduced by at least 75% from that owned on such closing date (excluding reductions to the extent due to issuances unrelated to a Material Stock Acquisition) and (B) represents at least the Minimum Number, the Sponsor will, without further action, only be entitled to designate up to one Sponsor Nominee; and
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represents less than the Minimum Number, the Sponsor will, without further action, no longer have any nomination rights under the investor rights agreement.

The two members of the board who are neither Roney Nominees nor Sponsor Nominees will be individuals who qualify as independent directors under listing requirements then applicable to the common shares and are nominated by the Nominating and Governance Committee and the entire board of directors. If and when the Company’s securities are no longer listed on the TSX and the terms of these Nominating Committee Nominees expire, then the two positions on the board that would be filled by Nominating Committee Nominees will instead be filled by two additional Sponsor Nominees.

The “Roney Representative” as defined in the investor rights agreement is Patrick A. Roney or, if he is not then living or is incapacitated, the trustee of the Rudd Trust, the SLR Trust and the Rudd Foundation that owns a plurality of the total shares of common stock then held by them.

A “Material Stock Acquisition” as defined in the investor rights agreement means a transaction in connection with which Parent issues shares of common stock representing more than 35% of such stock then outstanding.

“Minimum Number” as defined in such agreement means 4% of the shares of the Company’s common stock outstanding as of the relevant date or such lower percentage to which the Roney Representative or Sponsor, as applicable, may agree (such agreement not to be unreasonable withheld) upon the request of the other.

In furtherance of the nomination rights provided for in the investor rights agreement, such agreement also provides that: (i) in connection with each meeting or consent solicitation of at or by which directors are to be elected, the Company’s board of directors (including any committee thereof) will nominate and recommend for election and include such recommendation in a timely manner in any proxy statement, consent solicitation or other applicable announcement to shareholders, and the Specified Investors will vote for each Roney Nominee and Sponsor Nominee; and (ii) the Company, acting through its board of directors (including any committee thereof), will fill any vacancy of a Roney Nominee or a Sponsor Nominee on the board with a Roney Nominee or a Sponsor Nominee, respectively.

With respect to voting on matters other than the election of directors, the investor rights agreement provides as follows for the period beginning on the closing date of the merger and ending the earlier of seven years from that date and the date on which the Roney Investors cease to own, in the aggregate, 10% or more of the Company’s outstanding common stock. During that period, each Major Investor will irrevocably appoint the Roney Representative as such Major Investor’s proxy, to the fullest extent of such Major Investor’s rights with respect to the shares of the Company’s common stock owned by such Major Investor as of the closing date or thereafter acquired, to vote each such shares at each annual or special meeting of shareholders on all matters other than, in the case of Sponsor, certain reserved matters.

Such reserved matters are (a) the issuance of equity or the adoption of any equity plan, (b) any merger, consolidation or other business combination transaction to which the Company is a party (other than such a transaction resulting in a change of domicile, without more), (c) any transaction pursuant to which any executive officer, director or affiliate of the Company has an interest that is different from, or in addition to, the interests of the Company’s shareholders generally, (d) any amendment of the Company’s articles of incorporation or bylaws (other than an amendment that does not discriminate by its terms against any class, series or group of shareholders or any particular shareholder or adversely affect shareholder rights in a significant respect), and (e) any matter as to which Sponsor is advised in writing by a nationally recognized law firm that the failure to exercise independent judgment would be a breach of any law, exchange listing requirement, fiduciary duty or contract.

Upon consummation of the transactions, the Specified Investors beneficially owned approximately 48.7% of the Company’s common stock

Resale Restrictions. Pursuant to the Investor Rights Agreement, the Major Investors (other than the Sebastiani Investors) agreed that they will remain subject to a lock-up provision for a portion of their shares until May 2024. They may not sell, offer to sell, transfer or otherwise dispose of the shares of common stock issued to them in connection with the Business Combination that remain subject to the lock-up provision in the Investor Rights Agreement (in each case, subject to certain exceptions set forth in the Investor Rights Agreement).

All other Legacy VWE investors party to the investor rights agreement (including the Sebastiani Investors but excluding Wasatch) also agreed to certain lock-up restrictions on shares of common stock issued to them in connect with the Business Combination. All such shares held by these investors were released from lock-up as of May 7, 2022.

Modification or Amendment. The Investor Rights Agreement may be amended and the Company may take action therein prohibited, or omit to perform any act therein required to be performed by it, if and only if the Company has obtained the consent of each Major Investor holding at least 5% of the outstanding shares of the Company’s common stock and, during the Roney Director Designation Period, the Roney Representative, but the resale restrictions described above cannot be amended without the prior written consent of any Major Investor that would be adversely affected by the amendment.

Registration Rights. Under the Investor Rights Agreement, (i) Wasatch and (ii) after December 2022, the Sponsor or any Major Investor holding not less than 10% of the shares of the Company’s common stock held by all Legacy VWE Investors in the aggregate, may demand to sell all or a portion of their registrable securities in an SEC-registered offering up to six times, in the case of Wasatch and such Major Investors, and up to three times, in the case of the Sponsor, in each case subject to certain minimum requirements and customary conditions. The Investor Rights Agreement also provides the Sponsor and all holders of Legacy VWE capital stock party thereto with “piggy-back” and Form S-3 registration rights, subject to certain minimum requirements and customary conditions. The Investor Rights Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act. Approximately 27 million shares of the Company’s common stock issued to Legacy VWE stockholders in connection with the merger are expected to be covered by the registration rights provisions of the Investor Rights Agreement.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Your rights as stockholders are governed by Nevada law and our Articles of Incorporation (“articles of incorporation”) and Bylaws (“bylaws”). We urge you to read the applicable provisions of Nevada law and our articles of incorporation and bylaws carefully and in their entirety because they contain important information with respect to your rights as a holder of our common stock or our warrants.

The following is a description of the material terms of, and is qualified in its entirety by, the articles of incorporation and bylaws, each of which have been publicly filed with the SEC. The summary below is also qualified by reference to the provisions of the Nevada Revised Statutes (the “NRS”).

Authorized Capital Stock

The Company’s authorized capital stock consists of 200,000,000 shares of the Company’s common stock, no par value per share, and 2,000,000 shares of preferred stock, no par value per share. A total of 62,498,317 shares of common stock were issued and 59,626,423 shares outstanding as of November 7, 2023. No shares of preferred stock are issued or outstanding. Unless the Company’s board of directors determines otherwise, the Company will issue all shares of its capital stock in uncertificated form.

Common Stock

Listing. The Company’s common stock and warrants are listed on Nasdaq under the symbols “VWE” and “VWEWW”, respectively.

Record Holders: As of November 7, 2023, we had approximately 26 holders of record of our common stock, although there is a much larger number of beneficial holders of our common stock. The actual number of stockholders is greater than the number of record holders stated above, and includes stockholders who are beneficial owners, but whose shares are held in “street name” by brokers and other nominees.

Voting. Each holder of the Company’s common stock will be entitled to one vote for each share owned of record on matters submitted to a vote of holders of the Company’s common stock. Holders of the Company’s common stock will not be entitled to cumulative voting in the election of directors.

Dividends. Holders of the Company’s common stock will be entitled to receive dividends if, as, and when declared by the Company’s board of directors out of funds legally available therefor, subject to the dividend and liquidation rights of any preferred stock that may be issued and subject to any dividend restrictions that may be contained in the Company’s future credit facilities. The Company has no current plans to pay dividends on its common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of the Company’s board of directors and will depend on, among other things, the combined company’s results of operations, cash requirements, financial condition, contractual restrictions and other factors that the Company’s board of directors may deem relevant. Because we are a holding company and have no direct operations, the Company is only be able to pay dividends from funds it receives from its subsidiaries.

Liquidation. Subject to the rights of the holders of any series of preferred stock, shares of the Company’s common stock will be entitled to receive the assets and funds of the Company available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary.

Other Terms. The Company’s common stock will have no preemptive rights and no redemption, sinking fund or conversion provisions. The rights, preferences and privileges of the holders of the Company’s common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that the Company may designate in the future.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is TSX Trust Company.

Preferred Stock

The articles of incorporation will authorize the Company’s board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by Nasdaq, the authorized shares of preferred stock will be available for issuance without further action by the Company’s shareholders. The Company’s board of directors may determine, with respect to any series of preferred stock, the designation, powers, preferences and relative participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, of that series, including, without limitation:

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the number of shares of the series and the designation to distinguish the shares of such series from the shares of all other series;
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the voting powers, if any, and whether such voting powers are full or limited in such series;
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the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;
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whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;
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the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

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the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;
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the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;
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the provisions, if any, of a sinking fund applicable to such series; and
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any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof.

The Company could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of the Company’s common stock might believe to be in their best interests or in which the holders of the Company’s common stock might receive a premium for your common stock over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of the Company’s common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Company’s common stock.

Annual Shareholder Meetings

The bylaws provide that annual meetings of shareholders will be held wholly or partially by means of remote communication or at such place, within or without the State of Nevada, at such date and time as may be determined by the Company’s board of directors, the chief executive officer or the chairman of the Company’s board of directors and as will be designated in the notice of such meeting.

Anti-Takeover Effects of Nevada Law and Provisions of the Company’s Articles of Incorporation and Bylaws

Certain provisions of Nevada law and the articles of incorporation and bylaws could make the following more difficult:

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acquisition of the Company by means of a tender offer;
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acquisition of the Company by means of a proxy contest or otherwise; or
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removal of the Company’s incumbent officers and directors.

These provisions, summarized below, could have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids. These provisions may also encourage persons seeking to acquire control of the Company to first negotiate with the Company’s board of directors.

Filling Vacancies. The bylaws provide that, subject to the articles of incorporation, the rights of holders of any series of preferred stock and the investor rights agreement, vacancies and newly created directorships resulting from any increase in the number of directors or any vacancy on the Company’s board of directors may be filled by a majority of the directors then in office, even if less than a quorum, and the directors so chosen will hold office until the next annual election and until their successors are duly elected and will qualify, and will not be filled by the stockholders; provided, that: (a) for so long as the Roney Representative has a right to nominate one or more Roney Nominees, any vacancy resulting from the death, resignation, removal, disqualification or other cause in respect of any Roney Nominee, including the failure of any Roney Nominees to be elected, will be filled only by the Roney Representative; (b) for so long as Sponsor has a right to nominate one or more Sponsor Nominees pursuant to the investor rights agreement, any vacancy resulting from the death, resignation, removal, disqualification or other cause in respect of a Sponsor Nominee will be filled only by Sponsor; (c) for so long as the Roney Representative has the right to nominate one or more Roney Nominees, vacancies resulting from an increase in the number of directors will be filled so that the number of Roney Nominees, as a percentage of the total number of directors, remains the same; and (d) for so long as Sponsor has the right to nominate one or more Sponsor Nominees, vacancies resulting from an increase in the number of directors will be filled so that the number of Sponsor Nominees, as a percentage of the total number of directors, remains the same. Any director elected to fill a vacancy not resulting from an increase in the number of directors will hold office for the remaining term of his or her predecessor.

Removal. The bylaws provide that, subject to any provisions of applicable law and the articles of incorporation, any or all of the directors may be removed, until the Sunset Date, only for cause and, following the Sunset Date, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided, however, that (a) no Roney Nominee may be removed from office unless such removal is directed or approved by the Roney Representative pursuant to the investor rights agreement so long as the Roney Representative is entitled to designate Roney Nominees and (b) no Sponsor Nominee may be removed from office unless such removal is directed or approved by Sponsor pursuant to the investor rights agreement so long as Sponsor is entitled to designate Sponsor Nominees.

Requirements for Advance Notice of Shareholder Nominations and Proposals. The bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a shareholder will need to comply with advance notice requirements and provide the Company with certain information and the matter must constitute a proper matter for stockholder action. Generally, to be timely, a shareholder’s notice must be received at the Company’s principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary the preceding year’s annual meeting. The bylaws provide that the principal executive offices of the Company shall be located at 937 Tahoe Boulevard, Suite 210, Incline Village, Nevada, unless and until they are located at such other place within or without the State of Nevada as the board of directors of the Company may determine. The bylaws also specify requirements as to the form and content of a shareholder’s notice. The bylaws allow the board of directors or the chairman of any meeting of shareholders to adopt rules and regulations for the conduct of such meeting, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Special Meetings of the Shareholders. The bylaws provide that, unless otherwise prescribed by law or the articles of incorporation, special meetings of shareholders of the Company may be called only by the secretary of the Company at the direction of the board of directors, by the chairman or the chief executive officer of the Company. At any annual meeting or special meeting of shareholders, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the bylaws. The Company’s bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

No Cumulative Voting. The articles of incorporation do not authorize cumulative voting.

Undesignated Preferred Stock. The authorization of undesignated preferred stock in the articles of incorporation will make it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.

Authorized but Unissued Capital Stock. Nevada law does not require shareholder approval for any issuance of authorized shares. However, Nasdaq’s listing requirements, which apply so long as the Company’s common stock remains listed on Nasdaq, require shareholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. The Company’s board of directors may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of the Company’s management. Moreover, the Company’s authorized but unissued shares of preferred stock will be available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans. One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable the Company’s board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company’s management and possibly deprive the Company’s shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Amendment of Articles of Incorporation or Bylaws. Until the Sunset Date, the amendment of any of the provisions of the articles of incorporation or bylaws described above will require the affirmative vote of holders of at least two-thirds of the voting power of all the then-outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors, voting together as a single class. After the Sunset Date, the amendment of such provisions will require the affirmative vote of holders of a majority of the voting power of all the then-outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors, voting as a single class.

Acquisition of Control Shares. In addition, the NRS contains provisions governing the acquisition of a controlling interest in certain Nevada corporations. Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights. These laws will apply to the Company as of a particular date if the Company were to have 200 or more shareholders of record (at least 100 of whom have addresses in Nevada appearing on the Company’s stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless the articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. These laws may have a chilling effect on certain transactions if the articles of incorporation or bylaws are not amended to provide that these provisions do not apply to the Company or to an acquisition of a controlling interest, or if the Company’s disinterested shareholders do not confer voting rights in the control shares.

Combinations with Interested Stockholders. Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval, certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These laws generally apply to Nevada corporations with 200 or more stockholders of record. A Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but, if such election is not made in the corporation’s original articles of incorporation, then the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. The Company has not made such an election in its articles of incorporation.

Choice of Forum Provisions

The articles of incorporation provide that, unless the Company consents in writing to the selection of an alternative forum: (a) the Second Judicial District Court, in and for the State of Nevada, located in Washoe County, Nevada, will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Company to the Company or to its stockholders, or (iii) any action, suit or proceeding arising pursuant to any provision of the NRS Chapter 78 of the State of Nevada, as amended, or the bylaws or the articles of incorporation of the Company (as either may be amended or restated from time to time); and (b) subject to the foregoing, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Such articles further provide that, if any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed as a foreign action in the name of any stockholder, such stockholder will be deemed to have consented to (1) the personal jurisdiction of the state and federal courts in the State of Nevada in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (2) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. Such articles further provide that any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Company will be deemed to have notice of and consented to these provisions of the articles. Nevertheless, such provisions of the articles do not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction. The articles provide that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding the beneficial ownership of our common stock as of November 7, 2023 by:

•
each person known to the Company to be the beneficial owner of more than 5% of outstanding common stock;
•
each of the Company's NEOs and directors; and
•
all of the Company's current executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or has the right to acquire such securities within 60 days.

Unless otherwise noted, the business address of each of the following entities or individuals is c/o Vintage Wine Estates, Inc., 937 Tahoe Boulevard, Suite 210, Incline Village, NV 89451. Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of Company common stock beneficially owned by them.

A total of 59,626,423 shares of common stock were outstanding as of November 7, 2023.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	% of Total Voting Power
Named Executive Officers
Patrick Roney(1)(8)(10)(11)(15)	32,589,429	50.3%
Jon Moramarco	29,050(2)	*
Zach Long	469,064(3)	*
Terry Wheatley	290,552	*
Directors
Robert L. Berner III	708,347(4)	1.2%
Mark W.B. Harms	32,690,860(5)	50.6%
Candice Koederitz	23,295(2)	*
Timothy Proctor	43,295(2)	*
Lisa Schnorr	27,550(2)	*
Jonathan Sebastiani	1,258,596(6)	2.1%
Paul Walsh	734,253(7)	1.2%

All Directors and Current Executive Officers as a Group (12 Persons)	35,673,403	54.3%
Five Percent or More Holders
Roney Trust(8)(15)	6,516,072	10.9%
Laura G. Roney(9)	6,516,072	10.9%
Rudd Trust(10)(15)	7,600,117	12.7%
Darrell D. Swank(10)(11)	9,799,980	16.4%
Steven Kay(10)(11)	9,799,980	16.4%
Wasatch Advisors LP(12)	6,825,181	11.4%
Bespoke Sponsor Capital LP(5)	31,982,513	49.6%
Paradice Investment Management LLC(16)	3,941,765	6.6%
Major Investors(13)	26,430,290	41.0%
Specified Investors(14)	31,982,513	49.6%

*	Represents less than 1%.

(1)

Patrick Roney has sole voting and dispositive power over 310,400 shares held by him in an IRA account and 81,376 shares by him directly. Mr. Roney holds stock options to purchase 215,140 shares that could become exercisable within 60 days of November 7, 2023. Mr. Roney shares voting power and dispositive power with his wife, Laura G. Roney, over the 6,516,072 shares owned by the Roney Trust. In his capacity as the Roney Representative, Mr. Roney has voting power over all shares owned by the Specified Investors pursuant to and for the purposes specified in the Investor Rights Agreement, including for the purpose of voting for the Roney Nominees.

(2)	Includes 10,478 restricted stock units that vest within 60 days of November 7, 2023.

(3)	Includes 88,587 restricted stock units that vest within 60 days of November 7, 2023 and options to purchase 189,674 shares that could become exercisable within 60 days of November 7, 2023.

(4)	Includes 10,478 restricted stock units that vest within 60 days of November 7, 2023 and presently exercisable warrants to purchase 100,460 shares.

(5)

Includes the following: 597,409 shares owned by Mr. Harms directly, presently exercisable warrants held by Mr. Harms to purchase 100,460 shares, 3,666,671 shares owned by Bespoke Sponsor Capital LP (“Bespoke Sponsor”) and presently exercisable warrants held by Bespoke Sponsor to purchase 4,888,892 shares. Bespoke Sponsor also has voting power over all shares owned by the Specified Investors pursuant to and for the purposes specified in the investor rights agreement, including for the purpose of voting for the Sponsor Nominees. Bespoke Capital Partners, LLC (“Bespoke Capital”) is the general partner of the Sponsor. Mr. Harms is a joint managing partner of Bespoke Capital. As such, Mr. Harms shares voting power with respect to the shares over which Bespoke Sponsor has voting power. Mr. Harms disclaims beneficial ownership of such shares held directly by Bespoke Sponsor, except to the extent of his pecuniary interests therein. The address of Bespoke Sponsor is c/o Bespoke Capital Acquisition Corp., 595 Burrard Street, Suite 2600, Three Bentall Centre, Vancouver, BC V7X1L3.

(6)

Jonathan Sebastiani has sole voting and dispositive power over the 684,881 shares owned by Sonoma Brands II, LP, the 410,715 shares owned by Sonoma Brands VWE Co-Invest, L.P. and the 39,350 shares owned by Sonoma Brands II Select, L.P. Also includes 10,478 restricted stock units that vest within 60 days of November 7, 2023.

(7)	Includes 20,956 restricted stock units that vest within 60 days of November 7, 2023 and presently exercisable warrants to purchase 100,460 shares.

(8)

“Roney Trust” means the Patrick A. Roney and Laura G. Roney Trust. Patrick Roney and his wife, Laura Roney, are co-trustees of the Roney Trust and share voting and dispositive power over the shares owned by the Roney Trust.

(9)	Laura Roney shares voting and dispositive power with her husband, Patrick Roney, over the shares owned by the Roney Trust.

(10)

“Rudd Trust” means Marital Trust D under the Leslie G. Rudd Living Trust U/A/D 3/31/1999, as amended (as successor to the Leslie G. Rudd Living Trust U/A/D 3/31/1999, as amended). Darrell D. Swank and Steven Kay are co-trustees of the Rudd Trust and share voting and dispositive power over the shares owned by the Rudd Trust. The address of the Rudd Trust is c/o LRIco Services, LLC, 2416 E. 37th St. N., Wichita, KS 67219.

(11)

Includes (i) 7,600,117 shares owned by the Rudd Trust and (ii) 2,199,863 shares owned by the SLR Trust. Darrell D. Swank and Steven Kay are co-trustees of these trusts and share voting and dispositive power over the shares held by such trusts. Patrick Roney also is co-trustee of the SLR Trust, with such power over that trust. The address of Mr. Swank is c/o LRIco Services, LLC, 2416 E. 37th Street N., Wichita, KS 67219. The address of Mr. Kay is 100 The Embarcadero, Penthouse, San Francisco, CA 94105-1291. “SLR Trust” means the SLR Non-Exempt Trust U/A/D 4/21/2018 (as successor to the SLR 2012 Gift Trust U/A/D 12/31/2012). Patrick Roney, Darrell D. Swank and Steven Kay are co-trustees of the SLR Trust.

(12)	Based on information provided by Wasatch to the Company. The address of such stockholder is 505 Wakara Way, 3rd Floor, Salt Lake City, UT 84108.

(13)	The “Major Investors” are the Sponsor, the Roney Trust, Sean Roney, the Rudd Investors, Sonoma Brands II, L.P., Sonoma Brands II Select, L.P., and Sonoma Brands VWE Co-Invest, L.P.

(14)	The “Specified Investors” are the Major Investors and all other stockholders party to the investor rights agreement, excluding Casing & Co. f/b/o Wasatch Microcap Fund.

(15)

Each of the Rudd Trust and the SLR Trust (collectively, the “Rudd Investors”) and the Roney Trust and Sean Roney (who owns 423,729 shares) (collectively, the “Roney Investors”) is a party to an Amended and Restated Voting Agreement effective as of June 7, 2021 (the “Voting Agreement”). Under the Voting Agreement, Patrick Roney may determine how all stockholders party to such agreement shall vote, act or consent.

(16)

Based on information contained in the Schedule 13G/A (Amendment No. 2) filed by Paradice Investment Management LLC on February 9, 2023, reporting shared dispositive power over 3,941,765 shares and shared voting power over 1,796,926 shares. The address of such stockholder is 250 Fillmore Street, Suite 425, Denver, Colorado 80206.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the Selling Stockholders from time to time of up to 5,977,957 shares of our common stock pursuant to registration rights granted to those Selling Stockholders. The Selling Stockholders may from time to time offer and sell any or all of our common stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later may come to hold any of the Selling Stockholders’ interest in our common stock other than through a public sale.

The following table sets forth and the accompanying footnotes are based primarily on information provided to us by the Selling Stockholders indicating our common stock they wished to be covered by this registration statement and eligible for sale under this prospectus. A Selling Stockholder may have sold or transferred some or all of the common stock indicated below with respect to such Selling Stockholder and may in the future sell or transfer some or all of the common stock indicated below in transactions exempt from the registration requirements of the Securities Act rather than under this prospectus. We cannot advise you as to whether the Selling Stockholder will in fact sell any or all of such common stock. For purposes of this table, we have assumed that the Selling Stockholder will have sold all of our common stock covered by this prospectus upon the completion of the offering. We have based percentage ownership on 59,626,423 shares of common stock outstanding as of November 7, 2023.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

Information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares registered on its, his, her or their behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

Name	Number of Shares Beneficially Owned Before Sale of All Shares of Common Stock Offered Hereby		Number of Shares of Common Stock to be Sold in the Offering	Number of Shares Beneficially Owned After Sale of All Shares of Common Stock Offered Hereby
	Number	%	Number	Number	%
Wasatch Small Cap Growth Fund(1)	3,047,336	5.1%	3,047,336	-	0%
Wasatch Ultra Growth Fund(2)	2,930,621	4.9%	2,930,621	-	0%

(1)
Consists of 3,047,336 shares of common stock held by Wasatch Small Cap Growth Fund. JB Taylor, Ken Korngiebel & Ryan Snow have voting and investment power with respect to the shares owned by Wasatch Small Cap Growth Fund. The address for the beneficial owners is 505 Wakara Way, 3rd Floor, Salt Lake City, Utah 84108.
(2)
Consists of 2,930,621 shares of common stock held Wasatch Ultra Growth Fund. John Malooly has voting and investment power with respect to the shares owned by Wasatch Ultra Growth Fund. The address for the beneficial owners is 505 Wakara Way, 3rd Floor, Salt Lake City, Utah 84108.

*	Less than one percent

SHARES ELIGIBLE FOR FUTURE SALE

The Company has, as of November 7, 2023, 200,000,000 shares of common stock authorized, 62,498,317 shares of common stock issued, 59,626,423 shares of common stock outstanding and 2,000,000 shares of preferred stock authorized and none issued and outstanding. All of the shares of common stock issued in connection with the transactions will be freely transferable by persons other than by the Company’s affiliates without restriction or further registration under the Securities Act, subject to any lock-up restrictions. Shares of common stock held by the Company’s affiliates will be “control securities” and thus will be subject to the resale provisions of Rule 144 in addition to any lock-up restrictions. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. The Company’s common stock is listed on Nasdaq under the symbol “VWE." The Company’s common stock (including shares of the Company’s common stock issued in the merger) and warrants are listed on the Nasdaq under the symbols “VWE” and “VWEWW,” respectively.

Rule 144

In general, under Rule 144, a person who is not deemed to have been an “affiliate” of ours at any time during the three months preceding a sale, and who has held restricted securities (within the meaning of Rule 144) for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those securities, subject only to the availability of current public information about us. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly, through one or more intermediaries, controls, or is under common control with the issuer. A non-affiliated person who has held restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those securities without regard to the provisions of Rule 144.

A person who is deemed to be an affiliate of ours and who has held restricted securities (within the meaning of Rule 144) for at least six months would be entitled to sell within any three-month period a number of securities that does not exceed the greater of one percent of the then outstanding shares of securities of such class or the average weekly trading volume of securities of such class during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).

However, Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. Rule 144 does include an important exception to this prohibition if the following conditions are met:

•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, certain Company stockholders will only be able to sell their shares of common stock, as applicable, pursuant to and in accordance with Rule 144 without registration so long as we are current in our Exchange Act periodic reporting obligations.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of VWE’s employees, consultants or advisors who purchases equity shares from the Company in connection with a compensatory stock plan or other written agreement executed prior to the completion of the merger is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

Under the investor rights agreement, (i) Wasatch and (ii) the Sponsor or any Major Investor holding not less than 10% of the shares of the Company’s common stock held by all VWE Investors in the aggregate may demand to sell all or a portion of their registrable securities in an SEC-registered offering up to six times, in the case of the VWE Investors, and up to three times, in the case of the Sponsor, in each case subject to certain minimum requirements and customary conditions. The investor rights agreement also provides the Legacy VWE shareholders party thereto with “piggy-back” and Form S-3 registration rights, subject to certain minimum requirements and customary conditions. The investor rights agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the registration rights holders against (or make contributions in respect of) certain liabilities which may arise under the Securities Act.

Equity Plans

We have filed a Registration Statement on Form S-8 covering the issuance of shares of common stock pursuant to the 2021 Plan. Subject to Rule 144 volume and manner of sale limitations applicable to affiliates, shares registered under such registration statement will be immediately available for sale in the open market when issued, except to the extent that such shares are subject to lock-up agreements, vesting restrictions with us or other contractual restrictions.

PLAN OF DISTRIBUTION

We are registering the offer and sale, from time to time, by the Selling Stockholders of up to 5,977,957 shares of common stock, no par value per share. We will not receive any of the proceeds from the sale of our common stock by the Selling Stockholders.

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for such securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•
block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•
an exchange distribution in accordance with the rules of the applicable exchange;
•
privately negotiated transactions;
•
in underwritten transactions;
•
settlement of short sales;
•
in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•
distribution to members, limited partners or stockholders of Selling Stockholders;
•
“at the market” or through market makers or into an existing market for the shares;
•
a combination of any such methods of sale; or
•
any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, provided that the Selling Stockholders meet the criteria and conform to the requirements of that rule, or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the Subscriber of securities, from the Subscriber) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with applicable Financial Industry Regulatory Authority ("FINRA") rules.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incident to the registration of the shares of common stock to be offered and sold pursuant to this prospectus by the Selling Stockholders. The Company has also agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or the Exchange Act. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sale of securities. Additionally, in certain underwritten offerings, the Selling Stockholders and the Company shall bear the expenses of the underwriter pro-rata in proportion to the respective amount of shares of common stock each is selling in such offering.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each Subscriber at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPERTS

The consolidated financial statements of Vintage Wine Estates, Inc. as of June 30, 2023 and 2022 and for the years then ended included in this prospectus have been audited by Cherry Bekaert LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

(a) Resignation of independent registered public accounting firm

On November 19, 2021, the Audit Committee received notice from Moss Adams, the Company’s previous independent registered public accounting firm, that Moss Adams had made the decision to resign as the Company's independent registered public accounting firm, effective November 19, 2021. On November 19, 2021, the Audit Committee accepted the resignation of Moss Adams.

Moss Adams audited the consolidated financial statements of the Company as of and for the fiscal years ended June 30, 2021. The report of Moss Adams on such consolidated financial statements, dated October 13, 2021, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

For the two fiscal years prior to the date of resignation, and subsequent interim periods, there were no disagreements with Moss Adams on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Moss Adams, would have caused them to make reference thereto in their report on the consolidated financial statements.

For the two fiscal years prior to the date of resignation, and subsequent interim periods, there were no reportable events, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Act, except for the material weakness in the Company’s internal control over financial reporting previously disclosed in this prospectus.

As previously disclosed, during the audit of the Company’s fiscal year 2021 consolidated financial statements and the subsequent close cycle for our fiscal quarter ended December 31, 2022, management identified material weaknesses in the Company’s internal control over financial reporting. The Audit Committee has discussed the material weaknesses with Moss Adams and the Company has authorized Moss Adams to respond fully to inquiries of the Company’s new independent registered public accounting firm, when engaged, concerning the material weakness.

(b) Disclosures regarding the new independent auditor

On December 3, 2021, the Company engaged Cherry Bekaert as the Company’s independent registered public accounting firm for the fiscal year ended June 30, 2022. The engagement of Cherry Bekaert was approved by the Audit Committee.

During the two most recent fiscal years and subsequent interim periods prior to and through the date thereof, neither the Company nor anyone on its behalf has consulted with Cherry Bekaert regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company that Cherry Bekaert concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

LEGAL MATTERS

Parsons Behle & Latimer have passed upon certain legal matters for us in connection with the securities offered by this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

VINTAGE WINE ESTATES, INC.

Part I—Financial Information

Item 1. Financial Statements

VINTAGE WINE ESTATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	September 30, 2023	June 30, 2023
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$18,624	$18,233
Accounts receivable, net	33,448	24,561
Other receivables	566	507
Inventories	199,402	201,363
Assets held for sale, net	-	511
Current interest rate swap asset	4,715	4,669
Prepaid expenses	8,688	14,895
Total current assets	265,443	264,739
Property, plant, and equipment, net	215,242	215,967
Operating lease right-of-use assets	30,082	32,945
Finance lease right-of-use-assets	606	630
Intangible assets, net	37,476	38,994
Interest rate swap asset	4,167	4,317
Other assets	3,229	3,562
Total assets	$556,245	$561,154
Liabilities, redeemable noncontrolling interest, and stockholders' equity
Current liabilities:
Line of credit	$121,919	$115,444
Accounts payable	20,084	20,413
Accrued liabilities and other payables	17,124	19,668
Accrued employee compensation	10,495	6,618
Current operating lease liabilities	6,210	6,243
Current finance lease liabilities	297	304
Current maturities of long-term debt	17,605	14,449
Total current liabilities	193,734	183,139
Other long-term liabilities	7,321	4,196
Long-term debt, less current maturities	170,013	173,409
Long-term operating lease liabilities	25,104	26,792
Long-term finance lease liabilities	317	334
Deferred tax liability	701	506
Total liabilities	397,190	388,376
Commitments and contingencies (Note 7)
Redeemable noncontrolling interest	255	262
Stockholders' equity:
Preferred stock, no par value, 2,000,000 shares authorized, and none issued and outstanding at September 30, 2023 and June 30, 2023.	-	-
Common stock, no par value, 200,000,000 shares authorized, 62,437,684 issued and 59,565,790 outstanding at September 30, 2023 and 62,234,028 issued and 59,362,134 outstanding at June 30, 2023.	-	-
Additional paid-in capital	383,064	381,689
Treasury stock, at cost: 2,871,894 shares held at September 30, 2023 and June 30, 2023, respectively.	(26,034)	(26,034)
Accumulated deficit	(197,366)	(182,308)
Total Vintage Wine Estates, Inc. stockholders' equity	159,664	173,347
Noncontrolling interests	(864)	(831)
Total stockholders' equity	158,800	172,516
Total liabilities, redeemable noncontrolling interest, and stockholders' equity	$556,245	$561,154

See notes to unaudited condensed consolidated financial statements.

VINTAGE WINE ESTATES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,
	2023	2022
Net revenues
Wine, spirits and cider	$52,663	$52,270
Nonwine	20,611	25,810
Total revenues	73,274	78,080
Cost of revenues
Wine, spirits and cider	34,935	33,021
Nonwine	13,639	15,529
Total cost of revenues	48,574	48,550
Gross profit	24,700	29,530
Selling, general, and administrative expenses	28,749	31,449
Amortization expense	1,636	1,811
Loss on remeasurement of contingent liability	971	185
Restructuring expenses	4,002	-
Gain on insurance and litigation proceeds	-	(530)
Gain on sale of assets	(797)	-
Loss from operations	(9,861)	(3,385)
Other income (expense)
Interest expense	(4,925)	(3,381)
Net (loss) gain on interest rate swap agreements	(95)	9,327
Other, net	27	271
Total other (expense) income, net	(4,993)	6,217
(Loss) income before provision for income taxes	(14,854)	2,832
Income tax provision	244	1,474
Net (loss) income	(15,098)	1,358
Net loss attributable to the noncontrolling interests	(40)	(174)
Net (loss) income attributable to common stockholders	$(15,058)	$1,532

Net earnings per share allocable to common stockholders
Basic	$(0.25)	$0.03
Diluted	$(0.25)	$0.03
Weighted average shares used in the calculation of earnings per share allocable to common stockholders
Basic	59,413,048	58,819,160
Diluted	59,413,048	59,137,036

See notes to unaudited condensed consolidated financial statements.

VINTAGE WINE ESTATES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

(in thousands, except share amounts)

	Redeemable Non-Controlling Interest Amount	Common Stock		Treasury Stock		Additional Paid-In Capital	Accumulated Deficit	Non-Controlling Interests	Total Stockholders' Equity
		Shares	Amount	Shares	Amount
Balance, June 30, 2023	$262	62,234,028	$-	2,871,894	$(26,034)	$381,689	$(182,308)	$(831)	$172,516
Stock-based compensation expense	-	-	-	-	-	1,269	-	-	1,269
Restricted stock units vested	-	233,311	-	-	-	129	-	-	129
Taxes paid related to net share settlement of equity awards	-	(29,655)	-	-	-	(23)	-	-	(23)
Net loss	(7)	-	-	-	-	-	(15,058)	(33)	(15,091)
Balance, September 30, 2023	$255	62,437,684	$-	2,871,894	$(26,034)	$383,064	$(197,366)	$(864)	$158,800

	Redeemable Non-Controlling Interest Amount	Common Stock		Treasury Stock		Additional Paid-In Capital	(Accumulated Deficit) Retained Earnings	Non-Controlling Interests	Total Stockholders' Equity
		Shares	Amount	Shares	Amount
Balance, June 30, 2022	$1,494	61,691,054	$-	2,871,894	$(26,034)	$376,099	$(1,092)	$(735)	$348,238
Adoption of ASC 842	-	-	-	-	-	-	7,752	-	7,752
Stock-based compensation expense	-	-	-	-	-	3,440	-	-	3,440
Repurchase of public warrants	-	-	-	-	-	(172)	-	-	(172)
Shareholder distribution	(66)	-	-	-	-	-	-	-	-
Net income (loss)	(146)	-	-	-	-	-	1,532	(28)	1,504
Balance, September 30, 2022	$1,282	61,691,054	$-	2,871,894	$(26,034)	$379,367	$8,192	$(763)	$360,762

See notes to unaudited condensed consolidated financial statements.

VINTAGE WINE ESTATES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Three months ended September 30,
	2023	2022
Cash flows from operating activities
Net (loss) income	$(15,098)	$1,358
Adjustments to reconcile net (loss) income to net cash from operating activities:
Depreciation expense	4,131	3,996
Non-cash operating lease expense	1,387	37
Amortization expense	1,714	1,880
Amortization of deferred loan fees and line of credit fees	236	98
Stock-based compensation expense	1,269	3,440
Provision for credit losses	(17)	(8)
Provision for inventory reserves	110	-
Remeasurement of contingent consideration liabilities	971	185
Net loss (gain) on interest rate swap agreements	95	(9,327)
Provision for deferred income tax	195	2,296
Gain on sale of assets	(797)	-
Change in operating assets and liabilities:
Accounts receivable	(8,870)	(547)
Other receivables	(59)	(8)
Inventories	1,851	(6,953)
Prepaid expenses and other current assets	6,207	2,388
Other assets	68	(1,861)
Accounts payable	(1,452)	2,103
Accrued liabilities and other payables	3,853	3,702
Net change in lease assets and liabilities	(245)	(791)
Net cash (used in) provided by operating activities	(4,451)	1,988
Cash flows from investing activities
Proceeds from sale of assets	1,364	-
Purchases of property, plant and equipment	(3,462)	(3,454)
Net cash used in investing activities	(2,098)	(3,454)
Cash flows from financing activities
Principal payments on line of credit	(2,519)	(34,466)
Proceeds from line of credit	8,995	30,317
Change in outstanding checks in excess of cash	1,123	6,074
Principal payments on long-term debt	(328)	(3,753)
Principal payments on finance leases	(78)	(67)
Payments of minimum tax withholdings on stock-based payment awards	(23)	-
Distributions to noncontrolling interest	-	(66)
Repurchase of public warrants	-	(172)
Payments on acquisition earnout	(230)	(39)
Net cash provided by (used in) financing activities	6,940	(2,172)
Net change in cash, cash equivalents and restricted cash	391	(3,638)
Cash, cash equivalents and restricted cash, beginning of year	18,233	49,558
Cash and cash equivalents, end of year	$18,624	$45,920
Supplemental cash flow information
Noncash investing and financing activities:
Increase in operating lease assets and liabilities upon adoption of ASC 842	$-	$36,776
Increase in finance lease assets and liabilities upon adoption of ASC 842	$-	$67
Operating lease assets obtained in exchange for operating lease liabilities	$5	$-
Finance lease assets obtained in exchange for finance lease obligations	$81	$-
Issuance of shares in lieu of payment to consultant	$129	$-

See notes to unaudited condensed consolidated financial statements.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The condensed consolidated financial statements include the accounts of all majority-owned or controlled subsidiaries, and all significant intercompany transactions and amounts have been eliminated. The results of businesses acquired or disposed of are included in the condensed consolidated financial statements from the date of the acquisition or up to the date of disposal, respectively.

References to the "Company," "we," "our," "us," and similar pronouns in this prospectus refer to Vintage Wine Estates, Inc., a Nevada corporation, and its majority owned subsidiaries or controlled subsidiaries unless the context requires otherwise.

Our fiscal year ends on June 30. References to fiscal 2024 in these condensed consolidated financial statements are to the fiscal year ending June 30, 2024.

Our unaudited condensed consolidated financial statements have been prepared in accordance with the U.S. Securities and Exchange Commission ("SEC") instructions to Quarterly Reports on Form 10-Q and include the information and disclosures required by accounting principles generally accepted in the United States ("GAAP") for interim financial reporting.

In the opinion of management, all adjustments necessary for a fair presentation of the unaudited condensed consolidated financial statements have been included elsewhere in this prospectus. Except as disclosed elsewhere in this prospectus, all such adjustments are of a normal and recurring nature. In addition, financial results presented for this fiscal 2024 interim period are not necessarily indicative of the results that may be expected for the full fiscal year ending June 30, 2024 or any other future interim or annual period. These condensed consolidated financial statements are unaudited and accordingly, should be read in conjunction with the audited consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2023, filed with the SEC on October 13, 2023. The June 30, 2023 condensed consolidated balance sheet was derived from the audited consolidated financial statements as of that date.

Restatement of Previously Issued Condensed Consolidated Financial Statements

The Company restated its unaudited quarterly financial data, on October 13, 2023, for the periods ended September 30, 2022, December 31, 2022 and March 31, 2023. All amounts in this prospectus affected by the restatement, including but not limited to the three months ended September 30, 2022, reflect such restated amounts.

Significant Accounting Policies

A description of the Company’s significant accounting policies is included in the audited financial statements within its Annual Report on Form 10-K for the fiscal year ended June 30, 2023. There have been no material changes in the Company’s significant accounting policies during the three months ended September 30, 2023.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts in the condensed consolidated financial statements and accompanying notes. These estimates form the basis for judgments we make about the carrying values of assets and liabilities that are not readily apparent from other sources. We base our estimates and judgments on historical experience and on various other assumptions that we believe are reasonable under the circumstances. These estimates are based on management’s knowledge about current events and expectations about actions we may undertake in the future. Significant estimates include, but are not limited to the net realizable value of inventory, estimated fair values of intangible assets in acquisitions, intangible assets for impairment, amortization methods and periods, contingent consideration, stock-based compensation, and accounting for income taxes, as applicable. Actual results could differ materially from those estimates.

Reclassifications

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations. Specifically, we reclassified $6.6 million of accrued employee compensation from accrued liabilities and other payables to accrued employee compensation as of June 30, 2023.

Allowance for Credit Losses

The provision for credit losses for the periods ended September 30, 2023 and June 30, 2023, was immaterial. We do not accrue interest on past-due amounts. Bad debt expense was immaterial for all reporting periods presented.

Disaggregation of Revenue

The following table summarizes revenue by geographic region:

	September 30,
(in thousands)	2023	2022
United States	$72,825	$76,373
International	449	1,707
Total net revenue	$73,274	$78,080

The following table provides a disaggregation of revenue based on the pattern of revenue recognition:

	September 30,
(in thousands)	2023	2022
Point in time	$61,497	$66,431
Over time	11,777	11,649
Total net revenue	$73,274	$78,080

Inventories

Inventory consists of the following:

(in thousands)	September 30, 2023	June 30, 2023
Bulk wine, spirits and cider	$78,873	$84,602
Bottled wine, spirits and cider	105,870	100,075
Bottling and packaging supplies	13,455	15,690
Nonwine inventory	1,204	996
Total inventories	$199,402	$201,363

Inventories of bulk and bottled wines, spirits, and ciders and inventories of non-wine products and bottling and packaging supplies are valued at the lower of cost using the FIFO method or net realizable value. Costs associated with winemaking, and other costs associated with the manufacturing of products for resale, are recorded as inventory. Net realizable value is the value of an asset that can be realized upon the sale of the asset, less a reasonable estimate of the costs associated with either the eventual sale or the disposal of the asset in question. Inventories are classified as current assets in accordance with recognized industry practice, although most wines and spirits are aged for periods longer than one year. The inventory reserve for the three months ended September 30, 2023 and 2022 was immaterial.

Indefinite-Lived Intangible Assets

During the three months ended September 30, 2023 and 2022, the Company did not identify any impairment triggers.

Casualty Gains

In relation to various weather and wildfire events, the Company received insurance and litigation proceeds of zero and $0.5 million during the three months ended September 30, 2023 and 2022, respectively.

Segment Information

We operate in three reportable segments. Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assessing performance. The Company’s chief operating decision maker (“CODM”), our Interim Chief Executive Officer for the three months ended September 30, 2023, allocates resources and assesses performance based upon discrete financial information at the segment level.

Earnings Per Share

Basic net income (loss) per share is calculated by dividing the net income (loss) allocable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. For purposes of the calculation of diluted net income (loss) per share, stock options, warrants to purchase common stock and restricted stock units are considered potentially dilutive securities but are excluded from the calculation of diluted net income (loss) per share when their effect is antidilutive. As a result, in certain periods, diluted net income (loss) per share is the same as the basic net income (loss) per share.

The Company does not pay dividends or have participating shares outstanding.

Emerging Growth Company Status

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act.

2. Restructuring

On July 20, 2023, the Company's executive officers, authorized by the Board of Directors (the "Board") to take such action, approved an organizational restructuring plan (the "Plan") intended to expand margin through simplification and improved execution, measurably reduce costs, improve cash management, monetize assets, reduce debt and grow revenue of its key brands. As part of the Plan, there was a reduction in force affecting approximately 25 roles, or 4% of the workforce. The total restructuring expense, shown on a separate line in the Company's condensed consolidated statements of operations and comprehensive income, for the three months ended September 30, 2023 was $4.0 million, substantially all of which was related to employee severance and related benefit costs. The amount is expected to be paid over the next 24 months.

The following table presents the changes in the Company's restructuring-related accrued employee compensation liabilities:

(in thousands)
Balance at June 30, 2023	$-
Restructuring expense	4,002
Cash payments	(393)
Balance at September 30, 2023	$3,609

3. Fair Value Measurements

The following tables present assets and liabilities measured at fair value on a recurring basis:

	September 30, 2023
(in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$9,943	$-	$-	$9,943
Interest rate swaps (1)	-	8,882	-	8,882
Total	$9,943	$8,882	$-	$18,825

Liabilities:
Contingent consideration liabilities (2)	$-	$-	$9,397	$9,397
Total	$-	$-	$9,397	$9,397

	June 30, 2023
(in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$9,874	$-	$-	$9,874
Interest rate swaps (1)	-	8,986	-	8,986
Total	$9,874	$8,986	$-	$18,860

Liabilities:
Contingent consideration liabilities (2)	$-	$-	$8,656	$8,656
Total	$-	$-	$8,656	$8,656

(1) The fair value of interest rate swaps is estimated using a discounted cash flow analysis that considers the expected future cash flows of each interest rate swap. This analysis reflects the contractual terms of the interest rate swap, including the remaining period to maturity, and uses market-corroborated Level 2 inputs, including forward interest rate curves and implied interest rate volatilities. The fair value of an interest rate swap is estimated by discounting future fixed cash payments against the discounted expected variable cash receipts. The variable cash receipts are estimated based on an expectation of future interest rates derived from forward interest rate curves. The fair value of an interest rate swap also incorporates credit valuation adjustments to reflect the non-performance risk of the Company and the respective counterparty.

(2) We assess the fair value of contingent consideration to be settled in cash related to acquisitions using probability weighted models for the various contractual earn-outs. These are Level 3 measurements. Significant unobservable inputs used in the estimated fair values of these contingent consideration liabilities include probabilities of achieving customer related performance targets, specified sales milestones, consulting milestones, changes in unresolved claims, projected revenue or changes in discount rates.

The following table provides a reconciliation of liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

(in thousands)	Contingent Consideration
Balance at June 30, 2023	8,656
Acquisitions	-
Payments	(230)
Change in fair value	971
Balance at September 30, 2023	9,397
Less: current portion	(2,427)
Long term portion	$6,970

The current and long-term portion of contingent consideration is included within the accrued liabilities and other payables and other long-term liabilities, respectively, in the condensed consolidated balance sheets.

Our non-financial assets, such as indefinite-lived intangible assets and long-lived assets are adjusted to fair value when an impairment charge is recognized. Such fair value measurements are based predominately on Level 3 inputs.

4. Long-Term and Other Short-Term Obligations

The following table summarizes long-term and other short-term obligations:

	September 30,	June 30,
(in thousands)	2023	2023
Note to a bank with one month interest at SOFR (5.33%) at September 30, 2023 plus 2.35%; payable in quarterly installments of $1,454 principal with applicable interest; matures in December 2027; secured by specific assets of the Company.	142,531	142,532

Capital expenditures borrowings payable at SOFR (5.33%) at September 30, 2023 plus 2.35%, payable in quarterly installments of $801 with draw expiring June 2027.	12,762	12,762

Equipment Term Loan payable at SOFR (5.33%) at September 30, 2023 plus 2.35%, payable in quarterly installments of $250 with draw expiring December 2026.	3,433	3,433

Note to a bank with interest fixed at 2.75%, payable in monthly installments of $61 principal with applicable interest; matures in March 2024.	362	541

Note to a bank with interest fixed at 7.50%, payable in monthly installments of $61 principal with applicable interest; matures in April 2026.	1,724	1,873

Delayed Draw Term Loan ("DDTL") with interest at SOFR (5.33%) at September 30, 2023 plus 2.35%, payable in quarterly installments of $818. Matures in December 2027.	28,183	28,183
Total debt	188,995	189,324
Less: current maturities	(17,605)	(14,449)
Less: unamortized deferred financing costs	(1,377)	(1,466)
Long-term debt, net	$170,013	$173,409

The effective interest rate under the revolving facility was 7.4% and 2.6% as of September 30, 2023 and 2022, respectively.

On October 12, 2023, the Company entered into a fourth amendment (the “Fourth Amendment”) to the Second Amended and Restated Loan and Security Agreement (the "A&R Loan and Security Agreement") by and among the Company, the Borrowers party thereto (the "Borrowers"), the Lenders party thereto (the "Lenders"), and Bank of the West as Agent (the "Agent"). The Fourth Amendment, among other things: (i) waives certain existing events of default relating to the Company’s failure to comply with the financial covenants and financial reporting requirements set forth in the credit agreement for prior fiscal periods; (ii) reduces the aggregate revolving commitment and the aggregate delayed draw term loan commitment to $200,000,000 and $38,100,000, respectively; (iii) replaces the maximum debt to capitalization financial covenant with a minimum adjusted EBITDA financial covenant of not less than (1) $4,000,000 for the fiscal quarter ending September 30, 2023, (2) $17,000,000 for the two fiscal quarter period ending December 31, 2023, (3) $27,000,000 for the three fiscal quarter period ending March 31, 2024, (4) $34,000,000 for the four fiscal quarter period ending June 30, 2024, and (5) $35,000,000 for each four fiscal quarter period ending thereafter; (iv) adds a minimum liquidity covenant of $25,000,000

(or, for fiscal quarters ending in December, $15,000,000), which applies only for the fiscal quarters ending September 30, 2023 through and including December 31, 2024 (the “Covenant Modification Period”); (v) suspends the minimum fixed charge coverage ratio covenant for the fiscal quarters ending September 30, 2023 through and including June 30, 2024 and provides for a step-down of the minimum fixed charge coverage ratio to 1.00:1.00 for the remainder of the Covenant Modification Period; (vi) adds an equity cure right for the Company in the event of future breaches of the financial covenants; (vii) reduces revolver availability by (1) $15,000,000 during the months of February through September of each year and (2) $10,000,000 during the months of October through January of each year; (viii) suspends the exercise of incremental facilities during the Covenant Modification Period; (ix) restricts all permitted acquisitions during the term of the credit facilities, unless previously approved by the required Lenders; (x) increases in the applicable margin for all credit facilities to 3.00% for the loans subject to SOFR interest rates (the "SOFR Loans") and 2.00% for the loans subject to the Adjusted Base Rate (the "ABR Loans"), which margins will step-up further if certain prepayments of the Term Loans are not made by certain dates prescribed in the Fourth Amendment; (xi) adds additional mandatory prepayments of (1) $10,000,000 by no later than March 31, 2024, (2) an additional $10,000,000 by no later than June 30, 2024 and (3) an additional $25,000,000 by no later than December 31, 2024; (xii) adds additional mandatory prepayments in the event that the Borrowers maintain a cash balance in excess of $20,000,000; (xiii) permits additional sales of certain real property with an aggregate appraised value of approximately $60,000,000, in addition to related personal property assets; and (xiv) adds certain additional reporting requirements to Agent and the Lenders.

As a result, as of October 12, 2023, the Company has received a waiver for certain events of default and is in compliance with its covenants contained in the Second A&R Loan and Security Agreement.

Maturities of Long-Term and Other Short-Term Borrowings

Maturities of long-term and other short-term borrowings for succeeding fiscal years are as follows:

Remaining 2024	$14,119
2025	13,956
2026	13,885
2027	12,672
2028	134,363
$188,995

5. Stockholders' Equity

Warrants

At September 30, 2023, there were 25,646,453 warrants outstanding to purchase shares of the Company's common stock at a price of $11.50 per whole share. The 25,646,453 warrants are made up of 18,000,000 Public Warrants (the "Public Warrants") and 7,646,453 Private Warrants (the "Private Warrants").

The Public Warrants are exercisable commencing on August 11, 2021 and expire five years after the commencement date. The Company may accelerate the expiry date by providing 30 days’ prior written notice, if and only if, the closing price of the Company’s common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period. The public warrant holder’s right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of acceleration of the expiry date.

The Private Warrants are exercisable commencing on August 11, 2021 for one common share at an exercise price of $11.50, subject to anti-dilution adjustments. The Private Warrants expire five years after the commencement date.

Meier's Earnout Shares

In connection with the closing of the Meier's business combination with Paul T. Lux Irrevocable Trust pursuant to a merger agreement dated January 18, 2022, Mr. Lux is entitled to receive up to an additional $5 million of the Company’s common stock, subject to the terms of the earnout agreement. The Company will make earnout payments based on the product of the amount of adjusted EBITDA in calendar 2022, 2023 and 2024 over an EBITDA threshold, as defined in the merger agreement, and the earnout multiple of seven. No shares were issued through September 30, 2023.

Stock Options

Stock options granted under the 2021 Plan prior to May 17, 2023 have a ten-year term and are subject to certain market conditions, including that the stock options only become exercisable if the volume-weighted average price per share of our common stock meets a $12.50 threshold over a 30-day consecutive trading period following the grant date. The fair value of the stock options was estimated using a Monte Carlo simulation valuation model. These stock option awards vest, except as set forth in the award agreement, in four equal installments of 25%, with the first installment vesting 18 months after the grant date with respect to an additional 25% of the total stock-based award on each of the 2nd, 3rd and 4th anniversaries of the grant date, providing in each case the employee remains in continuous employment or service with the Company or an Affiliate. Stock options granted under the 2021 Plan subsequent to May 17, 2023 are generally not subject to market conditions and vest, except as set forth in the award agreement, in four equal installments of 25%, with the first installment vesting 12 months after the grant date with an additional 25% of the total stock-based award on each of the 2nd, 3rd and 4th anniversaries of the grant date, providing in each case the employee remains in continuous employment or service with the Company or an Affiliate. Compensation expense is recognized ratably over the requisite service period.

The following table presents a summary of stock option activity under the 2021 Plan:

	Stock Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at June 30, 2023	2,869,837	$10.31	8.80	$-
Granted	359,214	1.26		-
Exercised	-	-		-
Forfeited or cancelled	(513,235)	10.50		-
Outstanding at September 30, 2023	2,715,816	$9.07	8.60	$-

Total unrecognized compensation expense related to the stock options was $3.3 million, which is expected to be recognized over a weighted-average period of 5.0 years. As of September 30, 2023, 932,813 options were exercisable pending attainment of a market condition.

Restricted Stock Units

Restricted stock units are subject only to service conditions and those issued prior to May 17, 2023 vest, except as set forth in the award agreement, in four equal installments of 25%, with the first installment vesting 18 months after the vesting commencement date and the other installments vesting on each of the 2nd, 3rd and 4th anniversaries of the vesting commencement date. Restricted stock units issued subsequent to May 17, 2023 vest, except as set forth in the award agreement, in four equal installments of 25%, with the first installment vesting 12 months after the vesting commencement date and the other installments vesting on each of the 2nd, 3rd and 4th anniversaries of the vesting commencement date.

The following table presents a summary of restricted stock units activity:

	Restricted Stock Units	Weighted-Average Grant Date Fair Value
Outstanding at June 30, 2023	1,162,439	$4.98
Granted	1,794,562	1.03
Vested	(233,311)	3.31
Forfeited or cancelled	(132,881)	6.51
Outstanding at September 30, 2023	2,590,809	$2.32

Total unrecognized compensation expense related to the restricted stock units was $3.0 million, which is expected to be recognized over a weighted-average period of 2.4 years.

During the three months ended September 30, 2023, the Company granted 151,052 fully-vested restricted stock units to a third party in consideration of consulting services rendered.

6. Income Taxes

For the three months ended September 30, 2023, the effective tax rate differs from the federal statutory rate of 21% primarily due to permanent items and valuation allowance. For the three months ended September 30, 2022, the effective tax rate differs from the federal statutory rate of 21% primarily due to permanent items related to non-deductible officer compensation.

7. Commitments, Contingent Liabilities and Litigation

We are subject to a variety of claims and lawsuits that arise from time to time in the ordinary course of business. Although management believes that any pending claims and lawsuits will not have a material impact on the Company’s consolidated financial position or results of operations, the adjudication of such matters are subject to inherent uncertainties and management’s assessment may change depending on future events.

Litigation

On November 14, 2022, a purported securities class action lawsuit was filed in the U.S. District Court for the District of Nevada against the Company and certain current and former members of its management team. The lawsuit is captioned Ezzes v. Vintage Wine Estates, Inc., et al. (“Ezzes“), and alleges that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder, by making material misstatements or omissions in certain of the Company's periodic reports filed with the SEC relating to, among other things, the Company’s business, operations, and prospects, including with respect to the Company’s inventory metrics and overhead burden. The lawsuit seeks an unspecified amount of damages and an award of attorney’s fees, in addition to other relief. On November 28, 2022, a second purported securities class action lawsuit, captioned Salbenblatt v. Vintage Wine Estates, Inc., et al. (“Salbenblatt”), was filed in the same court, containing similar claims and allegations, and seeking similar relief, as the Ezzes lawsuit. On February 14, 2023, the Court consolidated both actions and appointed the lead plaintiffs. The Salbenblatt action was transferred to and consolidated with the Ezzes action. On May 1, 2023, the lead plaintiffs filed a consolidated amended class action complaint (“amended complaint”). On June 30, 2023 defendants filed a motion to dismiss the amended complaint. The motion to dismiss was fully briefed on September 25, 2023, and is pending. The Company believes this litigation is without merit and intends to defend against it vigorously. However, litigation is inherently uncertain, and the Company is unable to predict the outcome of this litigation and is unable to estimate the range of loss, if any, that could result from an unfavorable outcome. The Company also cannot provide any assurance that the ultimate resolution of this litigation will not have a material adverse effect on our reputation, business, prospects, results of operations or financial condition.

The Company is involved in two disputes relating to an Asset Purchase Agreement (“APA”) and a related Non-Compete Agreement/Non-Solicitation Agreement (the “Non-Compete Agreement”) from a 2018 acquisition. Claimant has alleged that the Company did not make certain earnout payments allegedly due under the APA and has alleged that the Company misused alleged rights of publicity with respect to the brands in violation of the Non-Compete Agreement. On or about August 30, 2023, Claimants served a demand for arbitration on the Company. The Company paid the Claimant $0.4 million subsequent to September 30, 2023. At present, Claimants collectively have not quantified the total amount of their alleged damages for all claims; however based on information provided by Claimants, the Company would anticipate that any claim of damages would likely be at least approximately $3.0 million. The Company disputes both that any amounts in excess of the accrued earn-out liability of approximately $0.4 million for the dispute period are owed and that the Company misused the alleged rights of publicity. The Company intends to vigorously defend itself against the claims. At this time, in view of the complexity and ongoing nature of the matters, we are unable to reasonably estimate a possible loss or range of loss that the Company may incur to resolve these matters or defend against these claims.

The Company has received a complaint in California Superior Court alleging certain violations of California employment law and seeking class certification for certain current and former employees of the Company. The Company intends to defend the matter vigorously. The Company is unable to predict the outcome of this matter and is unable to estimate the range of loss, if any, that could result from an unfavorable outcome.

From time to time, the Company is subject to other legal proceedings, claims and litigation arising in the ordinary course of business. In addition, the Company may receive letters alleging infringement of patent or other intellectual property rights. The Company is not currently a party to any other material legal proceedings, nor is it aware of any pending or threatened litigation that, in the Company’s opinion, would have a material adverse effect on the business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

Indemnification Agreements

In the ordinary course of business, we may provide indemnification of varying scope and terms to vendors, lessors, customers and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. These indemnities include indemnities to our directors and officers to the maximum extent permitted under applicable state laws. The maximum potential amount of future payments we could be required to make under these indemnification agreements is, in many cases, unlimited. Historically, we have not incurred any significant costs as a result of such indemnifications.

Other Commitments

Contracts exist with various growers and certain wineries to supply a significant portion of our future grape and wine requirements. Contract amounts are subject to change based upon actual vineyard yields, grape quality and changes in grape prices. Estimated future minimum grape and bulk wine purchase commitments are as follows:

(in thousands)
Year ending June 30,	Total
Remainder of 2024	$25,969
2025	9,935
2026	3,786
2027	347
2028	264
$40,301

Grape, bulk wine and cider purchases under contracts totaled $12.8 million and $15.8 million for the three months ended September 30, 2023 and 2022, respectively. The Company expects to fulfill all of these purchase commitments.

8. Related Party Transactions

On February 7, 2023, the Company and Patrick Roney, founder of VWE, entered into a letter agreement (the “Letter Agreement”) whereby Mr. Roney voluntarily elected to transition from Chief Executive Officer of the Company to Executive Chairman of the Board, effective February 7, 2023. Pursuant to the terms of the Letter Agreement, the Employment Agreement between the Company and Mr. Roney effective June 7, 2021 (the “Prior

Employment Agreement”) was terminated and upon such termination the Company agreed to provide Mr. Roney his accrued but unpaid Base Salary and PTO (as defined in the Prior Employment Agreement) through February 7, 2023, and any vested amounts or benefits that he is entitled to receive under any plan, program, or policy, as described in Section 5.1 of the Prior Employment Agreement. Mr. Roney expressly waived any claim to the severance benefits described in Section 5.2(b) of the Prior Employment Agreement. On October 17 2023, the Company and Mr. Roney entered into an amendment to the Letter Agreement pursuant to which his annual base salary was decreased. Pursuant to the terms of the Letter Agreement, as amended, Mr. Roney will receive an annual base salary of $212,500 for his service as Executive Chairman and will be eligible to participate in the Company’s employee benefit plans and programs in accordance with their terms and eligibility requirements. In connection with his appointment as Executive Chairman, all outstanding stock options and unvested restricted stock units previously granted to Mr. Roney under the Company’s 2021 Plan ceased to vest and any unvested awards were forfeited.

The Company has a contract with Bin-to-bottle, a storage and bottling company owned by Patrick Roney, founder of VWE and Executive Chairman, for storage purposes. The Company incurred zero and $6.0 thousand in expenses for the three months ended September 30, 2023 and 2022, respectively.

Also on February 7, 2023, the Board appointed Jon Moramarco, a member of the Board, as the Company’s Interim Chief Executive Officer. In connection with such appointment, the Company entered into a consulting agreement (the “Consulting Agreement”) with bw166 LLC (“bw166”) and Mr. Moramarco, pursuant to which the Company will pay bw166 a monthly fee of $17,500 and will reimburse bw166 and Mr. Moramarco for reasonable business-related expenses in connection with the Interim Chief Executive Officer services provided thereunder. Additionally, the Company agreed to award Mr. Moramarco a one-time grant of 100,000 restricted stock units pursuant to the 2021 Plan, which will vest in full on the one-year anniversary of the grant date. Mr. Moramarco is the Managing Partner of bw166 and has a controlling interest therein. The Consulting Agreement was terminated effective October 31, 2023.

Immediate Family Member and Other Business Arrangements

We provide at will employment to several family members of officers or directors who provide various sales, marketing and administrative services to us. Payroll and other expenses to these related parties was $123 thousand and $125 thousand for the three months ended September 30, 2023 and 2022, respectively.

On July 19, 2023, the Company and Terry Wheatley, President of VWE, entered into a Separation Agreement and Release of all Claims (the "Separation Agreement") whereby Ms. Wheatley voluntarily elected to resign from the Company. Pursuant to the terms of the Separation Agreement, the employment agreement between the Company and Ms. Wheatley effective June 7, 2021 (the "Prior Employment Agreement") was terminated and upon such termination the Company agreed to provide Ms. Wheatley her accrued but unpaid Base Salary and PTO (as defined in the Prior Employment Agreement) through July 19, 2023, and any vested amounts or benefits that she is entitled to receive under any plan, program, or policy, as described in Section 5.1 of the Prior Employment Agreement. Pursuant to the terms of the Separation Agreement, the Company agreed to pay Ms. Wheatley an amount equal to three years of her annual base salary, to be paid in monthly installments over twenty-four consecutive months, a one-time payment of $125 thousand and reimbursement for the cost of health insurance continuation coverage through December 31, 2023, if continuation coverage is elected by Ms. Wheatley.

In connection with the Separation Agreement, the Company and Ms. Wheatley entered into an asset purchase agreement (the "Wheatley APA") effective as of September 17, 2023, whereby the Company sold Ms. Wheatley all of its intellectual property rights related to its "Purple Cowboy," "Wine Sisterhood" and "Gem+Jane" trademarks for a nominal sum. Pursuant to the Wheatley APA, the Company holds a worldwide, non-exclusive license to use the Purple Cowboy intellectual property ("IP") until June 30, 2024 for the purpose of liquidating its existing Purple Cowboy inventory. Pursuant to the Wheatley APA, Ms. Wheatley is required to purchase, by December 31, 2024, all Purple Cowboy inventory held by the Company that was not sold by June 30, 2024, at cost plus shipping charges. From September 17, 2023 to June 30, 2024, the Company has agreed to make sponsorship payments to “Tough Enough to Wear Pink”, an initiative to raise money for breast cancer awareness, of all gross profits received from sales of inventory associated with the Purple Cowboy IP. The sponsorship payments are to be made at a rate of $20,000 per month with any adjustment needed to account for remaining gross profits not previously covered by the sponsorship payments to be made in the final payment in July 2024. In the event the sponsorship payments exceed the gross profits received by the Company from sales of Purple Cowboy inventory, Ms. Wheatley is required to refund such excess amount to the Company by July 30, 2024. The Company donated money to Tough Enough to Wear Pink from the profits made by the sale of Purple Cowboy, that totaled $65 thousand and $75 thousand for the three months ended September 30, 2023 and 2022, respectively.

In addition, pursuant to the Wheatley APA, the Company holds a worldwide, partially non-exclusive and partially exclusive license to use the Wine Sisterhood IP for the purpose of liquidating, and until it has liquidated, its existing inventory associated with the Wine Sisterhood IP. Ms. Wheatley has also agreed to pay the Company a royalty of $1.00 per 9-liter case of “Gem+Jane” branded products sold for a period of three years from September 17, 2023.

We have a revenue sharing agreement with Sonoma Brands Partners II, LLC where a portion of B.R. Cohn and Clos Pegase sales during various events throughout the year are paid to Sonoma Brands Partners II, LLC. Sonoma Brands Partners II, LLC is managed by a member of the Company's board of directors. For the three months ended September 30, 2023 and 2022, payments made to Sonoma Brands Partners II, LLC were immaterial.

Financial Advisory Agreement

In April 2022, the Company entered into an arrangement with Global Leisure Partners LLC ("GLP") to act as a financial advisor to the Company in connection with its exploration of acquisitions, mergers, investments and other strategic matters. A director of the Company having the authority to establish policies and make decisions is an executive of GLP. Although members of the board of directors are typically independent from management, members of the board of directors would be considered management based on the definition of management in ASC 850, Related Party Disclosures. Payments to GLP totaled $50 thousand for each of the three months ended September 30, 2023 and 2022.

9. Segments

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the CODM, or decision-making group, in deciding how to allocate resources and in assessing performance. Our operations are principally managed on a sales distribution basis and are comprised of three reportable segments: Wholesale; Direct-to-Consumer; and Business-to-Business. The factors for determining the reportable segments include the manner in which management evaluates performance for purposes for allocating resources and assessing performance.

We report our segments as follows:

Direct-to-Consumer ("DTC") - We sell our wine and other merchandise directly to consumers through wine club memberships, at wineries’ tasting rooms, and through eCommerce. Winery estates hold various public and private events for customers and our wine club members.

Wholesale - We sell our wine, spirits and cider to wholesale distributors under purchase orders. Wholesale operations generate revenue from product sold to distributors, who then sell them to off-premise retail locations such as grocery stores, wine clubs, specialty and multi-national retail chains, as well as on-premise locations such as restaurants and bars.

Business-to-Business ("B2B") - Our Business-to-Business segment generates revenue primarily from custom winemaking services and the sale of private label wines and spirits. Annually, we work with our national retail partners to develop private label wines incremental to their wholesale channel businesses. These services are made under contracts with customers, which includes specific protocols, pricing, and payment terms. The customer retains title and control of the product during the process.

Other - Other is included in the tables below for purposes of reconciliation of revenues and profit but is not considered a reportable segment. We record corporate level expenses, non-direct selling expenses and other expenses not specifically allocated to the results of operations in Other.

The following tables present net revenue and income from operations directly attributable to the Company's segments:

	Three months ended September 30, 2023
(in thousands)	Direct-to-Consumer	Wholesale	Business-to-Business	Other	Total
Net revenues	$17,983	$19,144	$36,148	$(1)	$73,274
Restructuring expenses	$63	$2,289	$-	$1,650	$4,002
Income (loss) from operations	$2,214	$(1,293)	$4,898	$(15,680)	$(9,861)

	Three months ended September 30, 2022
(in thousands)	Direct-to-Consumer	Wholesale	Business-to-Business	Other	Total
Net revenues	$19,992	$23,987	$34,180	$(79)	$78,080
Income (loss) from operations	$1,969	$2,288	$10,533	$(18,175)	$(3,385)

There was no inter-segment activity for any of the given reporting periods presented.

Depreciation expense recognized by operating segment is summarized below:

(in thousands)	Direct-to-Consumer	Wholesale	Business-to-Business	Other	Total
For the three months ended September 30:
2023	$317	$8	$279	$525	$1,129
2022	$291	$40	$235	$448	$1,014

Amortization expense recognized by operating segment is summarized below:

(in thousands)	Direct-to-Consumer	Wholesale	Business-to-Business	Other	Total
For the three months ended September 30:
2023	$596	$660	$380	$-	$1,636
2022	$821	$616	$374	$-	$1,811

All of our long-lived assets are located within the United States.

10. Earnings Per Share

The following table reconciles the number of common shares used to compute basic and diluted earnings per share attributable to Vintage Wine Estates, Inc., shareholders:

	Three Months Ended September 30,
(in thousands, except for per share amounts)	2023	2022
Net (loss) income	$(15,098)	$1,358
Less: income (loss) allocable to noncontrolling interest	(40)	(174)
Net (loss) income allocable to common shareholders	$(15,058)	$1,532

Numerator – Basic EPS
Net (loss) income allocable to common shareholders	$(15,058)	$1,532
Net (loss) income allocated to common shareholders	$(15,058)	$1,532

Numerator – Diluted EPS
Net (loss) income allocated to common shareholders	$(15,058)	$1,532
Net (loss) income allocated to common shareholders	$(15,058)	$1,532

Denominator – Basic Common Shares
Weighted average common shares outstanding - Basic	59,413,048	58,819,160
Denominator – Diluted Common Shares
Effect of dilutive securities:
Stock options	-	-
Restricted Stock Units	-	317,876
Weighted average common shares - Diluted	59,413,048	59,137,036

Net (loss) income per share – basic:
Common Shares	$(0.25)	$0.03
Net (loss) income per share – diluted:
Common Shares	$(0.25)	$0.03
The following securities have been excluded from the calculations of diluted earnings per share attributable to common shareholders because including them would have been antidilutive:

	Three Months Ended September 30,
	2023	2022
Shares subject to warrants to purchase common stock	25,646,453	25,646,453
Shares subject to options to purchase common stock	2,715,816	3,675,641
Shares subject to restricted stock units	2,590,809	1,990,655
Total	30,953,078	31,312,749

11. Subsequent Events

Debt Amendment

On October 12, 2023, the Company entered into the Fourth Amendment by and among the Company, the Borrowers, the Lenders party thereto, and Agent. The Fourth Amendment, among other things: (i) waives certain existing events of default relating to the Company’s failure to comply with the financial covenants and financial reporting requirements set forth in the credit agreement for prior fiscal periods; (ii) reduces the aggregate revolving commitment and the aggregate delayed draw term loan commitment to $200,000,000 and $38,100,000, respectively; (iii) replaces the maximum debt to capitalization financial covenant with a minimum adjusted EBITDA financial covenant of not less than (1) $4,000,000 for the fiscal quarter ending September 30, 2023, (2) $17,000,000 for the two fiscal quarter period ending December 31, 2023, (3) $27,000,000 for the three fiscal quarter period ending March 31, 2024, (4) $34,000,000 for the four fiscal quarter period ending June 30, 2024, and (5) $35,000,000 for each four fiscal quarter period ending thereafter; (iv) adds a minimum liquidity covenant of $25,000,000 (or, for fiscal quarters ending in December, $15,000,000), which applies only for the fiscal quarters ending September 30, 2023 through and including December 31, 2024 (the “Covenant Modification Period”); (v) suspends the minimum fixed charge coverage ratio covenant for the fiscal quarters ending September 30, 2023 through and including June 30, 2024 and provides for a step-down of the minimum fixed charge coverage ratio to 1.00:1.00 for the remainder of the Covenant Modification Period; (vi) adds an equity cure right for the Company in the event of future breaches of the financial covenants; (vii) reduces revolver availability by (1) $15,000,000 during the months of February through September of each year and (2) $10,000,000 during the months of October through January of each year; (viii) suspends the exercise of incremental facilities during the Covenant Modification Period; (ix) restricts all permitted acquisitions during the term of the credit facilities, unless previously approved by the required Lenders; (x) increases in the applicable margin for all credit facilities to 3.00% for SOFR Loans and 2.00% for ABR Loans, which margins will step-up further if certain prepayments of the term loans are not made by certain dates prescribed in the Fourth Amendment; (xi) adds additional mandatory prepayments of (1) $10,000,000 by no later than March 31, 2024, (2) an additional $10,000,000 by no later than June 30, 2024 and (3) an additional $25,000,000 by no later than December 31, 2024; (xii) adds additional mandatory prepayments in the event that the Borrowers maintain a cash balance in excess of $20,000,000; (xiii) permits additional sales of certain real property with an aggregate appraised value of approximately $60,000,000, in addition to related personal property assets; and (xiv) adds certain additional reporting requirements to Agent and the Lenders.

Executive Leadership Changes

On October 30, 2023 Seth Kaufman began his service as the Company’s President and Chief Executive Officer, as previously appointed by the Board on July 20, 2023. In connection with Mr. Kaufman's appointment, Jon Moramarco ceased his service as the Interim Chief Executive Officer of the Company. Mr. Moramarco will remain on the Company’s Board of Directors. The Consulting Agreement with Mr. Moramarco and bw166 for his services as Interim Chief Executive Officer was terminated effective October 31, 2023.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
of Vintage Wine Estates, Inc. and subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Vintage Wine Estates, Inc. (the “Company”) as of June 30, 2023 and 2022, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two year period then ended and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023 and 2022, and the consolidated results of its operations and its cash flows for each of the years in the two year period ended June 30, 2023, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Notes 1 and 9 to the consolidated financial statements, the Company changed its method of accounting for leases and sale-lease back transactions on July 1, 2022, due to the adoption of Accounting Standards Codification, Leases (ASC 842).

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Cherry Bekaert LLP

We have served as the Company’s auditor since 2021.

Raleigh, North Carolina

October 13, 2023

VINTAGE WINE ESTATES, INC

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts and par value)

	June 30, 2023	June 30, 2022
Assets
Current assets:
Cash and cash equivalents	$18,233	$44,758
Restricted cash	-	4,800
Accounts receivable, net	24,561	37,869
Other receivables	507	3,866
Inventories	201,363	192,922
Assets held for sale, net	511	-
Current interest rate swap asset	4,669	2,877
Prepaid expenses and other current assets	14,895	11,864
Total current assets	264,739	298,956
Property, plant, and equipment, net	215,967	238,719
Operating lease right-of-use assets	32,945	-
Finance lease right-of-use-assets	630	-
Goodwill	-	154,951
Intangible assets, net	38,994	63,097
Interest rate swap asset	4,317	6,280
Other assets	3,562	3,464
Total assets	$561,154	$765,467
Liabilities, redeemable noncontrolling interest, and stockholders' equity
Current liabilities:
Line of credit	$115,444	$144,215
Accounts payable	20,413	13,473
Accrued liabilities and other payables	26,286	26,997
Current operating lease liabilities	6,243	-
Current finance lease liabilities	304	-
Current maturities of long-term debt	14,449	14,909
Total current liabilities	183,139	199,594
Other long-term liabilities	4,196	7,055
Long-term debt, less current maturities	173,409	169,095
Long-term operating lease liabilities	26,792	-
Long-term finance lease liabilities	334	-
Deferred tax liability	506	29,325
Deferred gain	-	10,666
Total liabilities	388,376	415,735
Commitments and contingencies (Note 14)
Redeemable noncontrolling interest	262	1,494
Stockholders' equity:
Preferred stock, no par value, 2,000,000 shares authorized, and none issued and outstanding at June 30, 2023 and June 30, 2022.	-	-
Common stock, no par value, 200,000,000 shares authorized, 62,234,028 issued and 59,362,134 outstanding at June 30, 2023 and 61,691,054 issued and 58,819,160 outstanding at June 30, 2022.	-	-
Additional paid-in capital	381,689	376,099
Treasury stock, at cost: 2,871,894 shares held at June 30, 2023 and June 30, 2022, respectively.	(26,034)	(26,034)
Accumulated deficit	(182,308)	(1,092)
Total Vintage Wine Estates, Inc. stockholders' equity	173,347	348,973
Noncontrolling interests	(831)	(735)
Total stockholders' equity	172,516	348,238
Total liabilities, redeemable noncontrolling interest, and stockholders' equity	$561,154	$765,467

The accompanying notes are an integral part of these consolidated financial statements.

VINTAGE WINE ESTATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share amounts)

	Year Ended June 30,
	2023	2022
Net revenue
Wine, spirits and cider	$189,361	$208,019
Nonwine	93,867	84,816
	283,228	292,835
Cost of revenue
Wine, spirits and cider	138,043	150,834
Nonwine	60,009	53,088
	198,052	203,922
Gross profit	85,176	88,913
Selling, general, and administrative expenses	118,431	96,978
Amortization expense	7,257	5,948
Goodwill impairment losses	145,958	-
Intangible impairment losses	16,196	1,281
Loss (gain) on remeasurement of contingent liability	141	(3,415)
Gain on insurance and litigation proceeds	(2,290)	(3,000)
Gain on sale leaseback	-	(1,334)
Loss on sale of assets	8,300	366
Loss from operations	(208,817)	(7,911)
Other income (expense)
Interest expense	(18,407)	(13,910)
Net gain on interest rate swap agreements	6,343	22,578
Loss on modification or extinguishment of debt	(479)	-
Other loss, net	(229)	(736)
Total other income (expense), net	(12,772)	7,932
(Loss) income before provision for income taxes	(221,589)	21
Income tax (benefit) provision	(31,360)	723
Net loss	(190,229)	(702)
Net loss attributable to the noncontrolling interests	(1,262)	(277)
Net loss attributable to common stockholders	(188,967)	(425)

Net earnings per share allocable to common stockholders
Basic	$(3.20)	$(0.01)
Diluted	$(3.20)	$(0.01)
Weighted average shares used in the calculation of earnings per share allocable to common stockholders
Basic	59,096,045	60,673,789
Diluted	59,096,045	60,673,789

The accompanying notes are an integral part of these consolidated financial statements.

VINTAGE WINE ESTATES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share amounts)

	Redeemable Noncontrolling Interest Amount	Common Stock		Treasury Stock		Additional Paid-In Capital	Accumulated Deficit	Noncontrolling Interests	Total Stockholders' Equity
		Shares	Amount	Shares	Amount
Balance, June 30, 2021	$1,682	60,461,611	$-	-	$-	$360,732	$-	$(477)	$360,255
Out-of-period adjustment	-	-	-	-	-	-	(667)	(169)	(836)
Issuance of Common Stock in business combination	-	1,229,443	-	-	-	10,521	-	-	10,521
Stock-based compensation expense	-	-	-	-	-	5,116	-	-	5,116
Repurchase of common stock	-	-	-	2,871,894	(26,034)	-	-	-	(26,034)
Repurchase of public warrants	-	-	-	-	-		-	-	-
Net loss	(188)	-	-	-	-	-	(425)	(89)	(514)
Balance, June 30, 2022	$1,494	61,691,054	$-	2,871,894	$(26,034)	$376,099	$(1,092)	$(735)	$348,238
ASC 842 Implementation	-	-	-	-	-	-	7,751	-	7,751
Stock-based compensation expense	-	-	-	-	-	6,737	-	-	6,737
Repurchase of public warrants	-	-	-	-	-	(172)	-	-	(172)
Shareholder distribution	(66)	-	-	-	-	-	-	-	-
Vesting of restricted stock	-	840,186	-	-	-	15	-	-	15
Taxes paid related to net share settlement of equity awards	-	(297,212)	-	-	-	(990)	-	-	(990)
Net loss	(1,166)	-	-	-	-	-	(188,967)	(96)	(189,063)
Balance, June 30, 2023	$262	62,234,028	$-	2,871,894	$(26,034)	$381,689	$(182,308)	$(831)	$172,516

The accompanying notes are an integral part of the consolidated financial statements.

VINTAGE WINE ESTATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended June 30,
	2023	2022
Cash flows from operating activities
Net loss	$(190,229)	$(702)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation expense	15,926	15,248
Amortization expense	8,702	6,343
Loss on goodwill and intangible assets impairment	162,154	1,281
Stock-based compensation expense	6,737	5,116
Provision for credit losses	369	(294)
Provision for inventory reserves	10,828	3,667
Inventory write-down	-	15,433
Remeasurement of contingent consideration liabilities	141	(3,415)
Net gain on interest rate swap agreements	(6,343)	(22,578)
Provision for deferred income tax	(31,734)	643
Loss on sale of assets	8,300	366
Deferred gain on sale leaseback	-	(1,334)
Loss on modification or extinguishment of debt	479	-
Deferred rent	-	375
Change in operating assets and liabilities (net of effect of business combinations):
Accounts receivable	12,939	(12,588)
Other receivables	3,459	3,624
Inventories	(17,569)	18,462
Prepaid expenses and other current assets	(3,031)	(3,127)
Other assets	1,565	(2,607)
Accounts payable	5,264	(7,535)
Accrued liabilities and other payables	5,637	297
Net change in lease assets and liabilities	(2,005)	-
Other	-	(836)
Net cash (used in) provided by operating activities	(8,411)	15,839
Cash flows from investing activities
Proceeds from sale of assets	20,078	153
Purchases of property, plant and equipment	(14,204)	(24,835)
Acquisition of businesses	-	(73,680)
Net cash provided by (used in) investing activities	5,874	(98,362)
Cash flows from financing activities
Principal payments on line of credit	(136,358)	(144,706)
Proceeds from line of credit	112,878	201,570
Financing costs incurred	(2,710)	-
Change in outstanding checks in excess of cash	1,676	1,025
Principal payments on long-term debt	(76,903)	(22,763)
Proceeds from debt	74,635	-
Principal payments on finance leases	(257)	-
Payments of minimum tax withholdings on stock-based payment awards	(990)	-
Distributions to noncontrolling interest	(66)	-
Repurchase of common stock	-	(26,034)
Repurchase of public warrants	(172)	(270)
Payments on acquisition payable	(521)	(420)
Net cash (used in) provided by financing activities	(28,788)	8,402
Net change in cash, cash equivalents and restricted cash	(31,325)	(74,121)
Cash, cash equivalents and restricted cash, beginning of year	49,558	123,679
Cash, cash equivalents and restricted cash, end of year	$18,233	$49,558

	Year Ended June 30,
	2023	2022
Supplemental cash flow information
Cash paid during the year for:
Interest	$16,236	$13,199
Income taxes	$-	$23
Noncash investing and financing activities:
Contingent consideration in a business combination	$-	$8,534
Issuance of Common Stock in a business combination	$-	$10,521
Operating lease assets obtained in exchange for operating lease liabilities	$38,283	$-
Finance lease assets obtained in exchange for finance lease obligations	$158	$-
Accrued interest on term loan and line-of credit refinanced to principal	$2,037	$-
Line of credit refinanced as term debt	$9,646	$-
Term debt refinanced from a line of credit	$3,823	$-
Financing costs deducted from long-term debt proceeds	$474	$-
Financing costs deducted from line of credit proceeds	$532	$-

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Significant Accounting Policies

Description of Business

Vintage Wine Estates, Inc., a Nevada corporation (the "Company”, "we", "us", "our"), owns and operates winery and hospitality facilities in California, Washington and Oregon. The Company produces a variety of wines under its own or custom labels, which are sold to consumers, retailers, and distributors located throughout the United States, Canada, and other export markets. The Company also provides bottling, fulfillment, and storage services to other companies on a contract basis.

Principles of Consolidation

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries, including Sabotage Wine Company, LLC and Splinter Group Napa, LLC. All significant intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

Use of Estimates

The preparation of consolidated financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. These estimates form the basis for judgments we make about the carrying values of assets and liabilities that are not readily apparent from other sources. We base our estimates and judgments on historical experience and on various other assumptions that we believe are reasonable under the circumstances. These estimates are based on management’s knowledge about current events and expectations about actions we may undertake in the future. Significant estimates include, but are not limited to, revenue recognized from the sale of wine, spirits and cider, accounting for income taxes, contingent consideration, the net realizable value of inventory, estimated fair values of intangible assets in acquisitions, intangible assets and goodwill for impairment, and stock-based compensation.

Reclassifications and Revisions

Subsequent to the issuance of the Company's financial statements for the year ended June 30, 2022, the Company discovered an error in its classification of purchase price for specific properties, which resulted in the Company overstating depreciable assets and the related depreciation expense for post-acquisition periods. Management has evaluated this misstatement, which understated property, plant and equipment, net and overstated inventories and related cost of revenue, and concluded it was not material to prior periods, individually or in the aggregate. However, correcting the cumulative effect of the error in the fiscal 2023 interim period would have had a material effect on the results of operations for such periods. Therefore, the Company is revising the relevant prior period consolidated financial statements and related footnotes for this error and other immaterial out-of-period items for comparative purposes. The Company will also correct previously reported financial information for such immaterial errors in future filings, as applicable, and certain prior year amounts have been reclassified for consistency with the current year presentation. Additionally, comparative prior period amounts in the applicable notes to the consolidated financial statements have been revised and our beginning accumulated deficit was increased by $0.7 million, net of a tax benefit of $0.3 million, as a consequence of the immaterial impact of the identified errors to periods prior to July 1, 2021.

Regarding our previously reported consolidated balance sheet as of June 30, 2022, the following table presents the impact of certain immaterial out-of-period items, reclassifications and other adjustments including but not limited to:

(i)
$1.8 million reclassification from restricted cash to cash and cash equivalents as well as $0.7 million reclassification for outstanding checks between cash and cash equivalents and accounts payable;
(ii)
$1.9 million non-recurring adjustment to prepaid expenses and other current assets related to the formation of VWE Captive, LLC;
(iii)
$2.6 million adjustment to property, plant and equipment, net due to an overstatement of depreciation expense arising from the incorrect classification of assets as part of historical purchase price allocations;
(iv)
$1.5 million reclassification between property, plant and equipment and inventories related to specific spirits barrels;
(v)
$1.3 million adjustment to intangible assets, net due to impairment;
(vi)
$2.1 million non-recurring adjustment to accrued liabilities and other payables for historical acquisitions;
(vii)
$1.8 million adjustment to additional paid-in capital and retained earnings due to overstatement of stock-based compensation expense arising from an incorrect service period used in expense recognition; and

(viii)
$0.7 million adjustment to accumulated deficit due to a prior year equity reduction of $0.7 million primarily due to a non-recurring adjustment for historical acquisitions of $1.6 million, offset by $0.9 million for adjustment to property, plant and equipment, net due to overstatement of depreciation expense.

CONSOLIDATED BALANCE SHEET

	June 30, 2022
(in thousands)	As Previously Reported	Adjustments	As Revised
Assets
Current assets:
Cash and cash equivalents	$43,692	$1,066	$44,758
Restricted cash	6,600	(1,800)	4,800
Accounts receivable, net	38,192	(323)	37,869
Inventories	192,102	820	192,922
Prepaid expenses and other current assets	13,394	(1,530)	11,864
Total current assets	300,723	(1,767)	298,956
Property, plant, and equipment, net	236,100	2,619	238,719
Intangible assets, net	64,377	(1,280)	63,097
Total assets	$765,895	$(428)	$765,467
Liabilities, redeemable noncontrolling interest, and stockholders' equity
Current liabilities:
Accounts payable	$13,947	$(474)	$13,473
Accrued liabilities and other payables	24,204	2,793	26,997
Total current liabilities	197,275	2,319	199,594
Other long-term liabilities	6,491	564	7,055
Deferred tax liability	29,979	(654)	29,325
Total liabilities	413,506	2,229	415,735
Redeemable noncontrolling interest	1,663	(169)	1,494
Stockholders' equity:
Additional paid-in capital	377,897	(1,798)	376,099
Accumulated deficit	(571)	(521)	(1,092)
Total Vintage Wine Estates, Inc. stockholders' equity	351,292	(2,319)	348,973
Noncontrolling interests	(566)	(169)	(735)
Total stockholders' equity	350,726	(2,488)	348,238
Total liabilities, redeemable noncontrolling interest, and stockholders' equity	$765,895	$(428)	$765,467

Regarding the previously reported consolidated statement of operations for the year ended June 30, 2022, the following table presents the impact of certain immaterial out-of-period adjustments and reclassifications including but not limited to:

(i) $1.3 million adjustment to intangible assets, net and retained earnings due to impairment recognized in 2022;

(ii) $1.8 million adjustment to additional paid-in capital and selling, general, and administrative expenses due to overstatement of stock-based compensation expense arising from an incorrect service period used in expense recognition.

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

	Year Ended June 30, 2022
(in thousands, except share and per share amounts)	As Previously Reported	Adjustments	As Revised
Net revenues
Wine, spirits and cider	$208,954	(935)	$208,019
Total net revenues	293,770	(935)	292,835
Cost of revenues
Wine, spirits and cider	151,117	(283)	150,834
Nonwine	52,698	390	53,088
Total cost of revenues	203,815	107	203,922
Gross profit	89,955	(1,042)	88,913
Selling, general, and administrative expenses	105,296	(8,318)	96,978
Amortization Expense	-	5,948	5,948
Impairment of intangible assets	-	1,281	1,281
Loss on sale of property, plant, and equipment	485	(119)	366
Gain on remeasurement of contingent consideration liabilities	(3,570)	155	(3,415)
Loss from operations	(7,922)	11	(7,911)
Other income
Net unrealized gain on interest rate swap agreements	22,950	(372)	22,578
Total other income, net	8,304	(372)	7,932
Income before provision for income taxes	382	(361)	21
Income tax provision	1,061	(338)	723
Net loss	(679)	(23)	(702)
Net loss attributable to the noncontrolling interests	(108)	(169)	(277)
Net loss attributable to Vintage Wine Estates, Inc.	(571)	146	(425)
Net loss allocable to common stockholders	$(571)	$146	$(425)
Net loss per share allocable to common stockholders
Basic	$(0.01)	$0.00	$(0.01)
Diluted	$(0.01)	$0.00	$(0.01)

The following table presents the impact of the adjustments and reclassifications discussed above on the consolidated cash flow statement for the year ended June 30, 2022:

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30, 2022
(in thousands)	As Previously Reported	Adjustments	As Revised
Cash flows from operating activities
Net loss	$(679)	$(23)	$(702)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization expense	23,930	(23,930)	-
Depreciation expense	-	15,248	15,248
Amortization expense	-	6,343	6,343
Goodwill and intangible assets impairment expense	-	1,281	1,281
Amortization of deferred loan fees and line of credit fees	394	(394)	-
Amortization of label design fees	973	(973)	-
Stock-based compensation expense	6,915	(1,799)	5,116
Provision for doubtful accounts	(22)	(272)	(294)
Remeasurement of contingent consideration liabilities	(3,570)	155	(3,415)
Net unrealized gain on interest rate swap agreements	(22,950)	372	(22,578)
Provision for deferred income tax	981	(338)	643
Loss on disposition of assets	485	(119)	366
Change in operating assets and liabilities (net of effect of business combinations):
Accounts receivable	(13,183)	595	(12,588)
Inventories	18,075	387	18,462
Prepaid expenses and other current assets	(4,656)	1,529	(3,127)
Other assets	(2,464)	(143)	(2,607)
Accounts payable	(7,795)	260	(7,535)
Accrued liabilities and other payables	(2,217)	2,514	297
Other	-	(836)	(836)
Net cash provided by operating activities	15,982	(143)	15,839
Cash flows from investing activities
Label design expenditures	(143)	143	-
Net cash used in investing activities	(98,505)	143	(98,362)
Cash flows from financing activities
Outstanding checks in excess of cash	1,759	(734)	1,025
Net cash provided by financing activities	9,136	(734)	8,402
Net change in cash, cash equivalents and restricted cash	(73,387)	(734)	(74,121)
Cash, cash equivalents and restricted cash, end of year	$50,292	$(734)	$49,558
Supplemental cash flow information
Noncash investing and financing activities:
Acquisition of assets under capital leases	$-	$(692)	$(692)

Cash and Cash Equivalents

Cash consists of deposits held at financial institutions. Cash equivalents consists of money market accounts.

Restricted Cash

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheet that sums to the total of the same such amounts as shown in the consolidated statements of cash flows:

(in thousands)	June 30, 2023	June 30, 2022
Cash and cash equivalents	$18,233	$44,758
Restricted cash	-	4,800
Total cash, cash equivalents and restricted cash as shown in the consolidated statements of cash flows	$18,233	$49,558

In connection with the amended and restated loan and security agreement (see Note 11), the Company entered into a Deposit Control Agreement which required $4.8 million of the total cash received to be placed into a restricted cash collateral account, subject to release upon the completion of certain construction work and certificates of occupancy associated with the Hopland facility. In July 2022, the Deposit Control Agreement was terminated upon certification that the conditions related to the Hopland facility were satisfied and the underlying cash restrictions were lifted.

Accounts Receivable and Allowance for Credit Losses

The Company adopted Accounting Standards Update ("ASU") ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses of Financial Instruments, and its related amendments as of July 1, 2022, see “Recently Adopted Accounting Pronouncements” below.

Accounts receivable are recorded at the invoiced amount. We consider an account past due on the first day following its due date. We monitor past due accounts periodically, establish appropriate reserves to cover expected losses and consider historical loss rates over customer groupings with similar risk characteristics to develop our allowance for expected credit losses. We review these factors quarterly to determine if any adjustments are needed to the allowance. Account balances are written-off against the established allowance when we feel it is probable the receivable will not be recovered.

The reserve for credit losses and the provision for the allowance for credit losses were insignificant for the year ended June 30, 2023 and $0.4 million for the year ended June 30, 2022, We do not accrue interest on past-due amounts. The accounts written off were immaterial for the years ended June 30, 2023 and 2022, respectively.

Other receivables include insurance-related receivables, income tax receivables and other miscellaneous receivables.

Inventories

Inventories of bulk and bottled wines, spirits, and ciders and inventories of non-wine products and bottling and packaging supplies are valued at the lower of cost using the FIFO method or net realizable value. Costs associated with winemaking and other costs associated with the manufacturing of products for resale are recorded as inventory. Net realizable value is the value of an asset that can be realized upon the sale of the asset, less a reasonable estimate of the costs associated with either the eventual sale or the disposal of the asset in question. Inventories are classified as current assets in accordance with recognized industry practice, although most wines and spirits are aged for periods longer than one year.

Assets Held for Sale

The Company classifies an asset group ("asset") as held for sale in the period that (i) it has approved and committed to a plan to sell the asset, (ii) the asset is available for immediate sale in its present condition, (iii) an active program to locate a buyer and other actions required to sell the asset have been initiated, (iv) the sale of the asset is probable and transfer of the asset is expected to qualify for recognition as a completed sale within one year (subject to certain events or circumstances), (v) the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value, and (vi) it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. The Company initially and subsequently measures a long-lived asset that is classified as held for sale at the lower of its carrying value or fair value less any costs to sell. Any loss resulting from this measurement is recognized in loss from operations in the period in which the held for sale criteria are met. Conversely, gains are generally not recognized on the sale of a long-lived asset until the date of sale. Upon designation as an asset held for sale, the Company stops recording depreciation or amortization expense on the asset. The Company assesses the fair value of assets held for sale less any costs to sell at each reporting period until the asset is no longer classified as held for sale.

Property, Plant and Equipment

Property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the asset’s estimated useful life or the life of the related lease. Costs of maintenance and repairs are charged to expense as incurred; significant renewals and betterments are capitalized. Vineyard development costs, including certain cultural costs for continuing cultivation of vines not yet bearing fruit, are capitalized. Depreciation of vineyard development costs commences when commercial grape yields are achieved, generally in the third year after planting. Estimated useful lives are generally as follows:

Buildings and improvements	10 - 39 years
Cooperage	3 - 5 years
Furniture and equipment	3 - 10 years
Machinery and equipment	5 - 20 years
Vineyards	7 - 10 years

Loss on Sale of Assets

Loss on sale of assets for the years ended June 30, 2023 and June 30, 2022 was $8.3 million and $0.4 million, respectively. As part of our simplification efforts, on June 29, 2023, the Company completed its sale of the assets of The Sommelier Company for a negligible amount of proceeds and an estimated earnout of $0.3 million. As a result of the sale, the Company recognized a loss on sale of assets of $9.7 million, of which $9 million was goodwill. The Company also sold Laetitia assets and incurred a loss of $4.5 million. These were partially offset by the Tenma Vineyard sale, in the quarter ended March 31, 2023, where we recognized a gain on the sale of assets of $6.1 million.

Sale-leaseback Transaction

Prior to the adoption of ASC 842, Leases, we accounted for the sale and leaseback of vineyards under ASC 840, Sale-Leaseback Accounting of Real Estate. Given we were considered to retain more than a minor part, but less than substantially all of the use of the property, a gain was recognized to the extent it exceeded the present value of the leaseback payments. Any gain that was less than or equal to the present value of the leaseback payments was deferred and amortized on a straight-line basis over the leaseback term. We derecognized the asset from our consolidated balance sheet at the sale closing. The gain is essentially a reduction to offset the future lease payment. The deferred gain was $10.7 million as of June 30, 2022. In accordance with the guidance, with the adoption of ASC 842 on July 1, 2022, the deferred gain of $10.7 million, net of tax effect of $2.9 million, was recognized as a cumulative-effect adjustment to equity.

Leases

The Company adopted ASU 2016-02, Leases ("Topic 842") and its related amendments as of July 1, 2022, see “Recently Adopted Accounting Pronouncements” below. The Company has both operating leases and finance leases. The Company’s non-cancelable leases for winery facilities, vineyards, corporate and administrative offices, tasting rooms, and some equipment are classified as operating leases. The Company’s non-cancelable leases for certain equipment that include a bargain purchase option at the end of the lease term are classified as finance leases.

The Company recognizes a right of use (“ROU”) asset representing its right to use the underlying asset for the lease term on the consolidated balance sheet and related lease liabilities representing its obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. Because the rate implicit in each lease is not readily determinable, the Company uses its incremental borrowing rate to determine the present value of the lease payments. The ROU asset also includes adjustments for lease incentives receivable, deferred rent and prepaid rent when applicable. The Company’s lease terms may include options to extend the lease when it is reasonably certain that the Company will exercise that option. The Company has made an accounting policy election not to recognize ROU assets and lease obligations for its short-term leases, which are defined as leases with an initial term of 12 months or less. However, the Company will recognize these lease payments in the consolidated statements of operations and comprehensive income/(loss) on a straight-line basis over the lease term and variable lease payments in the period in which the obligation is incurred.

Lease expense for operating leases is recognized on a straight-line basis over the lease term. For finance leases, the right-of-use asset is amortized to amortization expense and interest expense is recorded in connection with the lease liability. Payments under lease arrangements are primarily fixed, however, most lease agreements also contain some variable payments. Variable lease payments other than those that depend on an index or a rate are expensed as incurred and not included in the operating lease ROU assets and lease liabilities. These amounts primarily include payments for taxes, parking and common area expenses. See Note 9.

Business Combinations

Business combinations are accounted for under Accounting Standards Codification (“ASC”) 805—Business Combinations, using the acquisition method of accounting under which all acquired tangible and identifiable intangible assets and assumed liabilities and applicable noncontrolling interests are recognized at fair value as of the respective acquisition date, while the costs associated with the acquisition of a business are expensed as incurred.

The allocation of purchase consideration requires management to make significant estimates and assumptions, especially with respect to intangible assets. These estimates can include, but are not limited to, a market participant’s expectation of future cash flows from acquired customers, acquired trade names, useful lives of acquired assets, and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from such estimates. During the measurement period, which is no longer than one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed. Upon the conclusion of the measurement period, any subsequent adjustments are recognized in operations.

Goodwill and Intangible Assets

Goodwill arises from business combinations and is determined as the excess of the fair value of consideration transferred over the fair value of the identifiable net assets acquired and liabilities assumed as of the acquisition date. Goodwill is not amortized. It is tested for impairment on an annual basis and between annual tests if an event occurs or circumstances change in a way to indicate that there has been a potential decline in the fair value of a reporting unit. The Company performs its annual impairment testing in its fourth quarter. There were impairment charges for goodwill during the fourth and second quarters of the year ended June 30, 2023. As a result, the goodwill balance as of June 30, 2023 is zero. See Note 6 for additional information.

Intangible assets represent purchased assets consisting of both indefinite and finite-lived intangible assets. Certain criteria are used in determining whether intangible assets acquired in a business combination must be recognized and reported separately. Our indefinite-lived intangible assets, representing trade names, trademarks and winery use permits, are initially recognized at fair value and subsequently stated at adjusted costs, net of any recognized impairments. The indefinite-lived assets are not subject to amortization. Finite-lived intangible assets, comprised of customer relationships, trade names and trademarks, are amortized using a method that reflects the pattern in which the economic benefits of the intangible assets are consumed or otherwise used. If that pattern cannot be reliably determined, the intangible assets are amortized using the straight-line method over their estimated useful lives and are tested for impairment along with other long-lived assets. Amortization related to the finite-lived assets is included in loss from operations. Intangible assets are reviewed annually for impairment, as of the end of the reporting period, or sooner if events or circumstances indicate the carrying amount of the asset may not be recoverable. There were impairment charges for trade names and trademarks during the second and fourth quarters of the year ended June 30, 2023. See Note 6 for additional information.

Label and Package Design Costs

Label and package design costs are capitalized and generally amortized over an estimated useful life of two years. Amortization of label and packaging design costs are included in selling, general and administrative expenses and were $0.4 million and $1.0 million for the years ended June 30, 2023 and 2022, respectively.

Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate the carrying amount of such assets or intangible assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. No impairment loss was recognized for long-lived assets during the years ended June 30, 2023 and 2022.

Contingent Consideration Liabilities

Contingent consideration liabilities are recorded at fair value when incurred in a business combination. The fair value of these estimates are based on available historical information and on future expectations of actions we may undertake in the future. These estimated liabilities are re-measured at each reporting date with the change in fair value recognized as an operating expense in the Company’s consolidated statements of operations. Subsequent changes in the fair value of the contingent consideration are classified as an adjustment to cash flows from operating activities in the consolidated statements of cash flows because the change in fair value is an input in determining net loss. Cash paid in settlement of contingent consideration liabilities are classified as cash flows from financing activities up to the acquisition date fair value with any excess classified as cash flows from operating activities.

Changes in the fair value of contingent consideration liabilities associated with the acquisition of a business can result from updates to assumptions such as the expected timing or probability of achieving customer related performance targets, specified sales milestones, changes in unresolved claims, projected revenue or changes in discount rates. Significant judgment is used in determining those assumptions as of the acquisition date and for each subsequent reporting period. Therefore, any changes in the fair value will impact our results of operations in such reporting period, thereby resulting in potential variability in our operating results until such contingencies are resolved.

Deferred Financing Costs

Deferred financing costs incurred in connection with obtaining new term loans are amortized over the term of the arrangement and recognized as a direct reduction in the carrying amount of the related debt instruments. Amortization of deferred loan fees is included in interest expense on the consolidated statements of operations and are amortized to interest expense over the term of the related debt using the effective interest method. Debt issuance costs capitalized were $0.9 million for the year ended June 30, 2023. No debt issuance costs were capitalized for the year ended June 30, 2022. Amortization expense related to debt issuance fees were $0.7 million and $0.3 million for the years ended June 30, 2023 and 2022, respectively. If existing financing is settled or replaced with debt instruments from the same lender that do not have substantially different terms, the new debt agreement is accounted for as a modification for the prior debt agreement and the unamortized costs remain capitalized, the new original issuance discount costs are capitalized, and any new third-party costs are charged to expense.

Line of Credit Fees

Costs incurred in connection with obtaining new debt financing specific to the line of credit are deferred and amortized over the life of the related financing. If such financing is settled or replaced prior to maturity with debt instruments that have substantially different terms, the settlement is treated as an extinguishment and the unamortized costs are charged to gain or loss on extinguishment of debt. Similar to the treatment of deferred financing costs, if existing financing is settled or replaced with debt instruments from the same lender that do not have substantially different terms, the new debt agreement is accounted for as a modification for the prior debt agreement and the unamortized costs remain capitalized, the new original issuance discount costs are capitalized, and any new third-party costs are charged to expense. See Note 11. Deferred line of credit fees are recognized as a component of prepaid expenses and other current assets and are amortized to interest expense over the term of the related debt using the effective interest method. $2.5 million line of credit fees were capitalized in the year ended June 30, 2023. No line of credit fees were capitalized in 2022. Amortization expense related to line of credit fees were $0.5 million and $0.1 million for the years ended June 30, 2023 and 2022, respectively.

Interest Rate Swap Agreements

GAAP requires that an entity recognize derivatives that are recorded as either an asset or a liability are measured at fair value at each reporting period. The Company has entered into interest rate swap agreements as a means of managing its interest rate exposure on its debt obligations. These agreements mitigate our exposure to interest rate fluctuations on our variable rate obligations. We have not designated these agreements as cash-flow hedges.

Accordingly, changes in the fair value of the interest rate swaps are included in the consolidated statements of operations as a component of other income (expense). We do not enter into financial instruments for trading or speculative purposes.

Noncontrolling Interests and Redeemable Noncontrolling Interest

Noncontrolling interests represent the portion of profit or loss, net assets and comprehensive loss that is not allocable to the Company. The redeemable noncontrolling interest is contingently redeemable by the holders. The redeemable noncontrolling interests are not being accreted to their redemption amount as we do not deem redemption probable; notwithstanding, should the instruments redemption become probable, we will thereupon begin to accrete, to the earliest date the holders can demand redemption, the redemption amount.

Fair Value Measurements

We determine fair value based upon the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In arriving at fair value, we use a hierarchy of inputs that maximizes the use of observable inputs and minimizes the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

As of June 30, 2023 and 2022, the carrying value of the current assets and liabilities approximates fair value due to the short-term maturities of these instruments. The fair value of our long-term variable rate debt approximates carrying value, excluding the effect of unamortized debt discount, as they are based on borrowing rates currently available to the Company for debt with similar terms and maturities (Level 2 inputs). Our contingent consideration and interest rate swap agreement are remeasured at fair value on a recurring basis as of June 30, 2023 and 2022.

Revenue Recognition

Point in Time — Revenue is recognized when control of promised goods or services is transferred to a customer in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To determine revenue recognition for its arrangements, we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

We recognize revenue when obligations under the terms of a contract with our customer are satisfied. Generally, this occurs when the product is shipped and title passes to the customer, and when control of the promised product or service is transferred to the customer. Our standard terms are free on board (“FOB”) shipping point, with no customer acceptance provisions. Revenue is measured as the amount of consideration expected to be received in exchange for transferring products. Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities.

We account for shipping and handling as activities to fulfill our promise to transfer the associated products. Accordingly, we record amounts billed for shipping and handling costs as a component of net sales and classify such costs as a component of costs of sales. Our products are generally not sold with a right of return unless the product is spoiled or damaged. Historically, returns have not been significant to the Company.

Over Time — Certain long-term contracts in our Business-to-Business ("B2B") segment are for custom wine making services and include services such as fermentation, barrel aging, procurement of dry goods, bottling and cased goods. Additionally, we provide storage services for wine inventory of various customers.

We recognize revenue over time as the contract specific performance obligations are met. The Company elected to apply the "as-invoiced" practical expedient to such revenues, and as a result, will bypass estimating the variable transaction price.

Principal vs. Agent Considerations

As part of our revenue recognition process, we evaluate whether we are the principal or agent for the performance obligations in our contracts with customers. When we determine that we are the principal for a performance obligation, we recognize revenue for that performance obligation on a gross basis. When we determine that we are an agent for a performance obligation, we recognize revenue for that performance obligation net of the related costs. In determining whether we are the principal or the agent, we evaluate whether we have control of the goods or services before we transfer the goods or services to the customer by considering whether we are primarily obligated for transferring the goods or services to the customer, whether we have inventory risk for the goods or services before the goods or services are transferred to the customer, and whether we have latitude in establishing prices.

Disaggregation of Revenue

The following tables summarize the revenue by region for the years ended June 30, 2023 and 2022:

	June 30,
(in thousands)	2023	2022
United States	$280,950	$286,414
International	2,278	6,421
Total net revenue	$283,228	$292,835

The following table provides a disaggregation of revenue based on the pattern of revenue recognition for the years ended June 30, 2023 and 2022:

	June 30,
(in thousands)	2023	2022
Point in time	$236,313	$252,742
Over time	46,915	40,093
Total net revenue	$283,228	$292,835

Concentrations of Risk

Financial instruments that potentially expose us to significant concentrations of credit risk consist primarily of cash and trade accounts receivable. We maintain the majority of our cash balances at multiple financial institutions that management believes are of high-credit quality and financially stable. At times, we have cash deposited with major financial institutions in excess of the Federal Deposit Insurance Corporation ("FDIC") insurance limits. At June 30, 2023 and 2022, we had $19.3 million and $49.0 million respectively, in four major financial institutions in excess of FDIC insurance limits. We attempt to limit our credit risk by performing ongoing credit evaluations of our customers and maintaining adequate allowances for potential credit losses.

The following table summarizes customer concentration of net revenues:

	June 30, 2023	June 30, 2022
Revenue as a percent of total revenue
Customer A	18.6%	20.9%

The following table summarizes customer concentration of receivables:

	June 30, 2023	June 30, 2022
Receivables as a percent of total receivables
Customer A	39.5%	26.3%

Revenues for sales to Customer A are included within the Business-to-Business reportable segment. Note 18.

Shipping

Shipping and handling revenues are classified as wine, spirits and cider revenues. Shipping and handling costs are included in wine, spirits and cider cost of revenues.

Excise Taxes

Excise taxes are levied by government agencies on beverages containing alcohol, including wine and spirits. These taxes are not collected from customers but are instead the responsibility of the Company. Applicable excise taxes are included in net revenues and were $15.8 million and $11.2 million for the years ended June 30, 2023 and 2022, respectively.

Sales Taxes

Sales taxes are pass-through taxes that are collected from customers at the time of sale and remitted to governmental agencies by the Company. These amounts are not reflected as revenues.

Stock-Based Compensation

Stock-based compensation provided to employees is recognized in the consolidated statement of operations and comprehensive income (loss) based on the grant date fair value of the awards. The fair value of restricted stock units is determined by the grant date market price of our common shares. The fair value of stock options is determined on the grant date using a Black-Scholes model or Monte Carlo simulation model, depending on the terms of the award. The determination of the grant date fair value of stock option awards granted is affected by a number of variables, including the fair value of the Company's common stock, the expected common stock price volatility over the life of the awards, the expected term of the stock option, risk-free interest rates and the expected dividend yield of the Company's common stock. Due to the Company's limited trading history since becoming a public company on June 7, 2021, the Company derived its volatility from the average historical stock volatilities of several peer public companies over a period equivalent to the expected term of the awards.

The compensation expense recognized for stock-based awards is net of estimated forfeitures and is recognized ratably over the service period of the awards. All income tax effects of stock-based awards are recognized in the consolidated statements of operations and comprehensive income (loss) as awards vest or are settled. We record stock-based compensation expense in selling, general and administrative expenses in the consolidated statements of operations and comprehensive income (loss).

Advertising

Advertising costs are expensed either as the costs are incurred or the first time the advertising takes place. Advertising expense was $4.6 million and $5.2 million for the years ended June 30, 2023 and 2022, respectively.

Casualty Gains

In relation to various events related to weather and wildfires, the Company received insurance and litigation proceeds of $2.3 million and $3.0 million for the years ended June 30, 2023 and 2022, respectively.

Income Taxes

Deferred income taxes are determined using the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded when the expected recognition of a deferred income tax asset is unlikely.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. We recognize interest and penalties related to income tax matters as a component of income tax expense.

Comprehensive Income or Loss

We had no items of comprehensive income or loss other than net income (loss) for the years ended June 30, 2023 and 2022. Therefore, a separate statement of comprehensive income (loss) has not been included in the accompanying consolidated financial statements.

Earnings Per Share

Basic and diluted earnings per share allocable to common stockholders is presented in conformity with the two-class method required for participating securities. We considered our Series B stock to be participating securities as, in the event a dividend is paid on Series A stock, the holders of Series B stock would be entitled to receive dividends on a basis consistent with the Series A stockholders. The two-class method determines earnings per share for each class of common and participating securities according to dividends declared or accumulated as well as participation rights in undistributed earnings. The two-class method requires income available to stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. Legacy VWE’s redeemable Series B stock was a participating security. Under the two-class method, any net loss attributable to common stockholders is not allocated to the Series B stock as the holders of the Series B stock did not have a contractual obligation to share in losses.

Basic earnings per share is calculated by dividing the net income (loss) allocable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. For purposes of the calculation of diluted earnings per share, stock options and warrants to purchase common stock are considered potentially dilutive securities but are excluded from the calculation of diluted earnings per share when their effect is antidilutive. As a result, in certain periods, diluted earnings per share is the same as basic earnings per share for the periods presented.

The computation of net income (loss) available to Series A stockholders is computed by deducting the dividends declared, if any, and cumulative dividends, whether or not declared, in the period on Series B stock (whether paid or not) from the reported net income (loss).

As the Merger has been accounted for as a reverse recapitalization, the consolidated financial statements of the merged entity reflect the continuation of Legacy VWE’s consolidated financial statements, with the Legacy VWE Equity, which has been retroactively adjusted to the earliest period presented to reflect the legal capital of the legal acquirer, BCAC. As a result, earnings per share was also restated for periods ended prior to the Merger.

Self-Insurance

On September 9, 2021, the Company formed VWE Captive, LLC, a wholly-owned captive insurance company ("Captive"), which became operational on October 1, 2021. The Company formed Captive to self-insure the first $10.0 million of claims, above which limit, the Company has secured insurance. The insurance policy protects us against a portion of our risk of loss related to earthquakes, floods and named wildfires and windstorms. During 2023, we added Directors and Officers insurance to self-insure the first $5.0 million of claims, above which limit, the Company has secured insurance.

Segment Information

We operate in three reportable segments. Operating segments are defined as components of an enterprise about which separate financial information is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assessing performance. The Company’s chief operating decision maker (“CODM”), our Chief Executive Officer, allocates resources and assesses performance based upon discrete financial information at the segment level. See Note 18.

Emerging Growth Company Status

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act.

Recently Adopted Accounting Pronouncements

In December 2022, the Financial Accounting Standards Board ("FASB") issued ASU 2022-06: Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848, which defers the sunset date of ASU 2020-04: Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting from March 31, 2023 to December 31, 2024. ASU 2020-04 provides optional expedients and exceptions to applying the guidance on contract modifications, hedge accounting, and other transactions, to simplify the accounting for transitioning from the London Interbank Offered Rate, and other interbank offered rates expected to be discontinued, to alternative reference rates. After December 31, 2024, entities will no longer be permitted to apply the relief in Topic 848. The adoption of this ASU did not have a material impact on our consolidated financial statements.

In February 2016, the FASB issued Accounting Standards Codification 842 or "Topic 842", which supersedes the guidance in ASC 840, Leases. The new standard, as amended by subsequent ASUs on Topic 842 and recent extensions issued by the FASB in response to COVID-19, requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether the lease is effectively a financed purchase by the lessee. This classification determines whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of its classification. Leases with a term of 12 months or less are accounted for in the Company's consolidated statements of operations.

The Company adopted Topic 842 effective July 1, 2022 using the modified retrospective approach, whereby we recognized a transition adjustment at the effective date of Topic 842, rather than at the beginning of the earliest comparative period presented. Prior period information was not restated. In addition, the Company applied the package of transition practical expedients, which allows the Company to carryforward its population of existing leases, the classification of each lease and the treatment of initial direct costs as of the period of adoption. The Company did not elect the practical expedient related to hindsight analysis which allows a lessee to use hindsight in determining the lease term and in assessing impairment of the entity’s ROU assets.

The Company identified the population of real estate and equipment leases to which the guidance applies and implemented changes in its systems, procedures and controls relating to how lease information is obtained, processed and analyzed. Upon adoption, the Company recognized $37.6 million in ROU assets that represent the Company's right to use the underlying assets for the lease term and $39.2 million in lease obligations that represent the Company's obligation to make lease payments arising from the lease. The ROU assets recognized upon adoption of Topic 842, included the reclassification of $2.1 million of deferred rent and $0.4 million of prepaid rent. In addition, a deferred gain related to a sale-leaseback transaction that occurred under ASC 840 of $7.7 million, net of taxes of $2.9 million, was reclassified to equity. See Note 9.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. It also eliminates the concept of other-than-temporary impairment and requires credit losses related to available-for-sale debt securities to be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. These changes will result in more timely recognition of credit losses.

The Company adopted ASU No. 2016-13, as amended effective July 1, 2022. We consider historical loss rates over customer groupings with similar risk characteristics to develop our allowance for expected credit losses. We review these factors quarterly to determine if any adjustments are needed to the allowance. The adoption of this guidance did not have a material impact on our consolidated financial statements.

Recently Issued Accounting Pronouncements

The recently issued accounting pronouncements are not expected to have an impact on the Company.

2. Business Combinations

Vinesse

On October 4, 2021, the Company acquired 100% of the members' interest in Vinesse, LLC, a California limited liability company ("Vinesse"). Vinesse is a direct-to-consumer platform company that specializes in wine clubs with over 60,000 members. Founded in 1993, Vinesse has developed a long-time following by offering boutique wines to a broader audience and making wine accessible and easy to love.

The purchase price totaling $17.0 million was comprised of cash of $14.0 million, consulting fees of $0.2 million per year for three years totaling $0.6 million and a three-year earnout payable of up to $2.4 million. To fund the cash portion of the purchase consideration, we utilized the line of credit under the amended and restated loan and security agreement. The Company paid $0.5 million in June 2023 to settle working capital under the terms of the purchase agreement.

The allocation of the consideration for the net assets acquired from the acquisition of Vinesse was as follows:

(in thousands)
Sources of financing
Cash	$14,000
Accrued other	600
Contingent consideration	2,400
Fair value of consideration	17,000

Assets acquired:
Fixed assets	121
Inventory	2,502
Trade Names and Trademarks	1,200
Customer relationships	3,700
Total identifiable assets acquired	7,523

Goodwill	$9,477

The Company used the carrying value as of the acquisition date to value fixed assets, as we determined that they represented the fair value at the acquisition date.

Inventory was comprised of finished goods, bulk and raw materials. The fair value of finished goods inventory and bulk inventory was derived using projected cost of goods sold as a percentage of net revenues. Raw materials inventory was valued at its book value.

The trade names and trademarks fair value was derived using the Relief-From-Royalty Method (“RFR”). Key assumptions in valuing trade names and trademarks included (i) a royalty rate of 1.8% and (ii) discount rate of 17.5%.

Customer relationships fair value was derived using the Multiple-Period Excess Earnings Method (“MPEEM”), utilizing a discount rate of 18.0%, and Cost Approach. Customer relationships were weighted; 50.0% using the MPEEM model and 50.0% using the Cost Approach.

The results of operations of Vinesse are included in the accompanying consolidated statements of operations from the October 4, 2021 acquisition date.

Transaction costs incurred in the acquisition were insignificant.

ACE Cider

On November 16, 2021, the Company acquired 100% of the capital stock of ACE Cider, the California Cider Company, Inc., a California corporation ("ACE Cider"). ACE Cider is a wholesale platform and specializes in hard cider, an alcoholic wine beverage fermented from apples. The operations of ACE Cider allowed the Company to enter the beer distribution category.

The purchase price totaling $47.4 million was comprised of cash of $46.9 million, consulting fees of $60 thousand and a two-year earnout payable of $0.5 million. The Company paid $0.3 million in May 2022 to settle working capital under the terms of the purchase agreement.

The allocation of the consideration for the net assets acquired from the acquisition of ACE Cider were as follows:

(in thousands)
Sources of financing
Cash	$46,880
Accrued other	60
Contingent consideration	500
Fair value of consideration	47,440

Assets acquired:
Fixed assets	4,205
Inventory	1,350
Trademarks	6,600
Customer relationships	14,300
Deferred tax liability	(6,554)
Total identifiable assets acquired	19,901

Goodwill	$27,539

The Company used the carrying value as of the acquisition date to value fixed assets, as we determined that they represented the fair value at the acquisition date.

Inventory was comprised of finished goods, bulk cider and raw materials. The fair value of finished goods inventory and bulk cider inventory was derived using projected cost of goods sold as a percentage of net revenues. Raw materials inventory was valued at its book value.

The trademarks' fair value was derived using the RFR. Key assumptions in valuing trademarks included (i) a royalty rate of 2.75% and (ii) discount rate of 12.5%.

Customer relationships' fair value was derived using the MPEEM, utilizing a discount rate of 13.0%, and Cost Approach. Customer relationships were weighted: 90.0% using the MPEEM model and 10.0% using the Cost Approach.

The results of operations of ACE Cider are included in the accompanying consolidated statements of operations from the November 16, 2021 acquisition date.

Transaction costs incurred in the acquisition were insignificant.

Meier's

On January 18, 2022, the Company acquired 100% of the capital stock in Meier's Wine Cellars, Inc., DBA Meier's Beverage Group, an Ohio company ("Meier's"). Meier's is a wholesale and business-to-business company that specializes in custom blending, contract storage, contract manufacturing, and private labeling for wine, beer, and spirits. Over the years, Meier's continued extending their winemaking skills by producing table wines, sparkling wines, dessert wines, vermouth and carbonated grape juice.

The purchase price totaling $25.0 million was comprised of cash of $12.5 million and 1,229,443 shares of common stock with a value of $12.5 million. The shares may not be transferred during the lock-up period, as outlined in the lock-up agreement entered into on the acquisition date.

The terms of the acquisition also provide for the possibility of additional contingent consideration of up to $10.0 million based on Meier's exceeding current EBITDA levels over each of the next three years. The earn out consideration will be paid in a combination of 50% cash and 50% stock. The common stock shares issued are also subject to the terms of the lock-up agreement.

The allocation of the consideration for the net assets acquired from the acquisition of Meier's were as follows:

(in thousands)
Sources of financing
Cash	$12,500
Shares of common stock	10,521
Contingent consideration	4,900
Settlement of pre-existing relationship	(125)
Fair value of consideration	27,796

Assets acquired:
Accounts receivable	3,669
Fixed assets	12,859
Inventory	4,280
Other assets	356
Trademarks	700
Customer relationships	6,400
Accounts payable and accrued expenses	(2,682)
Deferred tax liability	(6,033)
Total identifiable assets acquired	19,549

Goodwill	$8,247

The number of shares of common stock was determined in part based on the closing stock price on the acquisition date, resulting in a fair value of $12.0 million, less a discount of $1.5 million due to lack of marketability for shares of common stock, resulting in the shares of common stock valued at $10.5 million.

The fair value of the contingent consideration was calculated using the Monte Carlo simulation model, resulting in estimated earnout payments of $4.9 million.

The Company estimated the fair value of accounts receivable, other assets, accounts payable and accrued expenses and fixed assets at the acquisition date.

Inventory was comprised of finished goods, work in process and raw materials. The fair value of finished goods inventory and work in process inventory was derived using projected cost of goods sold as a percentage of net revenues. Raw materials inventory was recorded at its book value.

The trade names' and trademarks' fair values were derived using the RFR. Key assumptions in valuing trade names and trademarks included (i) a royalty rate of 1.1% and (ii) discount rate of 27.0%.

Customer relationships' fair value was derived using the MPEEM, utilizing a discount rate of 28.0%.

The results of operations of Meier's are included in the accompanying consolidated statements of operations from the January 18, 2022 acquisition date.

Transaction costs incurred in the acquisition were insignificant.

3. Inventory

Inventory consists of the following:

(in thousands)	June 30, 2023	June 30, 2022
Bulk wine, spirits and cider	$84,602	$88,978
Bottled wine, spirits and cider	100,075	86,785
Bottling and packaging supplies	15,690	16,328
Nonwine inventory	996	831
Total inventories	$201,363	$192,922

For the years ended June 30, 2023 and 2022, the Company recognized an expense related to reducing inventory to its net realizable value of $10.8 million and $3.7 million, respectively. In addition, for the year ended June 30, 2022, the Company wrote down $12.4 million of inventory related to fiscal inventory count adjustments and $3.0 million related to additional remediation efforts.

For the years ended June 30, 2023 and 2022, the Company's inventory balances are presented net of inventory reserves of $0.6 million and $2.2 million, respectively, for bulk wine, spirits and cider inventory, $3.2 million and $1.8 million, respectively, for bottled wine, spirits and cider inventory and $0.6 million and $0.4 million, respectively, for bottling and packaging supplies inventory. The gross value of bulk wine inventory reflects the writedown of $6.2 million that was recognized in the quarter ended March 31, 2023.

In relation to various events related to weather and wildfires that damaged inventory, the Company received insurance and litigation proceeds of $2.3 million and $3.0 million for the years ended June 30, 2023 and 2022, respectively.

4. Assets Held for Sale

As of June 30, 2023, the Company had one asset group held for sale. The asset group relates to land, a building and assumption of a land lease related to the Tamarack Cellars production facility. The Company completed the sale of the assets in July 2023.

The carrying amounts of assets held for sale consists of the following:

(in thousands)	June 30, 2023
Tamarack Cellars property, plant and equipment held for sale	$1,059
Less accumulated depreciation and amortization	(548)
Total assets held for sale	$511

The cash flows related to held for sale assets have not been segregated and remain included in the major classes of assets.

There were no assets classified as held for sale as of June 30, 2022.

5. Property, Plant and Equipment

Property, plant and equipment consists of the following:

(in thousands)	June 30, 2023	June 30, 2022
Buildings and improvements	$147,519	$139,223
Land	31,073	46,632
Machinery and equipment	81,807	77,676
Cooperage	11,078	10,165
Vineyards	9,960	12,860
Furniture and fixtures	1,509	1,754
	282,946	288,310
Less accumulated depreciation	(75,917)	(66,987)
	207,029	221,323
Construction in progress	8,938	17,396
	$215,967	$238,719

Depreciation expense, a portion of which is recognized as an inventoriable cost, related to property, plant and equipment was $15.9 million and $15.2 million for the years ended June 30, 2023 and 2022, respectively.

6. Goodwill and Intangible Assets

Goodwill

The following is a rollforward of the Company’s goodwill by reportable segment:

(in thousands)	Wholesale	Direct-to-Consumer	Business-to-Business	Total

Balance at June 30, 2021	$88,808	$20,342	$745	$109,895
Additions from current year acquisitions	27,539	9,477	8,247	45,263
Measurement period adjustments	(43)	(153)	(11)	(207)
Balance at June 30, 2022	116,304	29,666	8,981	154,951
Goodwill impairment	(116,304)	(20,673)	(8,981)	(145,958)
Disposition of business	-	(8,993)	-	(8,993)
Balance at June 30, 2023	$-	$-	$-	$-

Our reporting units are the same as our reportable segments.

During the quarter ended June 30, 2023, the Company performed its annual impairment test. There was a sustained stock price decline resulting in a lower market capitalization that led us to perform a quantitative analysis.

During the quarter ended December 31, 2022, we identified a number of goodwill impairment indicators that led us to conclude that a quantitative impairment test on goodwill was required to determine if the fair values of certain reporting units were below their carrying values. Most notably, revenue and earnings before income tax depreciation and amortization (EBITDA) for the second quarter (a historically strong quarter given the seasonal impact of holiday sales) fell short of projections. Additionally, we experienced increases in operational costs associated with higher costs of wine, freight and other supply chain items consistent with trends in the current economic environment. Both of these factors had a negative impact on our overall financial performance and led us to experience declining cash flows when compared to earlier quarter projections. Along with the continued market fluctuations, the Company's stock price continued to consistently decline during our second quarter of 2023.

Fair value determinations require considerable judgment and are sensitive to changes in underlying assumptions, estimates, and market factors. Estimating the fair value of individual reporting units requires us to make assumptions and estimates regarding our future plans, as well as industry, economic, and regulatory conditions. These assumptions and estimates include estimated future annual net cash flows, income tax rates, discount rates, growth rates, and other market factors. If current expectations of future growth rates and margins are not met, if market factors outside of our control, such as discount rates, change, or if management’s expectations or plans otherwise change, then one or more of our reporting units might become impaired in the future.

We utilized the discounted cash flow method under the income approach and the Guideline Public Company Method (GPCM) under the market approach to estimate the fair value of our reporting units. Some of the more significant assumptions inherent in estimating the fair values under the income approach include the estimated future annual net cash flows for each reporting unit (including net sales, cost of revenue, selling, general and administrative expense updated as of the end of the second quarter, depreciation and amortization, working capital, and capital expenditures), estimated growth rates, income tax rates, long-term growth rates, and a discount rate that appropriately reflects the risks inherent in each future cash flow stream. Under the GPCM approach, the significant assumptions include the consideration of stock price and financial metrics from guideline companies.

As a result of our interim impairment test, we determined that the fair values of the Wholesale and Business-to-Business reporting units were less than their respective carrying amounts. We recognized a total impairment charge of $125.3 million, which consists of $116.3 million for Wholesale and $9.0 million for Business-to-Business and is included in goodwill impairment losses in the consolidated statements of operations and comprehensive income (loss).

As a result of our year-end impairment test, we determined that the fair value of the Direct-to-Consumer reporting unit was less than its respective carrying amount. We recognized a total impairment charge of $20.7 million and it is included in goodwill impairment losses in the consolidated statements of operations and comprehensive income (loss).

As part of our simplification efforts, on June 29, 2023, the Company completed its sale of the assets of The Sommelier Company for negligible proceeds and an estimated potential earnout of $0.3 million. As a result of the sale, the Company recognized a loss on sale of assets of $9.7 million, of which approximately $9.0 million was goodwill.

For the year ended June 30, 2022, the Company did not recognize any impairment.

Intangible Assets

The components of finite-lived intangible assets, accumulated amortization, and indefinite-lived assets are as follows:

	June 30, 2023
(in thousands)	Gross Intangible	Accumulated Amortization	Accumulated Impairment Losses	Net Intangible
Indefinite-life intangibles
Trade names and trademarks	$30,102	$-	$(17,477)	$12,625
Winery use permits	6,750	-	-	6,750
Total Indefinite-life intangibles	36,852	-	(17,477)	19,375

Definite-life intangibles
Customer relationships	28,200	(9,812)	-	18,388
Trade names and trademarks	1,900	(669)	-	1,231
Total definite-life intangibles	30,100	(10,481)	-	19,619
Total other intangible assets	$66,952	$(10,481)	$(17,477)	$38,994

	June 30, 2022
(in thousands)	Gross Intangible	Accumulated Amortization	Accumulated Impairment Losses	Net Intangible
Indefinite-life intangibles
Trade names and trademarks	$30,203	$-	$(1,281)	$28,922
Winery use permits	6,750	-	-	6,750
Total Indefinite-life intangibles	36,953	-	(1,281)	35,672

Definite-life intangibles
Customer and Sommelier relationships	30,700	(4,922)	-	25,778
Trade names and trademarks	1,900	(253)	-	1,647
Total definite-life intangibles	32,600	(5,175)	-	27,425
Total other intangible assets	$69,553	$(5,175)	$(1,281)	$63,097

The customer relationships weighted average remaining amortization is 3.7 and 4.4 years as of June 30, 2023 and June 30, 2022, respectively. The trade names and trademarks weighted average remaining amortization is 3.0 and 3.5 years as of June 30, 2023 and June 30, 2022, respectively.

Our indefinite-lived intangible asset balance consists of trade names, trademarks and winery use permits, which had an aggregate carrying amount of $19.4 million as of June 30, 2023. We test our trade names, trademarks, and winery use permits for impairment annually, or more frequently if events or circumstances indicate it is more likely than not that the fair value of a trade name, trademark or winery use permit is less than its carrying amount. As noted above in the goodwill section, there were events and circumstances which occurred during the fourth quarter ending June 30, 2023 and second quarter ending December 31, 2022 that indicated that it was more likely than not that the fair values of certain of our trade names and trademarks may be below their carrying amounts. As such, we performed a quantitative impairment test on our indefinite-lived intangibles. In addition, the Company recognized a tradename impairment charge of $1.3 million in the year ended June 30, 2022.

We evaluated the Company's winery use permits and determined that there was no evidence as of June 30, 2023 and December 31, 2022 to suggest that any of the permits associated with the land and facilities of a given property had been compromised or no longer held the value assigned on the date of the acquisition. The value of the winery use permits is based off of the various ways the winery property can be used in the Company’s operations and is therefore not solely dependent on the value of the trade name and forecasted sales of the wine currently produced on that particular property.

We utilized the relief from royalty method under the income approach to estimate the fair value of our trade names and trademarks. Some of the more significant assumptions inherent in estimating the fair values include the estimated future annual gross sales for each trademark and trade name, royalty rates (as a percentage of gross sales that would hypothetically be charged by a licensor of the brand to an unrelated licensee), income tax considerations, long-term growth rates, and a discount rate that reflects the level of risk associated with the future cost savings attributable to the trade name or trademark. Based on the analysis performed for the quarter ended December 31, 2022, it was determined that the Company had a trade names and trademark impairment charge totaling $12.6 million, which consisted of $10.3 million related to Wholesale, $2.2 million related to Direct-to-Consumer and $0.1 million related to Business-to-Business segments. The total impairment loss of $12.6 million consists primarily of the $4.1 million and $3.7 million related to certain trademarks, respectively. The impairment loss arose due to a continued decline in certain tradename volume and a lower royalty rate use for assessing certain trademark given management's expectations. The impairment loss is included in intangible asset impairment losses in the consolidated statements of operations.

Based on the analysis performed for the quarter ended June 30, 2023, it was determined that the Company had a trade names and trademark impairment charge totaling $3.6 million, which consisted of $2.3 million related to Wholesale, $1.0 million related to Direct-to-Consumer and $0.3 million related to Business-to-Business. The impairment loss arose due to a continued decline in certain trademark volume compared to management's expectations and the write-off of various small trade names related to the Company's simplification efforts pertaining to brand and SKU rationalization. The impairment loss is included in intangible asset impairment losses in the consolidated statements of operations. if current expectations of future growth rates and royalty rates are not met, if market factors outside of our control, such as discount rates, change, or if management's expectations or plans otherwise change, then one or more of our intangible assets may become impaired in the future.

The range of discount rates, long-term growth rates, EBITDA multiples and royalty rates we used to estimate the fair values of our reporting units (in relation to our goodwill impairment testing) and trademarks as of the December 31, 2022 impairment testing date for each reporting unit or trademark, were as follows:

	Discount Rate		Long-Term Growth Rate		EBITDA Multiple		Royalty Rate
	Min	Max	Min	Max	Min	Max	Min	Max
Reporting units	13.5%	14.0%	3.0%	5.0%	10.0x	14.0x
Trademarks	15.0%	15.0%	3.0%	5.0%			1.5%	2.0%

The range of discount rates, long-term growth rates, EBITDA multiples and royalty rates we used to estimate the fair values of our reporting units (in relation to our goodwill impairment testing) and trademarks as of the June 30, 2023 impairment testing date for each reporting unit or trademark, were as follows:

	Discount Rate		Long-Term Growth Rate		EBITDA Multiple		Royalty Rate
	Min	Max	Min	Max	Min	Max	Min	Max
Reporting unit	14.0%	14.5%	3.0%	5.0%	7x	12.0x
Trademarks	15.5%	15.5%	3.0%	5.0%			1.5%	2.0%

Amortization expense of definite-lived intangible assets was $6.8 million and $5.0 million for the years ended June 30, 2023 and 2022, respectively.

As noted above, as part of our simplification efforts, on June 29, 2023, the Company completed its sale of the assets of The Sommelier Company. The sale included customer and Sommelier relationships with a gross intangible value of $2.5 million.

As of June 30, 2023, the estimated future amortization expense for finite-lived intangible assets is as follows:

(in thousands)
2024	$6,072
2025	5,047
2026	4,527
2027	3,179
2028	794
Total estimated amortization expense	$19,619

7. Accrued Liabilities

The major classes of accrued liabilities are summarized as follows:

(in thousands)	June 30, 2023	June 30, 2022
Accrued purchases	$1,555	$6,728
Accrued employee compensation	6,618	5,580
Other accrued expenses	9,459	8,867
Non related party accrued interest expense	563	429
Contingent consideration	4,811	2,710
Unearned Income	1,436	642
Captive insurance liabilities	1,844	2,041
Total Accrued liabilities and other payables	$26,286	$26,997

8. Fair Value Measurements

The following tables present assets and liabilities measured at fair value on a recurring basis:

	June 30, 2023
(in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$9,874	$-	$-	$9,874
Interest rate swaps (1)	-	8,986	-	8,986
Total	$9,874	$8,986	$-	$18,860

Liabilities:
Contingent consideration liabilities (2)	$-	$-	$8,656	$8,656
Total	$-	$-	$8,656	$8,656

	June 30, 2022
(in thousands)	Level 1	Level 2	Level 3	Total

Assets:
Money market funds	$36,616	$-	$-	$36,616
Interest rate swaps (1)	-	9,157	-	9,157
Total	$36,616	$9,157	$-	$45,773

Liabilities:
Contingent consideration liabilities (2)	$-	$-	$9,156	$9,156
Total	$-	$-	$9,156	$9,156

(1) The fair value of interest rate swaps is estimated using a discounted cash flow analysis that considers the expected future cash flows of each interest rate swap. This analysis reflects the contractual terms of the interest rate swap, including the remaining period to maturity, and uses market-corroborated Level 2 inputs, including forward interest rate curves and implied interest rate volatilities. The fair value of an interest rate swap is estimated by discounting future fixed cash payments against the discounted expected variable cash receipts. The variable cash receipts are estimated based on an expectation of future interest rates derived from forward interest rate curves. The fair value of an interest rate swap also incorporates credit valuation adjustments to reflect the non-performance risk of the Company and the respective counterparty.

(2) We assess the fair value of contingent consideration to be settled in cash related to acquisitions using probability weighted models for the various contractual earn-outs. These are Level 3 measurements. Significant unobservable inputs used in the estimated fair values of these contingent consideration liabilities include probabilities of achieving customer related performance targets, specified sales milestones, consulting milestones, changes in unresolved claims, projected revenue or changes in discount rates.

On March 13, 2023, the Company entered into a termination agreement to terminate two interest rate swap agreements with notional amounts of $50,000,000 and $75,000,000. As part of the termination, the Company realized a gain of $6.3 million that is included in net (loss) gain on interest rate swap agreements in the consolidated statement of operations and comprehensive income (loss). The remaining balance included in this account represents the net unrealized gain (loss) on interest rate swaps.

The following table provides a reconciliation of liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

(in thousands)	Contingent Consideration
Balance at June 30, 2021	$4,631
Acquisitions	7,874
Payments	(420)
Change in fair value	(2,929)
Balance at June 30, 2022	9,156
Acquisitions	-
Dispositions	(120)
Payments	(521)
Change in fair value	141
Balance at June 30, 2023	8,656
Less: current portion	(4,811)
Long term portion	$3,845

The current and long-term portion of contingent consideration is included within the accrued liabilities and other payables and other long-term liabilities, respectively, in the consolidated balance sheets.

Our non-financial assets, such as goodwill, indefinite-lived intangible assets and long-lived assets are adjusted to fair value when an impairment charge is recognized. Such fair value measurements are based predominately on Level 3 inputs.

9. Leases

Leases Under ASC 842

We have lease agreements for certain winery facilities, vineyards, corporate and administrative offices, tasting rooms, and equipment under long-term non-cancelable leases. We determine if an arrangement is a lease at inception by evaluating whether the arrangement conveys the right to use an identified asset and whether we obtain substantially all of the economic benefits from and have the ability to direct the use of the asset. Our lease agreements generally do not contain any material residual value guarantees or material restrictive covenants.

Beginning July 1, 2022, operating leases are included in operating lease right-of-use assets, current operating lease liabilities and long-term operating lease liabilities in our consolidated balance sheet. Operating lease right-of-use assets and corresponding operating lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Operating lease expense for operating lease assets is recognized on a straight-line basis over the lease term. As most of our leases do not provide an implicit rate, we use our collateralized incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. We use the implicit rate if it is readily determinable.

Finance leases are included in finance lease right-of-use assets, current finance lease liabilities and long-term finance lease liabilities in our consolidated balance sheet. One capital lease of $0.7 million was converted to a finance lease with the adoption of ASC 842.

Our lease agreements include leases that contain lease components and non-lease components. For all asset classes, we have elected to account for both of these provisions as a single lease component.

We also have elected to apply a practical expedient for short-term leases whereby we do not recognize a lease liability and right-of-use asset for leases with a term of 12 months or less. In addition, we elected the package of transition practical expedients permitted under the transition guidance, which allows the Company to carry forward our leases without reassessing, whether any contracts are leases or contain leases, lease classification and initial direct costs.

Our leases have remaining lease terms from less than one year to 10 years. Our lease terms may include options to extend or terminate the lease when it is reasonably certain and there is a significant economic incentive to exercise that option.

Beginning in 2022, we no longer had related party lease agreements.

The following table summarizes the components of lease expense:

(in thousands)	June 30, 2023
Operating lease expense	$7,137

Finance lease expense
Amortization of right-of-use assets	286
Interest on lease liabilities	33
Total finance lease expense	319
Variable lease expense	896
Short-term lease expense	234
Total lease expense	$8,586

The following table summarizes supplemental balance sheet items related to leases:

(in thousands)	June 30, 2023
Operating Leases
Operating lease right-of-use assets	$32,945

Current portion of operating lease liabilities	6,243
Long-term operating lease liabilities	26,792
Total operating lease liabilities	33,035

Finance Leases
Finance lease right-of-use assets	630

Current portion of finance lease liabilities	304
Long-term finance lease liabilities	334
Total finance lease liabilities	$638

The following table summarizes the weighted-average remaining lease term and discount rate:

Weighted-average remaining lease term (in years)
Operating leases	6.0
Finance leases	2.6

Weighted-average discount rate
Operating leases	5.0%
Finance leases	5.0%

The cash paid for amounts included in the measurement of lease liabilities for operating leases was $6.2 million for the year ended June 30, 2023.

The minimum annual payments under our lease agreements as of June 30, 2023 are as follows:

(in thousands)	Operating Leases	Finance Leases
2024	$6,871	$328
2025	6,478	199
2026	6,520	116
2027	6,166	22
2028	4,344	12
Thereafter	7,784	2
Total lease payments	38,163	679
Less imputed interest	(5,128)	(41)
Present value of lease liabilities	33,035	638
Current portion of lease liabilities	(6,243)	(304)
Total long term lease liabilities	$26,792	$334

Note - Table excludes obligations for leases with original terms of 12 months or less which have not been recognized as ROU assets or liabilities in our consolidated balance sheets.

On December 15, 2022, we closed on a purchase and sale agreement to sell a portion of Laetitia Vineyard and Winery’s land and related vineyards to a third-party buyer for $8.7 million. Concurrent with the finalization of the sale, we entered into a lease agreement to lease back from the third-party buyer certain of the vineyards' blocks sold. The rent, payable annually, on this two-year operating lease was deemed to be below market. Therefore, we recorded an off-market adjustment of $0.3 million which increased the initial measurement of the ROU asset for this lease and reduced the loss recognized on this sale.

On March 31, 2023, the Company entered into a lease agreement related to the Tamarack Cellars production facility with a third-party to lease a building beginning on April 1, 2023 for an initial term of 4 years at a monthly rate of $7,500 for the first year to be increased by 3% each year. Concurrently with the lease, the Company sold certain equipment held at the leased premises for a total consideration of $0.1 million. Subsequent to year end, the Company terminated the lease and sold the building.

10. Interest Rate Swaps

On March 13, 2023, the Company entered into a termination agreement to terminate two interest rate swap agreements with notional amounts of $50,000,000 and $75,000,000. As part of the termination, the Company realized a gain of $6.3 million that is included in net gain on interest rate swap agreements in the consolidated statement of operations and comprehensive income (loss). The remaining balance included in this account represents the net unrealized gain (loss) on interest rate swaps.

In March 2020, we entered into two interest rate swap agreements with fixed notional amounts of $28.8 million and $46.8 million at a fixed rate of 0.77% and 0.71%, respectively. The agreement calls for monthly interest payments until termination in July 2026 and March 2025, respectively. The fair value of the $28.8 million swap agreement was an asset of $2.9 million and $2.3 million at June 30, 2023 and 2022, respectively. The fair value of the $46.8 million swap agreement was an asset of $3.2 million and $2.7 million at June 30, 2023 and 2022, respectively.

In July 2019, in connection with the 2019 Loan and Security Agreement (see Note 11), we transferred an interest rate swap agreement with a fixed notional amount of $20.0 million at a fixed rate of 2.99% dated June 2018, to our new lender. Shortly thereafter, the interest rate swap of $20.0 million was amended and restated in its entirety to increase the notional amount to $50.0 million at a fixed rate of 2.34%. The agreement calls for monthly interest payments until termination in July 2026. The fair value of the 2019 swap agreement was an asset of $2.8 million and $1.0 million at June 30, 2023 and 2022, respectively.

Interest rate swaps consisted of the following:

(in thousands)	Fixed Notional Amount		Fixed Interest		Fair Value Asset (Liability)
Date of Agreement	June 30, 2023	June 30, 2022	Rate	Termination Date	2023	2022
March 2020	$28,800	$28,800	0.78%	July 2026	$2,911	$2,282
March 2020	$46,800	$46,800	0.71%	March 2025	3,249	2,748
July 2019	$50,000	$50,000	2.34%	July 2026	2,826	971
April 2021	$-	$75,000	2.32%	March 2023	-	2,046
May 2019	$-	$50,000	2.25%	March 2023	-	1,110
					$8,986	$9,157

The Company records the changes in fair value in a separate line item in the consolidated statements of operations.

11. Long-Term and Other Short-Term Borrowings

The following table summarizes long-term and other short-term obligations:

	June 30,
(in thousands)	2023	2022
Note to a bank with interest at LIBOR plus 1.75%; payable in quarterly installments of $1,180 principal with applicable interest; secured by specific assets of the Company. Extinguished and refinanced in December 2022.	-	76,792

Note to a bank with interest at SOFR (5.16%) at June 30, 2023 plus 2.35%; payable in quarterly installments of $1,454 principal with applicable interest; matures in December 2027; secured by specific assets of the Company.	142,532	-

Capital expenditures borrowings payable at LIBOR plus 1.75%, payable in quarterly installments of $1,077. Extinguished and refinanced in December 2022.	-	40,776

Capital expenditures borrowings payable at SOFR (5.16%) at June 30, 2023 plus 2.35%, payable in quarterly installments of $801 with draw expiring June 2027.	12,762	-

Equipment Term Loan payable at SOFR (5.16%) at June 30, 2023 plus 2.35%, payable in quarterly installments of $250 with draw expiring December 2026.	3,433	-

Note to a bank with interest fixed at 3.6%, payable in monthly installments of $60 principal with applicable interest; matured in April 2023.	-	593

Note to a bank with interest fixed at 2.75%, payable in monthly installments of $61 principal with applicable interest; matures in March 2024.	541	1,246

Note to a bank with interest fixed at 7.50%, payable in monthly installments of $61 principal with applicable interest; matures in April 2026.	1,873	-

Delayed Draw Term Loan ("DDTL") with interest at LIBOR plus 1.75%, payable in quarterly installments of $1,260 starting March 2022. Extinguished and refinanced in December 2022.	-	65,882

Delayed Draw Term Loan ("DDTL") with interest at SOFR (5.16%) at June 30, 2023 plus 2.35%, payable in quarterly installments of $818. Matures in December 2027.	28,183	-

	189,324	185,289
Less current maturities	(14,449)	(14,909)
Less unamortized deferred financing costs	(1,466)	(1,285)
	$173,409	$169,095

Line of Credit

In April 2021, we entered into an amended and restated loan and security agreement (the “Amended and Restated Loan and Security Agreement”) to increase the Credit Facility to $480.0 million consisting of an accounts receivable and inventory revolving facility up to $230.0 million, a term loan in a principal amount of up to $100.0 million, a capital expenditures facility in an aggregate principal of up to $50.0 million, and a delay draw term loan facility up to an aggregate of $100.0 million which was limited to an aggregate of $55.0 million.

On November 8, 2022, we amended the amended and restated loan and security agreement to revise a definition used in a financial covenant under the agreement for the debt covenant calculation as of September 30, 2022 and subsequent periods.

On December 13, 2022, we entered into a second amended and restated loan and security agreement (the “Second A&R Loan and Security Agreement”), which further amended and restated the Amended and Restated Loan and Security Agreement and provides credit facilities totaling up to $458.4 million. The credit facilities under the Second A&R Loan and Security Agreement consist of: (i) a term loan facility in the principal amount of $156.5 million (the “Term Loan Facility”), (ii) an accounts receivable and inventory revolving facility in the principal amount of $229.7 million with a letter of credit sub-facility in the aggregate availability amount of $20.0 million (the “Revolving Facility”), (iii) an equipment loan facility in the principal amount of $4.2 million (the “Equipment Loan”), (iv) a capital expenditure facility in the principal amount of $15.2 million (the “Capex Facility”) and (v)

a delayed draw term loan facility in the principal amount of $52.9 million (amounts are available to be drawn through December 13, 2023) (the “DDTL Facility”, and, together with the Term Loan Facility, the Revolving Facility, the Equipment Loan and the Capex Facility, the “Credit Facilities”).

Concurrent with the closing of the Second A&R Loan and Security Agreement, we executed a draw of $154.6 million on the Term Loan Facility, $125.0 million on the Revolving Facility, $4.2 million on the Equipment Loan, $15.2 million on the Capex Facility and $30.6 million on the DDTL Facility. The proceeds from the loan were used to, among other things, pay down outstanding amounts of under the Company’s existing credit facilities including the Amended and Restated Loan and Security Agreement.

The Term Loan Facility matures on December 13, 2027, and the Second A&R Loan and Security Agreement extends the maturities of the other credit facilities as follows: (i) the Revolving Facility matures on December 13, 2027, (ii) the Equipment Loan matures on December 31, 2026, (iii) the Capex Facility matures on June 30, 2027 and (iv) the DDTL Facility matures on December 13, 2027. The refinancing of the Second A&R Loan and Security Agreement was evaluated in accordance with ASC 470-50, Modifications and Extinguishments on a lender-by-lender basis. Certain lenders did not participate in the refinancing and the repayment of their related outstanding debt balances has been accounted for as an extinguishment of debt. Proceeds of borrowings from new lenders were accounted for as a new debt financing. The Company recorded a loss on extinguishment of debt of $0.5 million in the accompanying consolidated statement of operations and comprehensive income (loss). For the remainder of the lenders, this transaction was accounted for as a modification because the difference between present value of the cash flows under the terms of the modified agreement (the Second A&R Loan and Security Agreement) and the present value of the cash flows under terms of the original agreement was less than 10% on a lender-by-lender basis.

As part of the refinancing of the Term Loan Facility, the Company incurred various costs of $2.3 million, including a $0.5 million original issue discount and $1.9 million in third-party debt issuance costs.

As part of the refinancing of the Revolving Facility, the Company incurred various costs of $2.6 million, including a $0.5 million original issue discount and $2.1 million in third-party debt issuance costs.

Regularly scheduled principal repayments of the Credit Facilities (other than the Revolving Facility) are payable on a quarterly basis as follows: (i) with respect to the Term Loan Facility, an amount equal to the original principal amount of the Term Loan Facility multiplied by 1/100th, (ii) with respect to the Equipment Loan, an amount equal to $0.2 million, (iii) with respect to the Capex Facility, an amount equal to $0.8 million, and (iv) with respect to the DDTL Facility, an amount equal to the original principal amount of the DDTL Facility multiplied by 1/28th with respect to delayed draw term loans used to purchase equipment and 1/100th with respect to delayed draw term loans used to purchase real estate. Repayment of the Revolving Facility is required if the borrowing base (as defined in the Second A&R Loan and Security Agreement) does not support the amount of borrowing under the Revolving Facility. Any unpaid principal, interest and other amounts owing with respect to any Credit Facility is due at maturity of such Credit Facility.

Borrowings under the Credit Facilities bear interest at a rate per annum equal to, at the Company’s option, either (a) a Term Secured Overnight Financing rate “SOFR” for the applicable interest period relevant to such borrowing, plus a market-determined credit spread adjustment depending on such interest period (0.10% for one-month; 0.15% for three-months; and 0.25% for six-months), plus an applicable margin (2.25% for the Credit Facilities other than the Revolving Facility; for the Revolving Facility the applicable margin is based on a range of 1.50%-2.00% depending on average borrowing availability under the Credit Facilities) or (b) an Adjusted Base Rate, or ABR, determined by reference to the highest of (i) Federal Funds Rate plus 0.50%, (ii) the rate of interest established by the lender acting as the administrative agent as its “prime rate” and (iii) the Term SOFR for a one-month term in effect on that day plus 1.0% plus a market-determined credit spread adjustment of 0.10%, plus, in each case, an applicable margin (1.25% for the Credit Facilities other than the Revolving Facility; depending on average availability for the Revolving Facility, with the initial applicable margin for the Revolving Facility being 1.00%). The Company is currently in the process of amending our interest rate swap agreements to conform with the Credit Facilities. We do not expect the impact of these amendments to have a material impact on the Credit Facilities' interest rates.

In addition, the Second A&R Loan and Security Agreement and related loan documents provide for recurring fees with respect to the Credit Facilities, including (i) a fee for the unused commitments of the lenders under the Term Loan Facility, the Revolving Facility and the DDTL Facility, payable quarterly, accruing at a rate equal to 0.25% per annum with respect to the Term Loan Facility and the DDTL Facility and a rate within the range of 0.15%-0.20% per annum with respect to the Revolving Facility depending on average availability under the Revolving Facility (ii) letter of credit fees (which vary depending on the applicable margin rate based on the average availability under the Revolving Facility), fronting fees and processing fees to each issuing bank and (iii) administration fees.

The Credit Facilities are secured by substantially all of the assets of the Company.

Additionally, the Second A&R Loan and Security Agreement includes customary representations and warranties, affirmative and negative covenants, financial covenants and certain other amendments, including, without limitation, (i) a minimum fixed charge coverage ratio (based on trailing twelve-month EBITDA adjusted for capital expenditures, taxes and certain other items) of 1.10:1.00l measured on a rolling four quarter basis provided that the minimum capital expenditure amount for purposes of calculating the fixed charge coverage ratio will increase by $175.0 thousand per quarter until it reaches $1.5 million, (ii) the addition of a maximum debt to capitalization ratio covenant, initially set at 0.60:1.00 for each quarter until December 31, 2023 and stepping down to 0.575:1.00 for each quarter until March 31, 2024 and 0.55:1.00 for each quarter until December 31, 2024 and thereafter, (iii) certain new EBITDA addbacks (and one historical EBITDA deduction in the amount of $1.4 million for the quarter ended September 30, 2022) and (iv) certain amendments to the conditions for permitted acquisitions and accordion increases.

The effective interest rate under the revolving facility was 4.8% and 3.3% as of June 30, 2023 and 2022, respectively. The Company has availability under the line of credit as of June 30, 2023 and 2022.

On February 13, 2023, we amended the Second A&R Loan and Security Agreement to revise the deadline for submitting our December 31, 2022 consolidated financial statements to 90 days after the period end.

On March 31, 2023, we amended the Second A&R Loan and Security Agreement to revise the deadline for submitting our December 31, 2022 consolidated financial statements to 120 days after the period end.

On May 9, 2023, we amended the Second A&R Loan and Security Agreement to revise the definition and calculation of certain financial covenants as of March 31, 2023. The amendment revised the definition of Adjusted EBITDA (as defined in the Second A&R Loan and Security Agreement) as utilized in the fixed charge coverage ratio calculation to allow certain addbacks to Adjusted EBITDA.

Debt modification costs of $2.0 million and debt extinguishment costs of $0.5 million related to the various amendments were expensed during 2023 and are reported in loss on modification and extinguishment of debt in the Company's statements of operations.

On October 12, 2023, the Company entered into a fourth amendment to the Second Amended and Restated Loan and Security Agreement (the “Fourth Amendment”) by and among the Company, the Borrowers, the Lenders party thereto, and Agent. The Fourth Amendment, among other things: (i) waives certain existing events of default relating to the Company’s failure to comply with the financial covenants and financial reporting requirements set forth in the Credit Agreement for prior fiscal periods; (ii) reduces the aggregate revolving commitment and the aggregate delayed draw term loan commitment to $200,000,000 and $38,100,000, respectively; (iii) replaces the maximum debt to capitalization financial covenant with a minimum adjusted EBITDA financial covenant of not less than (1) $4,000,000 for the fiscal quarter ending September 30, 2023, (2) $17,000,000 for the two fiscal quarter period ending December 31, 2023, (3) $27,000,000 for the three fiscal quarter period ending March 31, 2024, (4) $34,000,000 for the four fiscal quarter period ending June 30, 2024, and (5) $35,000,000 for each four fiscal quarter period ending thereafter; (iv) adds a minimum liquidity covenant of $25,000,000 (or, for fiscal quarters ending in December, $15,000,000), which applies only for the fiscal quarters ending September 30, 2023 through and including December 31, 2024 (the “Covenant Modification Period”); (v) suspends the minimum fixed charge coverage ratio covenant for the fiscal quarters ending September 30, 2023 through and including June 30, 2024 and provides for a step-down of the minimum fixed charge coverage ratio to 1.00:1.00 for the remainder of the Covenant Modification Period; (vi) adds an equity cure right for the Company in the event of future breaches of the financial covenants; (vii) reduces revolver availability by (1) $15,000,000 during the months of February through September of each year and (2) $10,000,000 during the months of October through January of each year; (viii) suspends the exercise of incremental facilities during the Covenant Modification Period; (ix) restricts all permitted acquisitions during the term of the credit facilities, unless previously approved by the required Lenders; (x) increases in the applicable margin for all credit facilities to 3.00% for SOFR Loans and 2.00% for ABR Loans, which margins will step-up further if certain prepayments of the Term Loans are not made by certain dates prescribed in the Amendment; (xi) adds additional mandatory prepayments of (1) $10,000,000 by no later than March 31, 2024, (2) an additional $10,000,000 by no later than June 30, 2024 and (3) an additional $25,000,000 by no later than December 31, 2024; (xii) adds additional mandatory prepayments in the event that the Borrowers maintain a cash balance in excess of $20,000,000; (xiii) permits additional sales of certain real property with an aggregate appraised value of approximately $60,000,000, in addition to related personal property assets; and (xiv) adds certain additional reporting requirements to Agent and the Lenders.

As a result, as of the date hereof, the Company has received a waiver for certain events of default and is in compliance with its covenants contained in the Second A&R Loan and Security Agreement.

Maturities of Long-Term and Other Short-Term Borrowings

Maturities of long-term and other short-term borrowings for succeeding years are as follows:

Year ending June 30,
2024	$14,449
2025	13,956
2026	13,885
2027	12,672
2028	134,362
Thereafter	-
$189,324

12. Noncontrolling Interest

Noncontrolling Redeemable Interest

July 2016 Noncontrolling Redeemable Interest

One of our consolidated subsidiaries, Splinter Group Napa, LLC (“Splinter Group”), has a member who owns a noncontrolling interest in Splinter Group. The membership interest of this member has a put option allowing the member to put its membership interest back to us for cash upon the occurrence of a contingent event. Specifically, we currently have the right, pursuant to the operating agreement with Splinter Group, to acquire all of the membership interest held by Splinter Group if we (a) sell capital stock comprising at least 25% of our then outstanding capital stock to an unaffiliated third party, (b) sell assets comprising at least 25% of the aggregate value of our then existing assets to an unaffiliated third party buyer or (c) merge with and into, an unaffiliated third party buyer. If we choose not to exercise this right following any of these events, the holder of the noncontrolling interest had the right to require us to purchase all of the noncontrolling interest holder’s membership interest at fair value, as determined via appraisal. The redemption amount is the fair value of the noncontrolling interest at the redemption date.

Because this redemption event is not solely within our control, the Splinter Group noncontrolling interest has been classified outside of stockholders’ equity in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities.

Upon purchase of our controlling interest in Splinter Group in July 2016, we classified the noncontrolling interest as temporary equity at its initial carrying amount of $1.4 million. Because of the low probability of this redemption event occurring, we will not subsequently adjust the initial carrying amount of the noncontrolling interest to fair value at each reporting period. Should it become probable that the redemption event will occur, we will thereupon accrete the initial carrying value to its redemption amount equal to its fair value.

13. Stockholders’ Equity

Warrants

At June 30, 2023, there were 25,646,453 warrants outstanding to purchase shares of the Company's common stock at a price of $11.50 per whole share. The 25,646,453 warrants are made up of 18,000,000 Public Warrants (the "Public Warrants") and 8,000,000 Private Warrants (the "Private Warrants") less 353,547 warrants that have been repurchased as part of our share repurchase plan.

The Public Warrants are exercisable commencing on August 11, 2021 and expire five years after the commencement date. The Company may accelerate the expiry date by providing 30 days’ prior written notice, if and only if, the closing price of the Company’s common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period. The public warrant holder’s right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of acceleration of the expiry date.

The Private Warrants are exercisable commencing on August 11, 2021 for one common share at an exercise price of $11.50, subject to anti-dilution adjustments. The Private Warrants expire five years after the commencement date.

Earnout Shares

In connection with the closing of the business combination between Bespoke Capital Acquisition Corp. and Vintage Wine Estates, Inc., a California corporation (“VWE Legacy”) pursuant to a transaction agreement dated February 3, 2021, as amended, certain shareholders of VWE Legacy were entitled to receive up to an additional 5,726,864 shares of the Company’s common stock (the “Earnout Shares”) if at any point during the Earnout Period, from June 7, 2021 to June 7, 2023, the Company's closing share price on the Nasdaq on 20 trading days out of 30 consecutive trading days;

1.
was at or above $15 (but below $20), 50% of the Earnout Shares will be issued; and
2.
was at or above $20 (i) to the extent no Earnout Shares have previously been issued, 100% of the Earnout Shares or (ii) to the extent the event Earnout Shares were previously issued, 50% of the Earnout Shares will be issued.

The Earnout Shares would have been adjusted to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible common shares), reorganization, recapitalization, reclassification, combination and, exchange of shares or other like change. The Earnout Shares were indexed to the Company’s equity and met the criteria for equity classification. The fair value of the Earnout Shares, $32.4 million, was recorded as a dividend to additional paid in capital due to the absence of retained earnings.

No Earnout Shares were issued through June 7, 2023, at which time the Earnout Period ended.

Meier's Earnout Shares

In connection with the closing of the Meier's business combination with Paul T. Lux Irrevocable Trust pursuant to a merger agreement dated January 18, 2022, Mr. Lux is entitled to receive up to an additional $5 million of the Company’s common stock, subject to the terms of the earnout agreement. The Company will make earnout payments based on the product of the amount of adjusted EBITDA in calendar 2022, 2023 and 2024 over EBITDA threshold, as defined in the merger agreement, and the earnout multiple of seven. The earnout payment shall be paid 50% in cash and 50% in the Company's common stock. No shares were issued through June 30, 2023.

2021 Stock Incentive Plan

Effective June 7, 2021, the Company adopted the 2021 Omnibus Incentive Plan (as amended, the "2021 Plan”). The 2021 Plan reserves 11,200,000 common shares for the issuance of stock options, stock appreciation rights, performance shares, performance units, stock, restricted stock, restricted stock units and cash incentive awards. The 2021 Plan was approved by shareholders at the Annual Meeting of Shareholders on February 2, 2022.

The following table provides total stock-based compensation expense by award type:

	June 30,
(in thousands)	2023	2022
Stock option awards	$1,452	$753
Restricted stock units	5,285	4,363
Total share-based compensation	$6,737	$5,116

Stock-based compensation expense is included as a component of selling, general and administrative expenses in the consolidated statement of operations and comprehensive income (loss).

On February 7, 2023, the Company and Patrick Roney, founder of VWE, entered into a letter agreement whereby Mr. Roney voluntarily elected to transition from Chief Executive Officer of the Company to Executive Chairman of the Board, effective February 7, 2023. In connection with his appointment as Executive Chairman, all outstanding stock options and unvested restricted stock units previously granted to Mr. Roney under the Company’s 2021 Plan ceased to vest and any unvested awards were forfeited; however, Mr. Roney maintained the vested stock option awards which are exercisable pending attainment of market condition.

Stock Options

Certain stock options granted under the 2021 Plan prior to May 17, 2023 are subject to market conditions. The stock options are exercisable for ten years and only become exercisable if the volume-weighted average price per share of our common stock meets a $12.50 threshold over a 30-day consecutive trading period following the grant date. The fair value of the stock options was estimated using a Monte Carlo simulation valuation model. These stock option awards vest, except as set forth in the award agreement, in four equal installments of 25%, with the first installment vesting 18 months after the grant date with respect to an additional 25% of the total stock-based award on each of the 2nd, 3rd and 4th anniversaries of the grant date, providing in each case the employee remains in continuous employment or service with the Company or an Affiliate. Stock options granted under the 2021 Plan subsequent to May 17, 2023 are not subject to market conditions and vest, except as set forth in the award agreement, in four equal installments of 25%, with the first installment vesting 12 months after the grant date with an additional 25% of the total stock-based award on each of the 2nd, 3rd and 4th anniversaries of the grant date, providing in each case the employee remains in continuous employment or service with the Company or an Affiliate. Compensation expense is recognized ratably over the requisite service period.

The following table presents a summary of stock option activity under the 2021 Plan:

	Stock Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at June 30, 2021	-	$-		$-
Granted	3,533,627	10.50		-
Exercised	-	-		-
Forfeited or cancelled	(30,100)	10.50		-
Outstanding at June 30, 2022	3,503,527	$10.50	9.60	$-
Granted	842,872	9.82		-
Exercised	-	-		-
Forfeited or cancelled	(1,476,562)	10.50		-
Outstanding at June 30, 2023	2,869,837	$10.31	8.80	$-

Total unrecognized compensation expense related to the stock options was $4.4 million, which is expected to be recognized over a weighted-average period of 4.5 years. As of June 30, 2023, 705,342 options were exercisable pending attainment of market condition.

For the year ended June 30, 2023, the weighted-average grant date fair value was $1.27. The fair value of the options was estimated at the grant date using the Monte Carlo Simulation model, for options with a market condition, or the Black-Scholes model, for options without a market condition, with the following assumptions: risk-free rate ranging from 1.8% to 3.9%; expected term ranging from 5.5 years to 7.4 years; expected volatility ranging from 29.7% to 50%; and no expected dividend yield.

For the year ended June 30, 2022, the weighted-average grant date fair value was $3.27. The fair value of the options was estimated at the grant date using the Monte Carlo Simulation model with the following assumptions: weighted average risk-free rate 1.8%; weighted average expected term 5.5 years; weighted average expected volatility 40%; and no expected dividend yield.

Restricted Stock Units

Restricted stock units are subject only to service conditions and those issued prior to May 17, 2023 vest, except as set forth in the award agreement, in four equal installments of 25%, with the first installment vesting 18 months after the vesting commencement date and the other installments vesting on each of the 2nd, 3rd and 4th anniversaries of the vesting commencement date. Restricted stock units issued subsequent to May 17, 2023 vest, except as set forth in the award agreement, in four equal installments of 25%, with the first installment vesting 12 months after the vesting commencement date and the other installments vesting on each of the 2nd, 3rd and 4th anniversaries of the vesting commencement date. One restricted stock unit vested in full on the nine month anniversary of the vesting commencement date.

The following table presents a summary of restricted stock units activity for the years presented:

	Restricted Stock Units	Weighted-Average Grant Date Fair Value
Outstanding at June 30, 2021	-	$-
Granted	1,902,068	8.14
Vested	-	-
Forfeited or cancelled	-	-
Outstanding at June 30, 2022	1,902,068	$8.14
Granted	670,046	2.98
Vested	(840,186)	8.34
Forfeited or cancelled	(569,489)	8.22
Outstanding at June 30, 2023	1,162,439	$4.98

Total unrecognized compensation expense related to the restricted stock units was $3.0 million, which is expected to be recognized over a weighted-average period of 2.60 years.

During the year ending June 30, 2023, 840,186 restricted stock units vested and as a result the Company withheld 297,212 restricted stock units to cover the taxes related to the net share settlement of equity awards.

During the year ended June 30, 2023, 569,489 restricted stock units were forfeited or cancelled. This was partially as a result of the staffing changes described above.

Stock and Warrant Repurchase Plan

On March 8, 2022, the Company's board of directors approved a repurchase plan authorizing the Company to purchase up to $30.0 million in aggregate value of our common stock and/or warrants through September 8, 2022. The repurchase program did not require the Company to acquire a specific number of shares or warrants. The cost of the shares and warrants that were repurchased were funded from available working capital.

For accounting purposes, common stock and/or warrants repurchased under our repurchase plan were recorded based upon the settlement date of the applicable trade. Such repurchased shares are presented using the cost method. During the year ended June 30, 2022, the Company repurchased 2,871,894 common stock shares at an average price of $9.04 per share that are held in treasury. During the years ended June 30, 2023 and 2022, the Company repurchased 171,994 and 181,553 warrants, respectively, at an average price of $1.00 and $1.46 per warrant, respectively. The total cost of the shares and warrants repurchased was $0.2 million and $26.3 million for the years ended June 30, 2023 and 2022, respectively.

The table below summarizes the changes in repurchases of common stock and warrants:

Common Stock and Warrants
Balance at June 30, 2021	-
Repurchases of common stock	2,871,894
Repurchases of warrants	181,553
Balance at June 30, 2022	3,053,447
Repurchases of common stock	-
Repurchases of warrants	171,994
Balance at June 30, 2023	3,225,441

14. Commitments, Contingent Liabilities and Litigation

We are subject to a variety of claims and lawsuits that arise from time to time in the ordinary course of business. Although management believes that any pending claims and lawsuits will not have a material impact on the Company’s consolidated financial position or results of operations, the adjudication of such matters are subject to inherent uncertainties and management’s assessment may change depending on future events.

Litigation

On November 14, 2022, a purported securities class action lawsuit was filed in the U.S. District Court for the District of Nevada against the Company and certain current and former members of its management team. The lawsuit is captioned Ezzes v. Vintage Wine Estates, Inc., et al. (“Ezzes“), and alleges that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder, by making material misstatements or omissions in certain of the Company's periodic reports filed with the SEC relating to, among other things, the Company’s business, operations, and prospects, including with respect to the Company’s inventory metrics and overhead burden. The lawsuit seeks an unspecified amount of damages and an award of attorney’s fees, in addition to other relief. On November 28, 2022, a second purported securities class action lawsuit, captioned Salbenblatt v. Vintage Wine Estates, Inc., et al. (“Salbenblatt”), was filed in the same court, containing similar claims and allegations, and seeking similar relief, as the Ezzes lawsuit. On February 14, 2023, the Court consolidated both actions and appointed the lead plaintiffs. The Salbenblatt action was transferred to and consolidated with the Ezzes action. On May 1, 2023, the lead plaintiffs filed a consolidated amended class action complaint (“amended complaint”). On June 30, 2023 defendants filed a motion to dismiss the amended complaint. The motion to dismiss was fully briefed on September 25, 2023, and is pending. The Company believes this litigation is without merit and intends to defend against it vigorously. However, litigation is inherently uncertain, and the Company is unable to predict the outcome of this litigation and is unable to estimate the range of loss, if any, that could result from an unfavorable outcome. The Company also cannot provide any assurance that the ultimate resolution of this litigation will not have a material adverse effect on our reputation, business, prospects, results of operations or financial condition.

The Company is involved in two disputes relating to an Asset Purchase Agreement (“APA”) and a related Non-Compete Agreement/Non-Solicitation Agreement (the “Non-Compete Agreement”) from a 2018 acquisition. Claimant has alleged that the Company did not make certain earnout payments allegedly due under the APA and has alleged that the Company misused alleged rights of publicity with respect to the brands in violation of the Non-Compete Agreement. On or about August 30, 2023, Claimants served a demand for arbitration on the Company. At present, Claimants collectively have not quantified the total amount of their alleged damages for all claims; however based on information provided by Claimants, the Company would anticipate that any claim of damages would likely be at least approximately $3.0 million. The Company disputes both that any amounts in excess of the accrued earn-out liability of approximately $0.4 million for the dispute period are owed and that the Company misused the alleged rights of publicity. The Company intends to vigorously defend itself against the claims. At this time, in view of the complexity and ongoing nature of the matters, we are unable to reasonably estimate a possible loss or range of loss that the Company may incur to resolve these matters or defend against these claims.

From time to time, the Company may become subject to other legal proceedings, claims and litigation arising in the ordinary course of business. In addition, the Company may receive letters alleging infringement of patent or other intellectual property rights. The Company is not currently a party to any other material legal proceedings, nor is it aware of any pending or threatened litigation that, in the Company’s opinion, would have a material adverse effect on the business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

Indemnification Agreements

In the ordinary course of business, we may provide indemnification of varying scope and terms to vendors, lessors, customers and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. These indemnities include indemnities to our directors and officers to the maximum extent permitted under applicable state laws. The maximum potential amount of future payments we could be required to make under these indemnification agreements is, in many cases, unlimited. Historically, we have not incurred any significant costs as a result of such indemnifications.

Other Commitments

Contracts exist with various growers and certain wineries to supply a significant portion of our future grape and wine requirements. Contract amounts are subject to change based upon actual vineyard yields, grape quality and changes in grape prices. Estimated future minimum grape and bulk wine purchase commitments are as follows:

(in thousands)	Total
2024	31,693
2025	8,433
2026	3,786
2027	347
2028	264
$44,523

Grape, bulk wine and cider purchases under contracts totaled $49.4 million and $41.7 million for the years ended June 30, 2023 and 2022, respectively. The Company expects to fulfill all of these purchase commitments.

15. Related Party Transactions

On February 7, 2023, the Company and Patrick Roney, founder of VWE, entered into a letter agreement (the “Letter Agreement”) whereby Mr. Roney voluntarily elected to transition from Chief Executive Officer of the Company to Executive Chairman of the Board, effective February 7, 2023. Pursuant to the terms of the Letter Agreement, the Employment Agreement between the Company and Mr. Roney effective June 7, 2021 (the “Prior Employment Agreement”) was terminated and upon such termination the Company agreed to provide Mr. Roney his accrued but unpaid Base Salary and PTO (as defined in the Prior Employment Agreement) through February 7, 2023, and any vested amounts or benefits that he is entitled to receive under any plan, program, or policy, as described in Section 5.1 of the Prior Employment Agreement. Mr. Roney expressly waived any claim to the severance benefits described in Section 5.2(b) of the Prior Employment Agreement. Pursuant to the terms of the Letter Agreement, Mr. Roney will receive an annual base salary of $250,000 for his service as Executive Chairman and will be eligible to participate in the Company’s employee benefit plans and programs in accordance with their terms and eligibility requirements. In connection with his appointment as Executive Chairman, all outstanding stock options and unvested restricted stock units previously granted to Mr. Roney under the Company’s 2021 Plan ceased to vest and any unvested awards were forfeited. See Note 13.

The Company has a contract with Bin-to-bottle, a storage and bottling company owned by Mr. Roney, for storage purposes. The expenses incurred for storage were immaterial for the years ended June 30, 2023 and 2022.

Also on February 7, 2023, the Board appointed Jon Moramarco, a member of the Board, as the Company’s Interim Chief Executive Officer. In connection with such appointment, the Company entered into a consulting agreement (the “Consulting Agreement”) with bw166 LLC (“bw166”) and Mr. Moramarco, pursuant to which the Company will pay bw166 a monthly fee of $17,500 and will reimburse bw166 and Mr. Moramarco for reasonable business-related expenses in connection with the Interim Chief Executive Officer services provided thereunder. Additionally, the Company agreed to award Mr. Moramarco a one-time grant of 100,000 restricted stock units pursuant to the 2021 Plan, which will vest in full on the one-year anniversary of the grant date. Mr. Moramarco is the Managing Partner of bw166 and has a controlling interest therein.

Immediate Family Member and Other Business Arrangements

We provide at will employment to several family members of officers or directors who provide various sales, marketing and administrative services to us. Salaries paid totaled $0.5 million and $0.4 million for the years ended June 30, 2023 and 2022, respectively.

We make sponsorship payments to Tough Enough to Wear Pink and use Connect the Dots for marketing services and point of sale marketing materials to unincorporated businesses. Both of these are managed by immediate family members of a former Company executive officer. For the years ended June 30, 2023 and 2022, payments related to sponsorship and marketing services totaled $0.4 million and $0.3 million, respectively. We made an additional payment related to sponsorship and marketing services to an immediate family member of a former Company executive officer in the year ended June 30, 2023 totaling $10 thousand.

The Company has a revenue sharing agreement with Sonoma Brands Partners II, LLC where a portion of B.R. Cohn and Clos Pegase sales during various events throughout the year go to Sonoma Brands Partners II, LLC. Sonoma Brands Partners II, LLC is managed by a member of the Company's board of directors. For the years ended June 30, 2023 and 2022, payments to Sonoma Brands Partners II, LLC totaled $0.2 million per year.

Financial Advisory Agreement

In April 2022, the Company entered into an arrangement with Global Leisure Partners LLC ("GLP") to act as a financial advisor to the Company in connection with its exploration of acquisitions, mergers, investments and other strategic matters. A director of the Company having the authority to establish policies and make decisions is an executive of GLP. Although members of the board of directors are typically independent from management, members of the board of directors would be considered management based on the definition of management in ASC 850, Related Party Disclosures. Payments to GLP in respect of capital markets and mergers and acquisitions matters totaled $0.2 million and $0.1 million for the years ended June 30, 2023 and 2022, respectively.

16. Income Taxes

The components of (loss) income from continuing operations before provision for income taxes are as follows:

	June 30,
(in thousands)	2023	2022
United States	$(221,589)	$21
Total	$(221,589)	$21

The components of the (benefit) provision for income taxes are as follows:

	June 30,
(in thousands)	2023	2022
Federal	$-	$-
State	374	80
	374	80

Deferred tax expense (benefit)
Federal	(25,290)	496
State	(6,444)	147
	(31,734)	643
Total (benefit) provision for income taxes	$(31,360)	$723

The Company's effective tax rate for the year ended June 30, 2023, differs from the 21% U.S. federal statutory rate primarily due to stock based compensation, state taxes, goodwill impairment and changes in valuation allowance.

A reconciliation of income tax (benefit) expense to the federal rate of 21% is as follows:

	June 30,		June 30,
(in thousands)	2023	2022	2023	2022
Income taxes at statutory rate	$(46,512)	$5	21.0%	21.0%
State taxes	(10,510)	266	4.7%	75.5%
Goodwill impairment	10,559	-	-4.8%	0.0%
Valuation allowance	15,395	-	-6.9%	0.0%
Stock-based compensation	940	179	-0.4%	121.1%
Other, net	(1,232)	273	0.6%	59.1%
Total (benefit) provision for income taxes	$(31,360)	$723	14.2%	276.7%

Deferred tax assets and liabilities are summarized as follows:

	June 30,
(in thousands)	2023	2022
Deferred tax assets:
Accruals	$1,159	$946
Captive	504	559
Operating loss carryforwards	18,000	13,708
Lease liability	9,195	-
Inventories	657	1,673
Investments	-	-
Intangibles	9,928	-
Interest	5,401	1,933
Stock compensation	1,579	1,081
Research and development tax credit carry forwards, net of uncertain tax position	3,793	3,793
Other	2,414	747
Deferred tax assets	52,630	24,440

Deferred tax liabilities:
Property, plant and equipment	(24,624)	(30,045)
Prepaid expenses	(872)	(728)
Intangible assets	-	(17,186)
Right of use	(9,169)	-
Investments	(2,038)	(2,830)
Inventories	-	(1,530)
Change in accounting method	(1,038)	(1,446)
Deferred tax liabilities	(37,741)	(53,765)
Valuation allowance	(15,395)	-
Deferred tax liability, net	$(506)	$(29,325)

The valuation allowance increased by $15.4 million for the tax year ended June 30, 2023.

As of June 30, 2023, the Company has a federal R&D tax credit carryforward of $3.5 million, which will begin to expire in July 2043. In addition, the Company has a California R&D tax credit carryforward of $2.4 million, which does not expire.

As of June 30, 2023, the Company had Federal net operating losses of $63.4 million which do not expire but are limited to 80% of taxable income. In addition, the Company has California net operating losses of $64.8 million which will begin to expire in the tax year of 2040 and an immaterial amount for the other states which will begin to expire in 2033.

The Company is subject to taxation in the United States and various states and local jurisdictions. As of June 30, 2023, the Company is no longer subject to U.S. federal examinations for years before fiscal 2018. As of June 30, 2023, the Company is no longer subject to U.S. state tax examinations for years before fiscal 2017.

A reconciliation of the beginning and ending balances of unrecognized tax benefit is as follows:

	June 30,
(in thousands)	2023	2022
Balance, beginning of period	$1,978	$1,835
Tax position taken in prior period:
Gross increases	46	143
Gross decreases	-	-
Tax position taken in current period:
Gross increases	-	-
Gross decreases	-	-
Lapse of statute of limitations	-	-
Settlements	-	-
Balance, end of period	$2,024	$1,978

As of June 30, 2023, the Company had $2 million in unrecognized income tax benefits and there were immaterial increases to the Company’s unrecognized tax benefits during the year. The Company does not anticipate any material decreases to unrecognized tax benefit during the next 12 months. The Company’s policy is to classify interest and penalties associated with unrecognized tax benefits as income tax expense. The Company had no accrued interest or penalty associated with uncertain tax benefit.

17. Employee Benefit Plan

A 401(k) plan is provided that covers substantially all employees meeting certain age and service requirements. We make discretionary contributions to the 401(k) plan.

We recorded matching contributions of $1.5 million and $1.4 million, respectively for the years ended June 30, 2023 and 2022.

18. Segments

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision-making group, in deciding how to allocate resources and in assessing performance. Segment results are presented in the same manner as we present our operations internally to make operating decisions and assess performance. Financial performance is reported in three segments: Wholesale, Direct-to-Consumer, and Business-to-Business.

Wholesale —We sell our wine, spirits and cider to wholesale distributors under purchase orders. Wholesale operations generate revenue from product sold to distributors, who then sell them off to off-premise retail locations such as grocery stores, wine clubs, specialty and multi-national retail chains, as well as on-premise locations such as restaurants and bars.

We pay depletion and marketing allowances to certain distributors, based on sales to their customers, or the allowance is netted directly against the purchase price. When recording a sale to the distributor, a depletion and marketing allowance liability is recorded to accrued liabilities and sales are reported net of those expenses. Depletion and marketing allowance payments are made when completed incentive program payment requests are received from the customers or are net of initial pricing. Depletion and marketing allowance payments reduce the accrued liability. For the years ended June 30, 2023 and 2022 we recorded $0.9 million and $1.9 million respectively, as a reduction in sales on the consolidated statements of operations and comprehensive income (loss) related to depletions. As of June 30, 2023 and 2022, we recorded a depletion allowance and marketing liability in the amount of $0.6 million and $0.3 million, respectively, which is included as a component of other accrued expenses in accrued liabilities and other payables on the consolidated balance sheets. Estimates are based on historical and projected experience for each type of program or customer.

Direct-to-Consumer —We sell our wine and other merchandise directly to consumers through wine club memberships, at wineries’ tasting rooms, at wine tasting events, and through eCommerce. Winery estates hold various public and private events for customers and our wine club members. Upfront consideration received from the sale of tickets or under private event contracts for future events is recorded as deferred revenue. The Company recognizes event revenue on the date the event is held.

Business-to-Business—Our Business-to-Business sales channel generates revenue primarily from the sale of private label wines and spirits, and custom services, such as fermentation, barrel aging, winemaking, procurement of dry goods, bottling and cased goods storage. Annually, we work with our national retail partners to develop private label wines incremental to their wholesale channel businesses. These services are made under contracts with customers, which includes specific protocols, pricing, and payment terms. The customer retains title and control of the product during the process.

Other — Other is included in the tables below for purposes of reconciliation of revenues and profit but is not considered a reportable segment. In 2022, included revenue from grape and bulk wine sales and storage services. In 2023 and going forward, these immaterial revenues are recorded in the B2B segment. We record corporate level expenses, non-direct selling expenses and other expenses not specifically allocated to the results of operations in Other.

We have determined that operating income is the profit or loss measure that the CODM uses to make resource allocation decisions and evaluate segment performance. Operating income assists management in comparing the segment performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect the core operations and, therefore, are not included in measuring segment performance. We define operating profit as gross margin less operating expenses that are directly attributable to the segment. Selling expenses that can be directly attributable to the segment are allocated accordingly, as well as other factors including the re-measurements of contingent consideration and impairment of intangible assets and goodwill. However, centralized selling expenses and general and administrative expenses are not allocated to a segment as management does not believe such items directly reflect the core operations and therefore are not included in measuring segment performance. Excluding the property, plant, and equipment specific to assets located at our tasting facilities, and the customer relationships and intangible assets specific to the Sommelier acquisition, given the nature of our business, revenue-generating assets are utilized across segments, therefore, discrete financial information related to segment assets and other balance sheet data is not available and the information continues to be aggregated.

Following is financial information related to operating segments:

	Year Ended June 30, 2023
(in thousands)	Wholesale	Direct-to-Consumer	Business-to-Business	Other	Total
Segment Results
Net revenue	$86,718	$83,369	$113,183	$(42)	$283,228
Income (loss) from operations	$(130,475)	$(18,286)	$12,284	$(72,340)	$(208,817)

	Year Ended June 30, 2022
(in thousands)	Wholesale	Direct-to-Consumer	Business-to-Business	Other	Total
Segment Results
Net revenue	$83,913	$92,201	$113,835	$2,886	$292,835
Income (loss) from operations	$3,031	$15,995	$17,751	$(44,688)	$(7,911)

There was no inter-segment activity for any of the years presented.

Depreciation expense recognized by operating segment is summarized below:

(in thousands)	Wholesale	Direct-to-Consumer	Business-to-Business	Other	Total
For the years ended:
2023	$27	$1,111	$990	$1,898	$4,026
2022	$130	$1,121	$1,328	$793	$3,372

Amortization expense recognized by operating segment is summarized below:

(in thousands)	Wholesale	Direct-to-Consumer	Business-to-Business	Other	Total
For the years ended:
2023	$2,514	$3,193	$1,537	$13	$7,257
2022	$1,657	$3,579	$712	$-	$5,948

All of our long-lived assets are located within the United States.

19. Net Loss Per Share

The following table presents the calculation of basic and diluted loss per share:

	June 30,
(in thousands, except for per share amounts)	2023	2022
Net loss	$(190,229)	$(702)
Less: loss allocable to noncontrolling interest	(1,262)	(277)
Net loss allocable to common shareholders	$(188,967)	$(425)

Numerator – Basic EPS
Net loss allocable to common shareholders	$(188,967)	$(425)
Net loss allocated to common shareholders	$(188,967)	$(425)

Numerator – Diluted EPS
Net loss allocated to common shareholders	$(188,967)	$(425)
Net loss allocated to common shareholders	$(188,967)	$(425)

Denominator – Basic Common Shares
Weighted average common shares outstanding - Basic	59,096,045	60,673,789
Denominator – Diluted Common Shares
Weighted average common shares - Diluted	59,096,045	60,673,789

Net loss per share – basic:
Common Shares	$(3.20)	$(0.01)
Net loss per share – diluted:
Common Shares	$(3.20)	$(0.01)

The following securities have been excluded from the calculations of diluted earnings (loss) per share allocable to common shareholders because including them would have been antidilutive are, as follows:

	June 30,
	2023	2022
Shares subject to warrants to purchase common stock	25,646,253	25,818,247
Shares subject to options to purchase common stock	2,869,837	3,503,527
Shares subject to restricted stock units	1,162,439	1,902,068
Total	29,678,529	31,223,842

20. Subsequent Events

Debt Amendment

On October 12, 2023, the Company entered into a fourth amendment to the Second Amended and Restated Loan and Security Agreement (the “Fourth Amendment”) by and among the Company, the Borrowers, the Lenders party thereto, and Agent. The Fourth Amendment, among other things: (i) waives certain existing events of default relating to the Company’s failure to comply with the financial covenants and financial reporting requirements set forth in the Credit Agreement for prior fiscal periods; (ii) reduces the aggregate revolving commitment and the aggregate delayed draw term loan commitment to $200,000,000 and $38,100,000, respectively; (iii) replaces the maximum debt to capitalization financial covenant with a minimum adjusted EBITDA financial covenant of not less than (1) $4,000,000 for the fiscal quarter ending September 30, 2023, (2) $17,000,000 for the two fiscal quarter period ending December 31, 2023, (3) $27,000,000 for the three fiscal quarter period ending March 31, 2024, (4) $34,000,000 for the four fiscal quarter period ending June 30, 2024, and (5) $35,000,000 for each four fiscal quarter period ending thereafter; (iv) adds a minimum liquidity covenant of $25,000,000 (or, for fiscal quarters ending in December, $15,000,000), which applies only for the fiscal quarters ending September 30, 2023 through and including December 31, 2024 (the “Covenant Modification Period”); (v) suspends the minimum fixed charge coverage ratio covenant for the fiscal quarters ending September 30, 2023 through and including June 30, 2024 and provides for a step-down of the minimum fixed charge coverage ratio to 1.00:1.00 for the remainder of the Covenant Modification Period; (vi) adds an equity cure right for the Company in the event of future breaches of the financial covenants; (vii) reduces revolver availability by (1) $15,000,000 during the months of February through September of each year and (2) $10,000,000 during the months of October through January of each year; (viii) suspends the exercise of incremental facilities during the Covenant Modification Period; (ix) restricts all permitted acquisitions during the term of the credit facilities, unless previously approved by the required Lenders; (x) increases in the applicable margin for all credit facilities to 3.00% for SOFR Loans and 2.00% for ABR Loans, which margins will step-up further if certain prepayments of the Term Loans are not made by certain dates prescribed in the Amendment; (xi) adds additional mandatory prepayments of (1) $10,000,000 by no later than March 31, 2024, (2) an additional $10,000,000 by no later than June 30, 2024 and (3) an additional $25,000,000 by no later than December 31, 2024; (xii) adds additional mandatory prepayments in the event that the Borrowers maintain a cash balance in excess of $20,000,000; (xiii) permits additional sales of certain real property with an aggregate appraised value of approximately $60,000,000, in addition to related personal property assets; and (xiv) adds certain additional reporting requirements to Agent and the Lenders.

Nasdaq Deficiency Notice

On September 13, 2023, the Company received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the closing bid price of the Company’s common stock for the last 30 consecutive business days, the Company no longer meets Nasdaq Listing Rule 5450(a)(1), which requires listed companies to maintain a minimum bid price of at least $1 per share.

Nasdaq Listing Rule 5810(c)(3)(A) provides a compliance period of 180 calendar days, or until March 11, 2024, in which to regain compliance with the minimum bid price requirement. If the Company evidences a closing bid price of at least $1 per share for a minimum of 10 consecutive business days during the 180-day compliance period, the Company will automatically regain compliance. In the event the Company does not regain compliance with the $1 bid price requirement by March 11, 2024, the Company may be eligible for consideration of a second 180-day compliance period. To qualify for this additional compliance period, the Company would be required to transfer the listing of the common stock to the Nasdaq Capital Market. To qualify, the Company must meet the continued listing requirement for the applicable market value of publicly held shares requirement and all other applicable initial listing standards for the Nasdaq Capital Market, with the exception of the minimum bid price requirement. In addition, the Company would also be required to notify Nasdaq of its intent to cure the minimum bid price deficiency.

If the Company fails to regain compliance with the Nasdaq continued listing standards, Nasdaq will provide notice that the Company’s common stock will be subject to delisting. The Company would then be entitled to appeal that determination to a Nasdaq hearings panel.

The notification has no immediate effect on the listing of the Company’s common stock on Nasdaq. The Company intends to monitor the closing bid price of its common stock and consider its available options in the event the closing bid price of its common stock remains below $1 per share.

Restructuring

On July 20, 2023, the Company's executive officers, authorized by the Board of Directors (the "Board") to take such action, approved an organizational restructuring plan (the "Plan") to expand margin through simplification and improved execution, measurably reduce costs, improve cash management, monetize assets, reduce debt and grow revenue of its key brands. As part of the Plan, there was a reduction in force affecting approximately 25 roles, or 4% of the workforce, which is expected to increase the Company's annualized cost savings to approximately $6 million, including the impact of the actions taken in March 2023, which was a reduction in force of approximately 20 roles. Cash expenditures for the reduction in force are estimated to be $6 million to $7 million, substantially all of which are related to employee severance and benefits costs. The majority of the expense is expected to be accrued in the first quarter of 2024.

Executive Leadership Changes

On July 20, 2023, the Company announced that the Board appointed Seth Kaufman, age 49, as the Company’s President and Chief Executive Officer, effective on or prior to October 30, 2023. In connection with such appointment, the Company entered into an Employment Agreement with Mr. Kaufman, pursuant to which the Company will pay an annualized base salary of $900 thousand, a target bonus of 80% of base salary, which is guaranteed for fiscal 2024, and a signing bonus of $326 thousand payable in two equal lump sums on the 6-month and 12-month anniversary dates of his employment, respectively. Additionally, the Company awarded Mr. Kaufman a one-time grant of 4 million stock options, pursuant to the Company's 2021 Omnibus Incentive Plan (the "2021 Plan"), with each one-fourth of the granted options vesting over four years and being exercisable at $1.50, $3.00, $4.50, and $6.00 per share respectively; 1 million time-vesting restricted stock units pursuant to the 2021 Plan, which vest over four years; and 2 million performance-vesting restricted stock units (the "PSUs") pursuant to the 2021 Plan, which vest over four years, provided that for each one-third of the granted PSUs, the Volume Weighted Average Price per share of the Company's common stock over a 30 day consecutive trading day period preceding an applicable vesting date is at least $2.00, $4.00, and $6.00 per share, respectively.

On July 19, 2023, the Company and Terry Wheatley, President of VWE, entered into a Separation Agreement and Release of all Claims (the "Separation Agreement") whereby Ms. Wheatley voluntarily elected to resign from the Company. Pursuant to the terms of the Separation Agreement, the employment agreement between the Company and Ms. Wheatley effective June 7, 2021 (the "Prior Employment Agreement") was terminated and upon such termination the Company agreed to provide Ms. Wheatley her accrued but unpaid Base Salary and PTO (as defined in the Prior Employment Agreement) through July 19, 2023, and any vested amounts or benefits that she is entitled to receive under any plan, program, or policy, as described in Section 5.1 of the Prior Employment Agreement. Pursuant to the terms of the Separation Agreement, the Company agreed to pay Ms. Wheatley an amount equal to three years of her annual base salary, to be paid in monthly installments over twenty-four consecutive months, a one-time payment of $125 thousand and reimbursement for the cost of health insurance continuation coverage through December 31, 2023, if continuation coverage is elected by Ms. Wheatley. In addition, the Company agreed to use good faith reasonable efforts to enter into an asset purchase agreement for the sale to Ms. Wheatley of the Company’s intellectual property rights related to its "Purple Cowboy," "Wine Sisterhood" and "Gem & Jane" trademarks for a nominal price.

The Company and Ms. Wheatley entered into an asset purchase agreement (the "Wheatley APA") effective as of September 17, 2023, whereby the Company sold Ms. Wheatley all of its intellectual property rights related to its "Purple Cowboy," "Wine Sisterhood" and "Gem+Jane" trademarks for a nominal sum. Pursuant to the Wheatley APA, the Company holds a worldwide, non-exclusive license to use the Purple Cowboy intellectual property ("IP") until June 30, 2024 for the purpose of liquidating its existing Purple Cowboy inventory. Pursuant to the Wheatley APA, Ms. Wheatley is required to purchase, by December 31, 2024, all Purple Cowboy inventory held by the Company that was not sold by June 30, 2024, at cost plus shipping charges. From September 17, 2023 to June 30, 2024, the Company has agreed to make sponsorship payments to “Tough Enough to Wear Pink” of all gross profits received from sales of inventory associated with the Purple Cowboy IP. The sponsorship payments are to be made at a rate of $20,000 per month with any adjustment needed to account for remaining gross profits not previously covered by the sponsorship payments to be made in the final payment in July 2024. In the event the sponsorship payments exceed the gross profits received by the Company from sales of Purple Cowboy inventory, Ms. Wheatley is required to refund such excess amount to the Company by July 30, 2024. Pursuant to the Wheatley APA, the Company holds a worldwide, partially non-exclusive and partially exclusive license to use the Wine Sisterhood IP for the purpose of liquidating, and until it has liquidated, its existing inventory associated with the Wine Sisterhood IP. Ms. Wheatley has also agreed to pay the Company a royalty of $1.00 per 9-liter case of “Gem+Jane” branded products sold for a period of three years from September 17, 2023.

Vintage Wine Estates, Inc.

Secondary Offering of

5,977,957 Shares of Common Stock

PROSPECTUS

November 21, 2023

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.